UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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GLU MOBILE INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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GLU MOBILE INC.

500 Howard Street, Suite 300

San Francisco, California 94105

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

NOTICE IS HEREBY GIVEN that an Annual Meeting of Stockholders of Glu Mobile Inc., a Delaware corporation (“Glu,” “we,” “our” and similar terms), will be held on Thursday, June 8,  2017, at 10:00 a.m. Pacific Time, at 500 Howard Street, Suite 300, San Francisco, California (the “Annual Meeting”).  At the Annual Meeting, our stockholders will be asked to consider and vote upon:

1. The election of three Class I directors to Glu’s Board of Directors (the “Board”), each to serve until Glu’s annual meeting of stockholders to be held in 2020 and until his successor is elected and qualified, or until his death, resignation or removal.

2. Approval of the amendment and restatement of our 2007 Equity Incentive Plan to increase the aggregate number of shares of common stock authorized for issuance under the plan by 8,000,000 shares and make certain other changes as described in more detail in the proxy statement.

3. Approval of the amendment and restatement of our 2007 Employee Stock Purchase Plan to (i) increase the aggregate number of shares of common stock authorized for issuance under the plan by 4,000,000 shares and (ii) remove the expiration date of the plan.

4. An advisory vote to approve the compensation paid to Glu’s named executive officers.
5. An advisory vote regarding the frequency of future stockholder advisory voting on the compensation of Glu’s named executive officers.
6. The ratification of the appointment of PricewaterhouseCoopers LLP as Glu’s independent registered public accounting firm for the year ending December 31, 2017.
7. The transaction of such other business as may properly come before the Annual Meeting or before any adjournment(s) or postponement(s) thereof.

Proposals 1 through 6 are more fully described in the attached proxy statement.  We have not received notice of other matters that may be properly brought before the Annual Meeting.

Only stockholders who owned our common stock at the close of business on April 12,  2017 may vote at the Annual Meeting, or at any adjournment or postponement of the meeting.

This year, we are again using the Internet as our primary means of furnishing proxy materials to stockholders.  Consequently, most stockholders will not receive paper copies of our proxy materials.  We will instead send these stockholders a Notice of Internet Availability of Proxy Materials with instructions for accessing the proxy materials and voting via the Internet.  The Notice also provides information on how stockholders can obtain paper copies of our proxy materials if they so choose.

Your vote is important.  Whether or not you plan to attend the Annual Meeting, please cast your vote, as instructed in the Notice of Internet Availability of Proxy Materials, over the Internet or by telephone, as promptly as possible.  You may also request a paper proxy card to submit your vote by mail, if you prefer.  We encourage you to vote via the Internet.  We believe it is convenient for our stockholders, while significantly lowering the cost of our Annual Meeting and conserving natural resources.

By Order of the Board,

Scott J. Leichtner
Vice President, General Counsel and Corporate Secretary

 San Francisco, California

April 27,  2017

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS:

Glu’s combined Proxy Statement for the 2017 Annual Meeting of Stockholders and the Annual Report to Stockholders for the year ended December 31, 2016 are available online at www.proxyvote.com. You will need your control number found on your Notice of Internet Availability to access these materials.

GLU MOBILE INC.

PROXY STATEMENT FOR THE 2017 ANNUAL MEETING OF STOCKHOLDERS

Page
INFORMATION ABOUT THE MEETING, MEETING MATERIALS, VOTING AND PROXIES	1
PROPOSAL NO. 1 — ELECTION OF CLASS III DIRECTORS	4
CORPORATE GOVERNANCE	8
Board Responsibilities and Leadership Structure	8
Insider Trading, Hedging, Pledging and Short Selling Policies	9
Role of the Board in Risk Oversight	9
Director Independence	10
Attendance at Board, Committee and Annual Stockholders Meetings	10
Board Committees and Charters	11
Audit Committee	11
Compensation Committee	11
Nominating and Governance Committee	12
Strategy Committee	12
Compensation Committee Interlocks and Insider Participation	12
DIRECTOR COMPENSATION	13
Overview	13
Director Summary Compensation Table	14
STOCKHOLDER MATTERS	15
Stockholder Communications with Directors	15
Stockholder Recommendations of Director Candidates	15
Stockholder Proposals for the 2018 Annual Meeting of Stockholders	16
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	16
Section 16(a) Beneficial Ownership Reporting Compliance	18
COMPENSATION DISCUSSION AND ANALYSIS	18
COMPENSATION COMMITTEE REPORT	33
EXECUTIVE COMPENSATION	33
Summary Compensation Table	33
Grants of Plan‑Based Awards in 2016	35
Outstanding Equity Awards at the End of 2016	37
Option Exercises and Stock Vested in 2016	39
Pension Benefits and Nonqualified Deferred Compensation	39
Potential Payments upon Termination or Change in Control	39
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	44
Review, Approval or Ratification of Transactions with Related Persons	44
PROPOSAL NO. 2 — APPROVAL OF THE AMENDMENT AND RESTATEMENT OF OUR 2007 EQUITY INCENTIVE PLAN	46
EQUITY COMPENSATION PLAN INFORMATION	58
PROPOSAL NO. 3 — APPROVAL OF THE AMENDMENT AND RESTATEMENT OF OUR 2007 EMPLOYEE STOCK PURCHASE PLAN	60
PROPOSAL NO. 4 — ADVISORY VOTE ON EXECUTIVE COMPENSATION	65
PROPOSAL NO. 5 — ADVISORY VOTE ON THE FREQUENCY OF THE VOTE ON EXECUTIVE COMPENSATION	66
PROPOSAL NO. 6 — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, PRICEWATERHOUSECOOPERS LLP, FOR THE FISCAL YEAR ENDING DECEMBER 31, 2017	67
AUDIT COMMITTEE REPORT	69
TRANSACTION OF OTHER BUSINESS	70
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE	70
APPENDIX A	A-1
APPENDIX B	B-1

The information contained in the Compensation Committee Report and the Audit Committee Report of this proxy statement shall not be deemed to be “soliciting material,” to be “filed” with the Securities and Exchange Commission (“SEC”), or to be subject to Regulation 14A or Regulation 14C (other than as provided in Item 407 of Regulation S‑K) or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and shall not be deemed to be incorporated by reference in future filings with the SEC except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

GLU MOBILE INC.

500 Howard Street, Suite 300

San Francisco, California 94105

PROXY STATEMENT FOR THE

2017 ANNUAL MEETING OF STOCKHOLDERS

INFORMATION ABOUT THE MEETING, MEETING MATERIALS, VOTING AND PROXIES

Date, Time and Place of Meeting

The Board of Directors (the “Board”) of Glu Mobile Inc., a Delaware corporation (“Glu,” “we,” “our” and similar terms), is asking for your proxy for use at the 2017 Annual Meeting of Stockholders (the “Annual Meeting”) and at any adjournments or postponements of the meeting.  We are holding the meeting on Thursday, June 8,  2017, at 10:00 a.m. Pacific Time, at our principal executive offices at 500 Howard Street, Suite 300, San Francisco, California.  We first released this proxy statement to our stockholders on or about April 27,  2017.

Internet Availability of Proxy Materials

We are pleased to again furnish proxy materials to our stockholders on the Internet, rather than mailing printed copies to each stockholder.  If you received a Notice of Internet Availability of Proxy Materials (“Notice of Internet Availability”) by mail, you will not receive a printed copy of the proxy materials unless you request one.  Instead, the Notice of Internet Availability provides instructions for accessing and reviewing the proxy materials and casting your vote on the Internet.  If you received a Notice of Internet Availability by mail and would like to receive a printed copy of our proxy materials, please follow the instructions included in the Notice of Internet Availability.  We encourage stockholders to take advantage of the electronic availability of the proxy materials to help reduce the expense and environmental impact of the Annual Meeting.  We anticipate that the Notice of Internet Availability will be mailed to stockholders on or about April 27,  2017.

Record Date; Outstanding Shares; Quorum

Only holders of record of our common stock at the close of business on April 12,  2017(the “Record Date”) will be entitled to notice of and to vote at the Annual Meeting.  As of the close of business on the Record Date, there were 134,741,760 shares of our common stock outstanding and entitled to vote, held of record by approximately 51 stockholders and held beneficially by thousands of additional stockholders.

Pursuant to our Amended and Restated Bylaws (our “Bylaws”), a majority of the outstanding shares of common stock, present in person or by proxy, will constitute a quorum at the Annual Meeting.  We must have a quorum to transact business.  Each stockholder is entitled to one vote for each share of common stock held as of the Record Date.  For ten days before the Annual Meeting, a complete list of stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder, for any purpose germane to the meeting, during ordinary business hours at our principal executive offices at 500 Howard Street, Suite 300, San Francisco, California 94105.

Voting via the Internet, by Telephone or By Mail

Holders of shares of our common stock whose shares are registered in their own name with our transfer agent, American Stock Transfer and Trust Company, are record holders.  As an alternative to voting in person at the Annual Meeting, record holders may vote via the Internet, by telephone or, for those stockholders who receive a paper proxy card in the mail, by mailing a completed proxy card.

For those record holders who receive a paper proxy card, instructions for voting via the Internet, telephone or by mail are set forth on the proxy card.  Stockholders who elect to vote by mail should sign and mail the proxy card in the addressed, postage paid envelope that was enclosed with the proxy materials, and your shares will be voted at the Annual

Meeting in the manner you direct.  All properly executed, returned and unrevoked proxies will be voted in accordance with the instructions indicated on the proxy card.

For those stockholders who receive a Notice of Internet Availability, the notice provides information on how to access your proxy and contains instructions on how to vote via the Internet or by telephone.  If you received a Notice of Internet Availability, you can request a printed copy of your proxy materials by following the instructions contained in the notice.  Stockholders who have elected to receive the 2017 Proxy Statement and Annual Report to Stockholders for the year ending December 31, 2016 electronically will receive an email on or about April 27,  2017 with information on how to access stockholder information and instructions for voting.

Signed but unmarked proxies will be voted FOR each director nominee listed on the proxy card, FOR the approval of the amendment and restatement of our 2007 Equity Incentive Plan, FOR the approval of the amendment and restatement of our 2007 Employee Stock Purchase Plan, FOR the compensation of our Named Executive Officers (defined in “Compensation Discussion and Analysis” below), FOR the annual frequency of future stockholder advisory voting on the compensation of our Named Executive Officers and FOR the ratification of our independent registered public accounting firm for the year ending December 31, 2017.  The Board does not know of, and does not intend to bring, any business before the Annual Meeting other than that referred to in this proxy statement and specified in the Notice of Annual Meeting.  As to any other business that may properly come before the Annual Meeting, including any motion made for adjournment of the Annual Meeting (including for purposes of soliciting additional votes), signing and returning the proxy card will confer discretionary authority on the proxies (Nick Earl and Eric R. Ludwig, who have been designated by the Board) to vote all shares covered by the proxy card in their discretion.

Revoking a Proxy

Any stockholder who has given a proxy may revoke it at any time before it is exercised at the Annual Meeting by (1) filing a written notice of revocation with, or delivering a duly executed proxy bearing a later date to, our Corporate Secretary at 500 Howard Street, Suite 300, San Francisco, California 94105 or (2) attending the Annual Meeting and voting in person (although attending the Annual Meeting will not, by itself, revoke a proxy).

Votes Required

Director elections (Proposal No. 1) and the advisory vote on the frequency of future stockholder voting on the compensation of our Named Executive Officers (Proposal No. 5) will each be determined by a plurality of shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on such proposals.  Approval of each of the proposal to approve the amendment and restatement of our 2007 Equity Incentive Plan (Proposal No. 2), amendment and restatement of our 2007 Employee Stock Purchase Plan (Proposal No. 3), advisory vote on the compensation of our Named Executive Officers (Proposal No. 4) and the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2017 (Proposal No. 6) requires the affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the Annual Meeting and voted for or against the matter.

Effect of Abstentions

If a signed proxy is returned and the stockholder has specifically abstained from voting on any matter, the shares represented by such proxy will be considered present at the Annual Meeting for purposes of determining a quorum, but will not be considered to have been voted for or against such matter.  As such, an abstention will have no effect on the election of the three Class I directors to our Board (Proposal No. 1), approval of the amendment and restatement of our 2007 Equity Inducement Plan (Proposal No. 2), approval of the amendment and restatement of our 2007 Employee Stock Purchase Plan (Proposal No. 3), the advisory vote on the compensation of our Named Executive Officers (Proposal No. 4), the advisory vote on the frequency of future stockholder voting on the compensation of our Named Executive Officers (Proposal No. 5) or the ratification of our independent registered public accounting firm (Proposal No. 6).

 Effect of “Broker Non‑Votes”

Brokers, banks or other agents holding shares in street name have discretionary authority to vote shares held for a beneficial owner on “routine” matters, such as the ratification of our independent registered public accounting firm, without instructions from the beneficial owner of those shares.  However, absent instructions from the beneficial owner of such shares, brokers, banks or other agents holding shares in street name do not have discretionary authority to vote shares held for a beneficial owner on certain “non‑routine” matters, such as Proposals No. 1 through No. 5.

If a signed proxy is returned by a broker, bank or other agent holding shares in street name that indicates that the broker does not have discretionary authority as to certain shares to vote on a proposal (“broker non‑votes”), such shares will be considered present at the Annual Meeting for purposes of determining a quorum on all proposals, but will not be entitled to vote on and thus will have no effect on the outcome of any proposal.

Solicitation of Proxies and Expenses

We will bear the cost of soliciting proxies from our stockholders in the form of proxy provided to you.  Our directors, officers and employees, without additional compensation, may solicit proxies by mail, telephone, letter, facsimile, electronically or in person.  Following the original mailing of the proxies and other soliciting materials, we will request that brokers, custodians, nominees and other record holders forward copies of the proxy and other soliciting materials to persons for whom they hold shares of common stock and request authority for the exercise of proxies.  In such cases, we will reimburse such record holders for their reasonable expenses incurred for forwarding such materials.

Voting Results

The preliminary voting results will be announced at the Annual Meeting.  The final voting results will be tallied by our Inspector of Elections and published in a Current Report on Form 8‑K to be filed with the SEC within four business days of the Annual Meeting.

Delivery of Voting Materials to Stockholders Sharing an Address

To reduce the expense of delivering duplicate materials to stockholders sharing the same address, we have adopted a procedure approved by the SEC called “householding.”  Under this procedure, certain stockholders of record who have the same address and last name will receive only one copy of the proxy materials sent to stockholders until such time as one or more of these stockholders notifies us that they wish to continue receiving individual copies.  This procedure will reduce duplicate mailings and save printing costs and postage fees, as well as natural resources.

Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

How to Obtain a Separate Set of Voting Materials

Stockholders who received a householded mailing this year, and would like to have additional copies of the proxy materials mailed to them, may submit their request to Investor Relations, Glu Mobile Inc., 500 Howard Street, Suite 300, San Francisco, California 94105 or by email to IR@glu.com.  Stockholders may also contact us at the address or email above if they received multiple copies of the Annual Meeting materials and would prefer to receive a single copy in the future.  Stockholders who would like to opt out of householding for future mailings may send a written request to Investor Relations at the above physical address or email address.

Annual Report on Form 10‑K

A copy of our Annual Report on Form 10‑K for the year ended December 31, 2016, including the financial statements, list of exhibits and any exhibit specifically requested, is available without charge upon written request to: Corporate Secretary, Glu Mobile Inc., 500 Howard Street, Suite 300, San Francisco, California 94105.

PROPOSAL NO. 1
ELECTION OF CLASS I DIRECTORS

Our Board currently consists of eight directors.  Our Restated Certificate of Incorporation and Bylaws provide for a classified Board, divided into three classes.  At each annual meeting of stockholders, successors to the class of directors whose term expires at that annual meeting will be elected for a term to expire at the third succeeding annual meeting.  The individuals so elected will serve until their successors are elected and qualified.

This year, the terms of our three Class I directors, Hany M. Nada,  Benjamin T. Smith IV and Ben Feder, will expire at the Annual Meeting.

The Board has nominated Hany M. Nada, Benjamin T. Smith IV and Ben Feder to serve as Class I directors, each for a three‑year term that is expected to expire at our annual meeting in 2020 or until his earlier resignation or removal (the “Board’s Nominees”).  Our Nominating and Governance Committee reviewed the qualifications of the Board’s Nominees and unanimously recommended to the Board that they be submitted to stockholders for election.  You can find the principal occupation and other information about the Board’s Nominees, as well as other Board members, below.

Three of our continuing directors are Class II directors, whose terms will expire at our 2018 annual meeting, and two of our continuing directors are Class III directors, whose terms will expire at our 2019 annual meeting.  On December 15, 2016 the Board increased the number of directors from eight directors to nine directors and appointed our Chief Executive Officer, Nick Earl, to the Board as a Class II director. On March 8, 2017, William J. Miller, who had been a Class III director, resigned from the Board and the Board decreased the number of directors from nine to eight.

The election of our Class I directors will be determined by the three nominees receiving the greatest number of votes from shares eligible to vote on the matter.  Unless a stockholder signing a proxy withholds authority to vote for one or more of the Board’s Nominees in the manner described on the proxy card, each proxy received will be voted for the election of each of the Board’s Nominees.  If any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for the nominee or nominees who shall be designated by the present Board to fill the vacancy.  We are not aware that any of the Board’s Nominees will be unable or will decline to serve as a director.

There are no family relationships between any of our directors, nominees or executive officers.

On April 29, 2015, Glu agreed to issue in a private placement offering to a wholly-owned subsidiary of Tencent Holdings Limited (“Tencent”) an aggregate of 21,000,000 shares of Glu’s common stock at a purchase price of $6.00 per share, for aggregate proceeds of $126 million (the “Offering”).  In connection with the Offering, Glu and Tencent became parties to a voting and standstill agreement, pursuant to which Glu agreed to cause Xiaoyi (“Steven”) Ma, Senior Vice President of Tencent, to be elected and appointed as a new member of the Board as a Class I director, and to subsequently nominate for future director elections Mr. Ma or his successor as the designee of Tencent on the Board.  On April 28, 2015, the Board so elected Mr. Ma.  On January 23, 2017, Mr. Ma informed Glu that he was resigning from the Board, effective upon the appointment of Mr. Feder to the Board as Tencent’s representative and successor to Mr. Ma; Mr. Feder was appointed to our Board on January 26, 2017. Tencent will continue to have a right to appoint one member to the Board so long as (1) Tencent and its controlled affiliates, continue to hold a net long ownership position of at least 5% of Glu’s outstanding shares and (2) Tencent or Tencent’s designee to the Board does not materially breach any material obligation to Glu under the Voting Agreement and a separate confidentiality agreement between the parties related to confidentiality and use limitations for information Mr. Ma obtained, or Mr. Feder (or a subsequent Tencent designee to the Board) obtains by virtue of serving on the Board, which breach is not cured within 30 days following Tencent’s receipt of written notice of such breach.  Tencent, through its controlled affiliates, held 20.5% of Glu’s outstanding shares as of April 12,  2017.  Other than the appointment of each of Mr. Ma and Mr. Feder by Tencent, there are no arrangements or understandings between any director, nominee or executive officer and any other person pursuant to which he or she has been or will be selected as a director and/or executive officer.

The Board recommends that stockholders vote “FOR” the election of

Hany M. Nada,  Benjamin T. Smith IV and Ben Feder as Class I Directors.

Information Regarding Our Nominees and Directors

Nominees for Class I Directors (whose terms expire at the Annual Meeting)

Hany M. Nada (Age 48)
Managing Director, GGV Capital

Mr. Nada has served as one of our directors since April 2005.  Mr. Nada co‑founded GGV Capital (formerly Granite Global Ventures) in 2000 and has served as a Managing Director since its inception.  He has also served as Managing Director and Senior Research Analyst at Piper Jaffray & Co., specializing in Internet software and e‑infrastructure.  Mr. Nada also serves on the boards of directors of several privately held companies, including DraftKings, Inc., Heptagon Advanced Micro‑Optics Pte.Ltd, Phoenix Labs, Upsight, Inc., and WildTangent, Inc, and was previously on the board of directors of Vocera Communications, Inc., a publicly traded company. In addition, Mr. Nada is an observer on the board of directors of Houzz, Inc. and InVisage Technologies, Inc.  Mr. Nada holds a B.S. in economics and a B.A. in political science from the University of Minnesota.

Mr. Nada’s experience in the venture capital industry, which includes a focus on software, wireless applications, and multimedia, his knowledge of the Chinese mobile and digital media market, the expertise and insights into high technology companies that he gained during his tenure as Managing Director and Senior Research Analyst at Piper Jaffray & Co., his experience as a director of high technology companies and his relationship with entities owning a significant percentage of our common stock led the Board to conclude that he should serve as a director.

Benjamin T. Smith, IV (Age 49)
Senior Advisor,  A.T. Kearney

Mr. Smith has served as one of our directors since November 2010, interim co‑Lead Director from July 2014 to December 2014 and Lead Director since April 2016.  Mr. Smith has been a Senior Advisor at the strategic consulting firm, A.T. Kearney, since October 2016 and prior to that served as the Chief Executive Officer of Wanderful Media, a new media shopping company, from April 2012 to June 2016.  Prior to joining Wanderful Media, Mr. Smith served as an independent director of and advisor to technology companies, including in his role as a Venture Partner at Accelerator Venture Capital, where he has served since December 2011.  Previously, Mr. Smith served as the Chairman and Chief Executive Officer of WYBS, Inc. d/b/a MerchantCircle, a leading social network of small business owners, from when he co‑founded the company in August 2004 until the company was sold to Reply.com in May 2011.  Mr. Smith served as the Senior Vice President of Corporate Development and a strategic advisor to Borland Software Corporation, a vendor of Open Application Lifecycle Management solutions, from March 2005 to October 2007 and the Chief Executive Officer of, and an advisor to, CodeGear, a division of Borland, from November 2006 to October 2007.  Mr. Smith previously co‑founded Spoke Software, Inc., a provider of social networking software that connects business professionals, in 2002, and served as its Chief Executive Officer from 2002 to 2004.  Mr. Smith also served the Bush Administration as the Senior Advisor for Strategy and Planning to the Secretary of Transportation from 2001 to 2002.  Prior to then, Mr. Smith was a Vice President and Partner at A.T. Kearney, and Vice President, Venture Development at Electronic Data Systems Corporation (EDS) after A.T. Kearney was purchased by EDS.  Mr. Smith continues to serve on the board of directors of Spoke Software.  In addition, Mr. Smith serves as an advisor or investor in several other private companies and provides advisory services to a number of high‑technology companies.  He also advised and led the board of directors of Tapulous Inc., a mobile social gaming company, from its founding in 2009 until its sale to The Walt Disney Company in July 2010.  Mr. Smith holds a B.S. in mechanical engineering from the University of California at Davis and an M.B.A. from Carnegie Mellon University’s Tepper School of Business.

Mr. Smith’s extensive operating and investment experience in the social networking and gaming industries, which includes having co‑founded two social networking companies, and his experience as a director of and strategic consultant to high‑technology companies led the Board to conclude that he should serve as a director.

Ben Feder (Age 53)

President, Tencent Holdings Limited

Mr. Feder has served as one of our directors since January 2017 and was appointed to our board by Tencent.  Since October 2016, Mr. Feder has served as President, International Partnerships (North America) of Tencent, which is a leading Internet and gaming company in China.  From 2001 to October 2016, Mr. Feder served in various positions at ZelnickMedia Corporation., a media investment and management firm, including as co-founder, partner and vice chairman.  From April 2007 to April 2010, Mr. Feder served as a member of the board of directors of Take Two Interactive Software Inc., or Take Two, a leading developer and publisher of video games, and from April 2007 to December 2010 he also served as Chief Executive Officer of Take Two. Prior to co-founding ZelnickMedia in 2001, Mr. Feder was Chief Executive Officer of MessageClick, Inc., a leading provider of voice messaging technology for next-generation telephone networks, and held a senior position with News Corporation.  Mr. Feder received a B.A. in history from Columbia University and an M.B.A. from the Harvard Business School.

Mr. Feder’s deep knowledge of the gaming industry, including his leadership experience at both Tencent and Take Two, led the Board to conclude that he should serve as a director.

Continuing Class II Directors (whose terms expire at the 2018 Annual Meeting of Stockholders)

Eric R. Ball (Age 53)

General Partner,  Impact Venture Capital.

Dr. Ball has served as one of our directors since October 2013.  Dr. Ball serves as General Partner of Impact Venture Capital, a technology investment firm, a position he has held since January 2015, and was Chief Financial Officer of C3, Inc. (doing business as C3 IoT), a full-stack development platform for the “Internet of Things,” from August 2015 to May 2016.  Prior to then, Dr. Ball served as Senior Vice President and Treasurer of Oracle Corporation, a global computer technology company, from May 2005 to September 2015.  Before joining Oracle, Dr. Ball worked in a variety of headquarters and operating finance roles at Flextronics, Inc., Cisco Systems, Inc., Avery Dennison, and AT&T Inc.  Dr. Ball serves as an advisor to Kyriba Corporation and SineWave Ventures, and since March 2017 as a board member to Answers Corporation.  Dr. Ball holds an A.B. in economics from the University of Michigan, an M.A in economics/finance and an M.B.A. from the University of Rochester and a Ph.D. in management from the Drucker‑Ito School of Management.

Dr. Ball’s more than 20 years of experience in finance and operations with technology companies, particularly those larger than Glu, led the Board to conclude that he should serve as a director.  In addition, our Board’s determination, in light of his experience as a finance executive and director overseeing or assessing the performance of companies and public accountants, that Dr. Ball is an “audit committee financial expert” lends further support to his financial acumen and qualifications for serving on our Board.

Ann Mather (Age 57)
Independent Director of and Advisor to Technology and Media Companies

Ms. Mather has served as one of our directors since September 2005.  She has also served as a member of the board of directors of: Google Inc., since November 2005 and serves as chair of its audit committee; Netflix, Inc. since July 2010 and serves as chair of its audit committee; Shutterfly, Inc. since May 2013 and serves on its audit committee; and Arista Networks, Inc. since July 2013 and serves as chair of its audit committee.  Ms. Mather has also been an independent trustee to the Dodge & Cox Funds board of trustees since May 2011.  During the last five years, she also served as a director of MoneyGram International, Inc. from May 2010 to May 2013 and Solazyme, Inc. from April 2011 to November 2014.  From 1999 to 2004, Ms. Mather was Executive Vice President and Chief Financial Officer of Pixar, Inc.  Prior to her service at Pixar, Ms. Mather was Executive Vice President and Chief Financial Officer of Village Roadshow Pictures, the film production division of Village Roadshow Limited.  Ms. Mather holds an M.A. in geography from Cambridge University in England.

Ms. Mather’s experience as the chief financial officer of two companies, including a publicly traded company, her international experience gained through several executive positions in Europe and her experience as a director of high technology companies led the Board to conclude that she should serve as a director.

Nick Earl (Age 51)
President and Chief Executive Officer, Glu Mobile Inc.

Mr. Earl has served as our President and Chief Executive Officer since November 2016 and prior to that was our President of Global Studios from November 2015 to November 2016.  Before joining us, from November 2014 to September 2015, Mr. Earl served as President of Worldwide Studios at Kabam, a mobile gaming company.  From September 2001 to October 2014, Mr. Earl served in several management positions at Electronic Arts, a gaming company, including most recently as Senior Vice President & General Manager of EA Mobile.  From 1999 to 2001, Mr. Earl served as VP Product Development at Eidos.  From April 1993 to March 1999, Mr. Earl served as an executive producer / GM at The 3DO Company.  Mr. Earl holds a B.A. in economics from the University of California at Berkeley.

Mr. Earl’s experience as our President and Chief Executive Officer, which gives him unique insights into our challenges, opportunities and operations, and his strong background of senior management in the mobile gaming sector led the Board to conclude that he should serve as a director.

Continuing Class III Directors (whose terms expire at the 2019 Annual Meeting of Stockholders)

Niccolo de Masi (Age 36)

President and Chief Operating Officer, Essential Products, Inc.

Executive Chairman, Glu Mobile Inc.

Mr. de Masi has served as our Executive Chairman since November 2016 and as one of our directors since January 2010. Mr. de Masi previously served as our President and Chief Executive Officer from January 2010 to November 2016, as interim Chairman of our Board from July 2014 to December 2014 and Chairman of the Board from December 2014 to November 2016.  Mr. de Masi currently serves as the President and Chief Operating Officer of Essential Products, Inc., a mobile phone hardware company.  Prior to joining Glu, Mr. de Masi was the Chief Executive Officer and President of Hands-On Mobile, a mobile technology company and developer and publisher of mobile entertainment, from October 2009 to December 2009, and previously served as the President of Hands-On Mobile from March 2008 to October 2009.  Prior to joining Hands-On Mobile, Mr. de Masi was the Chief Executive Officer of Monstermob Group PLC, a mobile entertainment company, from June 2006 to February 2007.  Mr. de Masi joined Monstermob in 2004 and, prior to becoming its Chief Executive Officer, held positions as its Managing Director and as its Chief Operating Officer, where he was responsible for formulating and implementing Monstermob’s growth and product strategy.  Prior to joining Monstermob, Mr. de Masi worked in a variety of corporate finance and operational roles within the technology, media and telecommunications (TMT) sector, beginning his career with J.P. Morgan on both the TMT debt capital markets and mergers and acquisitions teams in London.  He has also worked as a physicist with Siemens Solar and within the Strategic Planning and Development divisions of Technicolor.  Mr. de Masi has served as a director of Xura, Inc. since November 2015.  Mr. de Masi holds an M.A. degree in physics and an MSci. degree in electronic engineering—both from Cambridge University.

Mr. de Masi’s successful tenure as our President and Chief Executive Officer and current position as Executive Chairman, which gives him unique insights into our challenges, opportunities and operations, and his strong background of senior management and executive experience in the mobile gaming and content sectors led the Board to conclude that he should serve as a director.

Greg Brandeau (Age 55)
Managing Partner, Paradox Strategies

Mr. Brandeau has served as one of our directors since August 2015.  Since May 2014, Mr. Brandeau has served as Managing Partner of Paradox Strategies (fka Slices of Genius), a consulting organization founded by Mr. Brandeau.  He served as President and Chief Operating Officer of Maker Media, Inc., a global platform for connecting makers with each other, with products and services, and with partner organizations, from September 2013 to April 2014.  Prior to Maker Media, Mr. Brandeau served as Chief Technology Officer of The Walt Disney Studios, a motion picture studio, from November 2009 to April 2012.  Prior to that, he served as Senior Vice President of Technology for Pixar Animation Studios, a computer animation studio, from February 2004 to November 2009.  Mr. Brandeau is an Advisory Board Member for Infrascale, Inc. and the California Institute for Telecommunications and Information Technology, and a member of the Visiting Committee for the Humanities at the Massachusetts Institute of Technology.  In addition to his prior technology management roles at Maker Media, The Walt Disney Studios and Pixar, he has served in various technology management roles for Walt Disney Animation Studios, Perlegen Sciences Inc., NeXT Computer, Inc. and Mountain Network Solutions, Inc.  He is the co-author of Collective Genius: The Art and Practice of Leading Innovation. Mr. Brandeau holds B.S and M.S degrees in electronic engineering from the Massachusetts Institute of Technology, and an M.B.A. from Duke University.

Mr. Brandeau’s strong background in technology management, particularly through his experiences in senior technology management roles at dynamic and innovative companies like Disney, Pixar, and NeXT Computer, led the Board to conclude that he should serve as a director.

CORPORATE GOVERNANCE

Our Board has adopted Corporate Governance Principles that are designed to assist the Board in observing practices and procedures that serve the best interests of Glu and our stockholders.  The Nominating and Governance Committee oversees these Corporate Governance Principles and periodically makes recommendations to the Board regarding any changes.  These Corporate Governance Principles address, among other things, our policy on succession planning and senior leadership development, retirement, Board performance evaluations and committee structure.

We maintain a corporate governance page on our company website that includes key information about corporate governance matters, including copies of our Corporate Governance Principles, our Code of Conduct and Business Ethics for all employees, including our senior executive and financial officers, and the charter for each Board committee.  The link to this corporate governance page can be found at www.glu.com/investors.

Board Responsibilities and Leadership Structure

Our Board oversees management’s performance on behalf of our stockholders.  The Board’s primary responsibilities are to (1) select, oversee and determine compensation for our President and Chief Executive Officer who, with senior management, manages our day‑to‑day operations, (2) monitor management’s performance to assess whether we are operating in an effective, efficient and ethical manner to create value for our stockholders and (3) periodically review our long‑term plans, business initiatives, capital projects and budget matters.

The Board and its committees meet throughout the year on a set schedule, and also hold special meetings and act by written consent from time to time as appropriate.  The Board held nine meetings during 2016 and acted by unanimous written consent once.  The independent directors meet without management present at regularly scheduled executive sessions, and in 2016 the independent directors held executive sessions at a total of five Board meetings.  The Board has delegated certain responsibilities and authority to the committees described below.  Committees report regularly to the full Board on their activities and actions.

The Board designated Mr. de Masi as its interim Chairman in July 2014, as its Chairman in December 2014 and as its Executive Chairman in November 2016.  The Board believes that it should maintain flexibility to select its Chairman and board leadership structure from time to time.  The Board believes that it is currently in the best interest of Glu and its stockholders for Mr. de Masi to serve as Executive Chairman in light of his knowledge of our company and our industry, his previous role as Chief Executive Officer, his relationships with many of our celebrity licensors, his experience executing successful strategic acquisitions and investments, and his ability to mentor Mr. Earl in his first role as the chief executive officer of a public company.

The Board has also established a Lead Director position, which the Board believes provides an appropriate balance in our leadership.  The Board selected Lorne Abony and Ben Smith as interim co‑Lead Directors in July 2014 and Mr. Abony as its sole Lead Director in December 2014 through his resignation from the Board in March 2016. In April 2016, the Nominating and Governance Committee recommended to the Board the appointment of Mr. Smith as the new Lead Director which was subsequently approved by the Board.

The role given to the Lead Director helps ensure a strong independent and active Board.  The Lead Director presides over executive sessions of non‑management or independent directors, provides input regarding information sent to the Board, serves as liaison between the Executive Chairman and Chief Executive Officer and the independent directors and regularly advises and assists the Executive Chairman and Chief Executive Officer.  The Lead Director is also is expected to be a key participant in establishing performance objectives and overseeing the process for the annual evaluation of our Chief Executive Officer’s performance.

Insider Trading, Hedging, Pledging and Short‑Selling Policies

Our Insider Trading Policy prohibits our directors, officers, employees and contractors from purchasing or selling Glu securities while in possession of material, non‑public information.  In order to ensure that trading is conducted only at times when our directors, officers and certain employees with regular access to confidential information about Glu or our business are not aware of material nonpublic information about us, our Insider Trading Policy requires that each such person pre‑clear any proposed trades of our stock with our General Counsel.

In addition, our Insider Trading Policy prohibits all directors, officers and employees from short‑selling Glu stock, or engaging in hedging transactions, such as where they may acquire, sell, or trade in any interest or position relating to the future price of Glu securities, such as a put option or a call option.  These policies were established in part because there is often a conflict of interest involved when an employee bets against our performance.  Our officers and directors are also prohibited from pledging any Glu securities as collateral in a margin account or for a loan unless such pledge (or any modification of an existing pledge) is approved by Glu’s Insider Trading Compliance Officer and the Nominating and Governance Committee.

Role of the Board in Risk Oversight

One of our Board’s key functions is providing oversight of our risk management process.  The Board does not have a standing risk management committee but rather administers this oversight function directly through the Board as a whole, as well as through the Board’s standing committees that each address risks inherent in their respective areas of oversight.  In particular, our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, our Compensation Committee assesses and monitors whether any of our compensation policies and programs have the potential to encourage excessive risk‑taking, our Nominating and Governance Committee monitors our major legal compliance risk exposures and our program for promoting and monitoring compliance with applicable legal and regulatory requirements, and our Board is responsible for monitoring and assessing strategic risk exposure and other risks not covered by our committees.

The full Board (or the appropriate committee in the case of risks that are under the purview of a particular committee) receives reports on the risks we face from our Executive Chairman, Chief Executive Officer or other members of management to enable us to understand our risk identification, risk management and risk mitigation strategies.  When a committee receives the report, the chairman of that committee reports on the discussion to the full Board at the next Board meeting.  However, the committee chairs are responsible for reporting findings regarding material risk exposures to the Board as quickly as possible.  We believe that our Board’s leadership structure supports effective risk management because it allows our Lead Director and the independent directors on our committees to exercise oversight over management.

Director Independence

Our Board currently includes five independent directors, two of whom are standing for election at the Annual Meeting.  To be considered independent under NASDAQ rules, a director may not be employed by Glu or engage in certain types of business dealings with us.  In addition, as required by the rules of The NASDAQ Stock Market, the Board has made a determination as to each independent director currently serving on the Board or who served on the Board during 2016 that no relationship exists which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.  In making these determinations, the Board reviewed and discussed information provided by the directors and by our management with regard to each director’s business and personal activities as they relate to Glu and our management.  In assessing director independence under The NASDAQ Stock Market rules, the Nominating and Governance Committee and the full Board reviewed relevant transactions, relationships and arrangements that may affect the independence of our Board members, including that:

• Mr. Feder is an officer of Tencent, and wholly-owned subsidiaries of Tencent own in the aggregate, greater than 20% of our outstanding capital stock, and we regularly conduct business in the ordinary course with other subsidiary entities of Tencent;

• Ms. Mather was during 2016, and currently is, (a) a director of Google Inc., a company with which we conduct business in the ordinary course and revenues from which represented 27.6% of our total revenues in 2016; and (b) a director of MGM Holdings Inc., which is affiliated with MGM Interactive, Inc., a company with which we have a commercial relationship;

• Mr. Miller served as our interim President and Chief Executive Officer from December 1, 2009 until January 4, 2010; and

• Mr. Nada serves as one of the seven managing directors of Granite Global Ventures II L.L.C., the general partner of each of Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P., which together beneficially owned approximately 1.2% of our common stock as of December 31, 2016.  As of December 31, 2016, GGV Capital IV L.L.C. owned greater than 10% of the outstanding shares of Upsight, Inc., an entity from which we earned approximately 0.13% of our revenues in 2016.

After reviewing these transactions and other relevant standards, the Board determined that each of Dr. Ball, Mr. Brandeau, Ms. Mather, Mr. Nada and Mr. Smith is, and Messrs. Abony and Miller were throughout the period in which they respectively served on our Board, an independent director.

 Attendance at Board, Committee and Annual Stockholders Meetings

The Board expects that each director will prepare for, attend and participate in all Board and applicable committee meetings and that each Board member will see that other commitments do not materially interfere with his or her service on the Board.  Our Corporate Governance Principles provide that non‑employee directors may not serve on the boards of more than five public companies, and our Chief Executive Officer may not serve on the boards of more than two public companies, in each case including Glu.

No director attended fewer than 75% of the aggregate number of meetings of the Board and the committees on which he or she served in 2016, except for Mr. Ma, who did not attend four of the nine meetings that were held during the period for which he served as a director. None of our directors attended the 2016 Annual Meeting of Stockholders.  Under our Corporate Governance Principles, all directors are encouraged to attend the annual meetings of our stockholders.

Board Committees and Charters

The Board currently has a standing Audit Committee, Compensation Committee, Nominating and Governance Committee and Strategy Committee.  The members of each committee are appointed by the Board based on recommendations of the Nominating and Governance Committee.  Each committee member of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee is an independent director as determined by the Board in accordance with The NASDAQ Stock Market listing standards. On the Strategy Committee, each of Messrs. de Masi, Earl and Feder are considered non-independent under the rules of The NASDAQ Stock Market.  Each of the Audit Committee, Compensation Committee and Nominating and Governance Committee has a charter and annually reviews its charter and makes recommendations to our Board for revision to reflect changes in laws and regulations and evolving best practices.  Copies of each charter can be found on our website at http://www.glu.com/investors (by clicking on the “corporate governance” link).  Current committee members are as follows:

Nominating and
		Compensation	Governance	Strategy
Director	Audit Committee	Committee	Committee	Committee

Eric R. Ball	Chair	—	—	—
Greg Brandeau	—	Member	Chair	—
Niccolo M. de Masi	—	—	—	Member
Nick Earl	—	—	—	Member
Ben Feder	—	—	—	Member
Ann Mather	—	—	Member	—
Hany M. Nada	Member	Member	—	Member
Benjamin T. Smith, IV	Member	Chair	Member	Chair

Audit Committee

The Audit Committee currently consists of three of our outside directors, Dr. Ball, who is the committee chair, and Messrs. Nada and Smith.  The composition of our Audit Committee meets the requirements for independence under the current rules and regulations of The NASDAQ Stock Market and the SEC.  Each member of our Audit Committee is financially literate.  Our Board has determined that Dr. Ball is an “audit committee financial expert” as defined in Item 407(d) of Regulation S‑K.  The Audit Committee met ten times during 2016, including holding an executive session with our independent registered public accounting firm at eight of those meetings.  The Audit Committee’s responsibilities and activities are described in greater detail in the section titled “Audit Committee Report” in this proxy statement and the committee’s charter, which was most recently revised in April 2016 and is available on our website at http://www.glu.com/investors (by clicking on the “corporate governance” link).

Compensation Committee

The Compensation Committee currently consists of three of our outside directors, Mr. Smith, who is the committee chair, and Messrs. Nada and Brandeau.  Mr. Abony served as a committee member through his resignation from the Board in March 2016. In April 2016, the Nominating and Governance Committee recommended to the Board the appointment of Mr. Brandeau as a member of the Compensation Committee, which was subsequently approved by the Board. The composition of the Compensation Committee meets the requirements for independence under the current rules and regulations of The NASDAQ Stock Market, the SEC and the Internal Revenue Code (the “Code”).  The Compensation Committee, which met seven times and acted by written consent four times during 2016, discharges the responsibilities of our Board relating to compensation of our executive officers and oversees our company‑wide cash and equity compensation programs.  The Compensation Committee’s responsibilities and activities are described in greater detail in the section titled “Compensation Discussion and Analysis” in this proxy statement and in the Compensation Committee’s charter, which was most recently revised in April 2016 and is available on our website at http://www.glu.com/investors (by clicking on the “corporate governance” link).

Nominating and Governance Committee

The Nominating and Governance Committee currently consists of three of our outside directors, Ms. Mather, and Messrs. Smith and Brandeau.  Mr. Abony served as the committee chair through his resignation from the Board in March 2016. In April 2016, Mr. Miller was appointed as a member and the new committee chair upon recommendation of the Nominating and Governance Committee and subsequent approval by the Board.  Mr. Miller served as committee chair from April 2016 through his resignation from the Board on March 8, 2017 at which time the Board appointed Mr. Smith as chair of the Nominating and Governance Committee. In April 2017, Mr. Brandeau was appointed as a member and the new committee chair upon recommendation of the Nominating and Governance Committee and subsequent approval by the Board. The composition of our Nominating and Governance Committee meets the requirements for independence under the current rules and regulations of The NASDAQ Stock Market and the SEC.  Our Nominating and Governance Committee, which met one time during 2016, makes recommendations to the Board regarding Board and committee composition and appropriate corporate governance standards, reviews related party transactions, and administers our Code of Business Conduct and Ethics and Corporate Governance Principles, among other things.  The Nominating and Governance Committee’s responsibilities and activities are described in greater detail in the committee’s charter, which was most recently revised in April 2010, and is available on our website at http://www.glu.com/investors (by clicking on the “corporate governance” link).

Strategy Committee

The Strategy Committee currently consists of five of our directors, Messrs. de Masi, Earl, Feder, Nada and Smith.  Mr. Abony served as the committee chair through his resignation from the Board in March 2016. In April 2016, the Nominating and Governance Committee recommended to the Board the appointment of Mr. Smith as a member and the new committee chair, which was subsequently approved by the Board. In December 2016, upon Mr. Earl joining the Board, he was also appointed a member of the Strategy Committee.  In March 2017, Mr. Feder was also appointed a member of the Strategy Committee. Our Strategy Committee assists the Board and senior management in refining our strategic vision and growth initiatives.

Compensation Committee Interlocks and Insider Participation

During 2016, Messrs. Abony, Brandeau, Nada and Smith each served on the Compensation Committee.  None of these individuals is or has been an officer or employee of Glu or any of our subsidiaries.  There are no other relationships between committee members and Glu or any other company that are required by SEC regulations to be disclosed under this caption.

Risk Analysis of Performance‑Based Compensation Plans

The Compensation Committee believes that our executive compensation programs do not encourage excessive and unnecessary risk-taking.  The design of these compensation programs is intended to encourage our executive officers to remain focused on both our short-and long-term financial goals in several key respects.  In December 2015, we adopted our 2016 Executive Bonus Plan that included financial goals that were closely aligned with our business strategy and 2016 full year operating plan. In May 2016, the Compensation Committee amended the 2016 Executive Bonus Plan to provide that any bonus earned by the executive officers would be solely tied to the amount of Adjusted EBITDA generated by Glu in the fourth quarter of 2016. The committee believed that if our executive officers were able to achieve the fourth quarter Adjusted EBITDA goal, it would result in company-wide success, create stockholder value, and create substantial momentum heading into 2017.  In addition, the amended 2016 Executive Bonus Plan did not contain any individual goals, since the committee believed it preferable to have the annual bonuses for our executives based on objective measures that reflected the achievement of significant corporate financial goals, rather than more subjective individual contributions that were not correlated as precisely with our overall financial success.  As with prior years, all equity awards granted to our executive officers in 2016 vest over four years encouraging executive officers to focus on sustained stock price appreciation over the long term.  Additionally, our Board intends to adopt a clawback policy in 2017 which will authorize our Board to recoup past incentive compensation paid to executive officers in certain situations and, subject to stockholder approval of our Third Amended and Restated 2007 Equity Incentive Plan, our Board will be able to include clawback provisions in award agreements for our executive officers. Finally, our system of internal controls over financial reporting, standards of business conduct and compliance programs, among other things, reduce the likelihood of manipulation of our financial performance to enhance payments under our executive bonus plan.

DIRECTOR COMPENSATION

Overview

The Compensation Committee and the Nominating and Governance Committee evaluate the appropriate level and form of compensation for non‑employee directors on an annual basis and recommend changes to the Board when appropriate.  Our non‑employee director compensation program is set forth below:

•	Non‑employee directors receive an annual cash retainer of $30,000;
•	The Lead Director receives an additional annual cash retainer of $20,000;
•	The chair of the Audit Committee receives additional annual cash compensation of $20,000;
•	The chair of the Compensation Committee receives additional annual cash compensation of $15,000;
•	The chair of the Nominating and Governance Committee receives additional annual cash compensation of $5,000;
•	The chair of the Strategy Committee receives additional cash compensation of $20,000; and
•

Each non‑employee director receives additional annual compensation of $5,000 for service on each of the Audit Committee, Compensation Committee, Nominating and Governance Committee or Strategy Committee, other than as chair.

All cash compensation to directors is paid in arrears in quarterly installments.  We also reimburse our directors for reasonable expenses in connection with attendance at Board and committee meetings.

Each new non‑employee director is eligible to receive an initial equity award of, at each director’s discretion, either (1) an award of 20,000 shares of our restricted common stock, or (2) an immediately exercisable option to purchase 60,000 shares of our common stock.  This initial award vests with respect to 16 2/3% of the underlying shares after six months and thereafter vests in equal monthly installments over the next 30 months.

In April 2017 the Board approved a revised vesting schedule for the stock option component of the equity awards granted to the non-employee directors following our annual meeting of stockholders.  ~~E~~ach year immediately following our annual meeting of stockholders, each non‑employee director will receive (1) a restricted stock unit (“RSU”) award covering 25,000 shares of our common stock and (2) a stock option to purchase 50,000 shares of our common stock (with the stock option award and the RSU award vesting on the earlier to occur of (a) the first anniversary of the grant date and (b) the date of our next annual meeting of stockholders that follows the grant date).  In addition, our 2007 Equity Incentive Plan, under which we grant equity awards to our non‑employee directors, provides that each of the equity awards held by our non‑employee directors will accelerate in full immediately prior to a change in control of Glu.

In connection with Mr. Abony’s resignation from the Board, and in consideration of Mr. Abony’s service to Glu, on March 28, 2016, the Compensation Committee approved the acceleration in full of the final tranches of two stock options and one RSU award held by Mr. Abony.  The first stock option was granted to Mr. Abony on April 10, 2013 when he joined the Board and had a three-year vesting schedule, with the final tranche scheduled to vest on April 10, 2016.  The second stock option and a RSU award were each granted to Mr. Abony on June 4, 2015.  The second stock option vested pro rata monthly over one year and had three vesting dates remaining until becoming fully vested on the earlier to occur of June 4, 2016 or the date of the 2016 Annual Meeting.  The RSU was scheduled to vest in full immediately following completion of the 2016 Annual Meeting.  In total, the vesting of an aggregate of 14,167 option shares and 25,000 shares underlying RSUs held by Mr. Abony were accelerated.  Mr. Abony did not participate in the Compensation Committee’s decision to accelerate his outstanding and unvested equity awards.

In connection with Mr. Miller’s resignation from the Board, and in consideration of Mr. Miller’s service to Glu, on March 8, 2017, the Board approved (1) the acceleration in full of the final tranches of a stock option award and an RSU award held by Mr. Miller and (2) the extension of the exercise period for all unexercised and vested stock options held by Mr. Miller.  The stock option and RSU award were each granted to Mr. Miller on June 2, 2016.  The stock option vested pro rata monthly over one year and had three vesting dates remaining until becoming fully vested on June 2, 2017.  The RSU was scheduled to vest in full on June 2, 2017.  In total, the vesting of an aggregate of 12,500 option shares and 25,000 shares underlying RSUs held by Mr. Miller were accelerated and the exercise period for all of his unexercised and vested stock options to purchase an aggregate of 333,333 shares of our common stock was extended to December 31, 2017.  Mr. Miller did not participate in the Board’s decision to accelerate his outstanding and unvested equity awards and to extend the exercise period for all of his unexercised stock options.

Since Mr. de Masi and Mr. Earl are each executive officers and since Mr. Ma and Mr. Feder, who replaced Mr. Ma on our Board in January 2017, were appointed by one of our greater than 10% stockholders, we do not provide, and have not provided, Mr. de Masi, Mr. Earl, Mr. Ma or Mr. Feder any compensation for service on our Board. We also do not provide any compensation to Mr. de Masi,  Mr. Earl or Mr. Feder for their service on the Strategy Committee.

Director Summary Compensation Table

The following table sets forth certain information with respect to compensation awarded to, earned by or paid to each person who served as a non‑employee director during 2016.

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1)(2)(3) ($)	Option Awards(1)(2)(3) ($)	Total ($)
Lorne Abony(4)	19,341	—	—	19,341
Eric R. Ball	50,000	60,250	52,085	162,335
Greg Brandeau	33,475	60,250	52,085	145,810
Steven Ma(5)	—	—	—	—
Ann Mather	35,000	60,250	52,085	147,335
William J. Miller(5)	33,475	60,250	52,085	145,810
Hany M. Nada	49,603	60,250	52,085	157,335
Benjamin T. Smith, IV	82,802	60,250	52,085	195,137

(1)

Amounts shown in this column do not reflect dollar amounts actually received by the non‑employee director. Instead, these amounts reflect the grant date fair value calculated in accordance with FASB ASC Topic 718 of each RSU award or stock option award, as applicable.  See Note 9 — Stock Option and Other Benefit Plans — in the notes to consolidated financial statements contained in our Annual Report on Form 10‑K for the year ended December 31, 2016 for a description of the ASC Topic 718 methodology and assumptions.

(2)

On June 2,  2016, following our 2016 Annual Meeting of Stockholders, Ms. Mather and each of Dr. Ball and Messrs. Brandeau, Miller, Nada, and Smith received an option to purchase 50,000 shares of our common stock at an exercise price of $2.41 per share and an RSU award for 25,000 shares.

(3)	The aggregate number of outstanding stock options and unvested RSU awards held by each of our non‑employee directors as of December 31, 2016 was as follows:

Name	Stock Options	RSU Awards
Eric R. Ball	210,000	25,000
Greg Brandeau	110,000	25,000
Steven Ma	—	—
Ann Mather	303,666	25,000
William J. Miller	333,333	25,000
Hany M. Nada	333,333	25,000
Benjamin T. Smith, IV	300,000	25,000

(4)	Mr. Abony resigned from our Board effective March 28, 2016.
(5)	Mr. Ma resigned from our Board effective January 23, 2017 and was replaced by Mr. Feder on January 26, 2017.
(6)	Mr. Miller resigned from our Board effective March 9, 2017.

STOCKHOLDER MATTERS

Stockholder Communications with Directors

Stockholders may communicate with the Board by sending an email to bod@glu.com, or by sending written correspondence to: Board, c/o Corporate Secretary, Glu Mobile Inc., 500 Howard Street, Suite 300, San Francisco, California 94105.  Communications are distributed to the Board, or to any individual directors as appropriate, depending on the facts and circumstances outlined in the communication.  The Board has instructed the Corporate Secretary to review all correspondence and to determine, in his discretion, whether matters submitted are appropriate for Board consideration.  In particular, the Board has directed that communications such as product or commercial inquiries or complaints, resume and other job inquiries, surveys and general business solicitations or advertisements should not be forwarded to the Board.  In addition, material that is unduly hostile, threatening, illegal, patently offensive or similarly inappropriate or unsuitable will be excluded, with the provision that any communication that is filtered out must be made available to any non‑management director upon request.  The Corporate Secretary may forward certain communications to another person or department for review and possible response.

Stockholder Recommendations of Director Candidates

The Nominating and Governance Committee will consider nominees recommended by stockholders for election as directors.  If a stockholder would like to recommend a director candidate for our 2018 Annual Meeting of Stockholders, the stockholder must deliver notice in writing to the Corporate Secretary, Glu Mobile Inc., 500 Howard Street, Suite 300, San Francisco, California 94105.  Such notice must set forth the information required under our Bylaws to be included in the notice.  A copy of our Bylaws, which we most recently amended on March 7, 2014, may be obtained from the SEC’s website.

Evaluations of candidates generally involve a review of background materials, internal discussions and interviews with selected identified candidates as appropriate.  In conducting its review and evaluation, the Nominating and Governance Committee may solicit the views of management, other members of the Board and other individuals it believes may have insight into a candidate’s qualifications and the needs of the Board and its committees.  Candidates for the Board are generally selected based on desired skills and experience in the context of the existing composition of the Board and needs of the Board and its committees at that time, including the requirements of applicable rules and regulations of the SEC and The NASDAQ Stock Market.  The Nominating and Governance Committee will consider these needs and further evaluate each candidate’s qualifications based on their independence, integrity, collegiality, diversity, skills, financial, technical, operational and other expertise and experience, breadth of experience, practical wisdom, judgment, knowledge about our business or industry, personal and professional ethics, availability and commitment to representing and enhancing the long‑term interests of our stockholders.  From time to time, the

Nominating and Governance Committee may also identify and consider other factors that reflect our environment as it evolves or that it believes will otherwise contribute to the Board’s overall effectiveness and our success.  Although the Nominating and Governance Committee does not have a specific policy on diversity, the committee considers the criteria noted above in selecting nominees for directors, including members from diverse backgrounds who combine a broad spectrum of experience and expertise.  The Nominating and Governance Committee does not assign specific weights to particular criteria, and no particular criterion is necessarily applicable to all candidates, and will choose candidates to recommend for nomination based on the specific needs of the Board and Glu at that time.  Although the Nominating and Governance Committee uses these and other criteria as appropriate to evaluate candidates, the Nominating and Governance Committee has no stated minimum criteria for candidates.  All candidates, including those nominated by stockholders, are evaluated in the manner described above.  Final approval of nominees to be presented for election is determined by the full Board.

Stockholder Proposals for the 2018 Annual Meeting of Stockholders

Under SEC Rule 14a‑8, any stockholder who intends to present a proposal for inclusion in our 2018 proxy statement and form of proxy must submit the proposal, in writing, so that the Corporate Secretary receives it at our principal executive offices by December 28, 2017.  Any stockholder who wishes to bring a proposal or nominate a person for election to the Board at the 2018 Annual Meeting of Stockholders must provide written notice of the proposal or nomination to our Corporate Secretary, at our principal executive offices, between February 8, 2018 and March 10, 2018.  In addition, our stockholders must comply with the other procedural requirements in our Bylaws, including that such stockholders must have continuously beneficially owned at least 1% of our outstanding common stock for a period of one year prior to the date of the submission of the proposal or nomination and continue to be a stockholder of record at the time of the annual meeting, entitled to vote at such meeting and otherwise complying with the requirements in our Bylaws.  Any notice delivered by a stockholder in connection with a nomination or proposal must include, among other things, (a) a written consent to the public disclosure of information provided by such persons pursuant to our Bylaws; (b) a description of (i) any agreement with respect to the nomination or proposal between or among such stockholder and associated person(s) and any of their respective affiliates or associates, and (ii) as to each person whom such stockholder or associated person proposes to nominate for election or re‑election as a director, a description of any agreement of such person with any other person or entity (other than Glu) with respect to any compensation, reimbursement or indemnification in connection with service or action as a director known to such stockholder or associated person; and (c) a representation that the stockholder has continuously beneficially owned at least 1% of our outstanding common stock for the one‑year period before giving such notice, is entitled to vote at such meeting and intends to appear at the meeting to propose such business or nomination.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding ownership of our common stock as of April 12, 2017 by:

•	Each Named Executive Officer (defined in “Compensation Discussion and Analysis” below);
•	Each of our directors;
•	All current executive officers and directors as a group; and
•	All persons known to us to beneficially own 5% or more of our common stock.

We calculated the “Percent of Class” based on 134,741,760  shares of common stock outstanding on April 12, 2017.  In accordance with SEC regulations, we also included shares subject to equity awards that are currently vested or will become vested by June 11, 2017 (i.e., within 60 days of April 12, 2017).  We deem those shares outstanding and beneficially owned by the person holding the award for computing that person’s percentage ownership, but they are not treated as outstanding for computing any other person’s percentage ownership.  Unless otherwise indicated, each person has sole voting and investment power with respect to the shares each person beneficially owns, and the address of each person is: c/o Glu Mobile Inc., 500 Howard Street, Suite 300, San Francisco, California 94105.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class

5% Stockholders:
Red River Investment Limited(1)	28,194,690	20.5%

Named Executive Officers and Directors:
Niccolo M. de Masi(2)	2,146,132	1.5
Nick Earl(3)	352,536	*
Eric R. Ludwig(4)	1,281,604	*
Chris Akhavan(5)	578,728	*
Tim Wilson(6)	104,821	*
Scott Leichtner(7)	417,517	*
Eric R. Ball(8)	290,000	*
Greg Brandeau(9)	109,998	*
Ben Feder	—	*
Ann Mather(10)	353,666	*
Hany M. Nada (11)	1,981,446	1.4
Benjamin T. Smith, IV(12)	404,149	*
All directors and executive officers as a group (12 persons)(13)	8,478,930	5.6

*      Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.

(1)

The information is based solely upon a Schedule 13D/A filed with the SEC on February 26, 2016 by Tencent Holdings Limited (“Tencent”), Red River Investment Limited, a wholly-owned subsidiary of Tencent (“Red River”), and THL E Limited, a wholly-owned subsidiary of Tencent (“THL”).  The principal address of Tencent is Cricket Square, Hutchins Drive, P.O. Box 2681, Grand Cayman KY1-1111, Cayman Islands.  The principal address of each of Red River and THL is P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands. Consists of 21,000,000 shares held directly by Red River and 7,194,690 shares held directly by THL.  Tencent Holdings Limited, Red River and THL are each reported as a beneficial owner of the aforementioned shares.  The individual officers and directors of each of Tencent, Red River and THL are listed on Appendix A to the Schedule 13D/A.

(2)	Includes 1,194,750 shares subject to options that are exercisable and 198,251 shares that will settle pursuant to RSU awards within 60 days of April 12, 2017.
(3)	Includes 118,750 shares subject to options that are exercisable and 31,250 shares that will settle pursuant to RSU awards within 60 days of April 12, 2017.
(4)

Includes (a) 238,626 shares held by The Ludwig McKillop Trust, of which Mr. Ludwig and his spouse, Mary Elizabeth McKillop, are the co‑trustees, and (b) 933,790 shares subject to options that are exercisable and 52,188 shares that will settle pursuant to RSU awards within 60 days of April 12,  2017.

(5)	Includes 431,924 shares subject to options that are exercisable and 22,866 shares that will settle pursuant to RSU awards within 60 days of April 12, 2017.
(6)	Includes 37,500 shares subject to options that are exercisable and 43,938 shares that will settle pursuant to RSU awards within 60 days of April 12, 2017.
(7)	Includes 279,202 shares subject to options that are exercisable and 15,978 shares that will settle pursuant to RSU awards within 60 days of April 12, 2017.

(8)	Includes 210,000 shares subject to options that are exercisable and 25,000 shares that will settle pursuant to RSU awards within 60 days of April 12, 2017.
(9)	Includes 84,998 shares subject to options that are exercisable and 25,000 shares that will settle pursuant to RSU awards within 60 days of April 12, 2017.
(10)	Includes 300,000 shares subject to options that are exercisable and 25,000 shares that will settle pursuant to RSU awards within 60 days of April 12, 2017.
(11)

Includes (a) 1,503,024 shares held by Granite Global Ventures II L.P. and (b) 29,889 shares held by GGV II Entrepreneurs Fund L.P.   Mr. Nada is a managing director of the general partner of the foregoing entities, which has nine individual managing directors, and shares voting and investment power with respect to the shares held by these entities with the other managing directors of the general partner.  Mr. Nada disclaims beneficial ownership of these shares except to the extent of his individual pecuniary interests in these entities.  Also includes 333,333 shares subject to options that are exercisable and 25,000 shares that will settle pursuant to RSU awards within 60 days of April 12,  2017.

(12)	Includes 300,000 shares subject to options that are exercisable and 25,000 shares that will settle pursuant to RSU awards within 60 days of April 12, 2017.
(13)

Represents the shares included in footnotes (2) through (13).  Includes 4,224,247 shares subject to options that are exercisable and 489,471 shares that will settle pursuant to RSU awards within 60 days of April 12,  2017.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16 of the Exchange Act requires our directors and certain of our officers, and persons who own more than 10% of our common stock, to file initial reports of ownership and reports of changes in ownership with the SEC.  Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.  Based solely on our review of the copies of such forms furnished to us and written representations from these officers and directors, we believe that all Section 16(a) filing requirements were met during 2016, except for the Form 4 filing required for Greg Cannon following Rule 10b5-1 plan sales by him on July 13, 2016 and July 14, 2016, which form was filed on July 18, 2016.

COMPENSATION DISCUSSION AND ANALYSIS

Our Compensation Committee, comprised of three independent members of our Board, oversees our compensation plans and policies, approves the compensation of our executive officers and administers our equity compensation plans. This Compensation Discussion and Analysis (“CD&A”) contains a discussion and analysis of the compensation approved by the Compensation Committee and earned by or paid in 2016 to the executive officers named below and who are also included in the “Summary Compensation Table” below (our “Named Executive Officers”):

•	Niccolo M. de Masi, our Executive Chairman and former President and Chief Executive Officer;
•	Nick Earl, our President and Chief Executive Officer and former President of Global Studios;
•	Eric R. Ludwig, our Executive Vice President, Chief Operating Officer and Chief Financial Officer;
•	Chris Akhavan, our Chief Revenue Officer;
•	Tim Wilson, our Chief Technology Officer; and
•	Scott J. Leichtner, our Vice President, General Counsel and Corporate Secretary.

Executive Summary

Fiscal 2016 Executive Compensation Program Highlights

Our compensation program is designed to attract and retain executives with the skills necessary to help us achieve our strategic plan and to reinforce a strong pay-for-performance culture. Highlights of our executive compensation program in 2016, as discussed and analyzed in detail in this CD&A, include the following:

•

No Base Salary Increases.  The committee establishes executive officer base salaries at levels it believes will enable us to hire and retain individuals in a competitive environment.  The committee determined in October 2015 that the base salaries for Messrs. de Masi, Ludwig, Akhavan and Leichtner should not be increased due to the fact that the base salaries for most of these executive officers were near the median of comparable executives at our peer group companies.  The committee did not review the compensation of Mr. Earl or Mr. Wilson in October 2015 since these executives joined Glu in November 2015 and October 2015, respectively.

•

No Cash Bonuses under Non-Equity Incentive Plans.  The committee designs our non‑equity executive bonus plans to focus management on, and reward them for, achieving key corporate financial objectives.  Because we did not achieve our financial performance goals in 2016, no cash bonuses were earned by our Named Executive Officers in 2016.

•

At-Risk Equity Grants.  We use equity awards to reward long‑term performance, with strong corporate performance and extended executive officer tenure producing potentially significant value for each executive officer.  In October 2016, we granted stock option awards to each of our Named Executive Officers, other than Mr. de Masi. The committee determined to award equity to these Named Executive Officers in the form of stock options in order to emphasize our pay-for-performance objectives and long-term stockholder value creation. This approach represented a change from our 2015 equity grant strategy for executives, which included a mix of options and RSUs. The Compensation Committee considers stock options to be a form of at-risk, performance-based compensation given that our Named Executive Officers can only realize value if our share price increases during the term of the stock option.

Fiscal 2016 Executive Compensation Policies and Practices

We endeavor to maintain sound governance standards consistent with our executive compensation policies and practices. The Compensation Committee evaluates our executive compensation program on an ongoing basis to ensure that it is consistent with our pay-for-performance philosophy and business objectives as well as the competitive market in which we compete for talent. The following policies and practices were in effect during fiscal 2016:

•	Independent Compensation Committee. The Compensation Committee is comprised solely of independent directors.
•

Independent Compensation Committee Advisors.  Compensia, our compensation consultant retained by the Compensation Committee, again assisted the Compensation Committee regarding executive officer compensation, including helping us to select appropriate peer companies to review and compare against in determining our executive compensation.

•

Annual Executive Compensation Review. The Compensation Committee conducts an annual review and approval of our compensation strategy, including a review of our compensation peer group used for comparative purposes.

•

Executive Compensation Policies and Practices. Our compensation philosophy and related corporate governance policies and practices are complemented by several specific compensation practices that are designed to align our executive compensation with long-term stockholder interests, including the following:

o

Compensation At-Risk. Our executive compensation program is designed so that a significant portion of our executive officers’ compensation is “at risk” based on our financial and/or share price performance.

o	No Retirement Plans. We do not currently offer, nor do we have plans to provide, pension arrangements, or nonqualified deferred compensation plans or arrangements to our executive officers.
o

No Special Health or Welfare Benefits. Our Named Executive Officers participate in broad-based company-sponsored health and welfare benefits programs on the same basis as our other full-time, salaried employees.

o

No Guaranteed Bonuses. We do not provide any guaranteed bonuses for any of our Named Executive Officers with the exception of “sign on” bonuses that may be negotiated as part of an executive officer’s new hire package.

o	No Perquisites. We do not provide any perquisites or other personal benefits to our Named Executive Officers aside from general health and welfare benefit programs.
o	No Tax Reimbursements. We do not provide any tax reimbursement payments (including “gross-ups”) on any severance or change-in-control payments or benefits.
o

Change-in-Control Arrangements.  Each of our Named Executive Officers other than Mr. de Masi has an agreement with us that provides for payments and benefits if the individual is terminated under certain circumstances within 12 months following a change of control of Glu.  Mr. de Masi’s Executive Chairman Agreement provides that all of his unvested equity awards will immediately vest in the event of a change of control of Glu.  In addition, Mr. de Masi will receive certain payments and benefits if he ceases to serve as Glu’s Executive Chairman or as a member of Glu’s Board prior to November 2, 2019 other than as a result of a voluntary resignation or termination for cause.

Overall Compensation Philosophy and Objectives

The Compensation Committee has established a compensation program for executive officers designed to attract individuals with the skills necessary for us to achieve our strategic business plans, to motivate those individuals, to reward those individuals fairly over time and to retain those individuals who continue to perform at or above the levels that we expect.  It is also designed to reinforce a sense of ownership, urgency, innovation and overall entrepreneurial spirit and to link rewards to measurable corporate and, where appropriate, individual performance.  We believe that the most effective executive compensation program is one that is designed to reward the achievement of specific long‑term and strategic goals, and which aligns executive officers’ interests with those of our stockholders by rewarding performance of established goals, with the ultimate objective of creating stockholder value.  The Compensation Committee evaluates compensation to ensure that we maintain the ability to attract and retain talented employees in key positions and that compensation provided to our executive officers remains competitive relative to the compensation paid to similarly situated executive officers of our peer companies.  Accordingly, the Compensation Committee believes that executive compensation packages provided by us to our executive officers should include both cash and equity‑based compensation that reward performance.

The Compensation Committee works within the framework of a pay‑for‑performance philosophy to determine each component of an executive officer’s compensation package based on numerous factors, including:

•	the individual’s particular background and circumstances, including training and prior relevant work experience;
•	the individual’s role with us and the compensation paid to similar persons in the companies represented in the compensation data that the Compensation Committee reviews;

•	the demand for personnel with the individual’s specific expertise and experience at the time of hire or review;
•	performance goals and other expectations for the position, where appropriate;
•	comparison to other executives within our company having similar levels of expertise and experience; and
•	compensation data of peer companies for similar positions.

The Compensation Committee performs at least annually a strategic review of our executive officers’ compensation levels to determine whether they provide adequate incentives and motivation and whether they appropriately compensate our executive officers relative to comparable executive officers in other companies with which we compete for executives.  In making compensation decisions and in its review related to non‑equity incentive compensation, the Compensation Committee, among other things, gives significant weight to our financial performance relative to our operating plan approved by the Board, and with respect to equity compensation, also considers the value of existing equity awards held by our executive officers.

Components of Executive Compensation

In 2016, our executive officers’ compensation consisted of three primary elements:

Component	How Determined	Objective

Base Salary	Market data and scope of the executive’s responsibilities	Attract and retain experienced executives

Non‑Equity Incentive (Cash) Bonus Plan	Market data and scope of executive’s responsibility, and based on achieving pre‑established corporate financial objectives	Motivate executives to achieve our 2016 financial plan and to achieve strategic goals

Long‑Term Equity Incentive Awards	Market data, scope of executive’s responsibility and value of existing equity awards	Align interests of our executives with our stockholders

The Compensation Committee views these three components of compensation as related but distinct.  Although the Compensation Committee reviews total compensation, it does not believe that significant compensation derived from one component of compensation should necessarily negate or reduce compensation from other components.  The committee determines the appropriate level for each compensation component using as guidance our overall compensation philosophy described above.  The Compensation Committee has not adopted any formal or informal policies or guidelines for allocating compensation between long‑term and short-term compensation, between cash and non‑cash compensation, or among different forms of compensation.  However, our Named Executive Officers have the ability to directly influence our overall performance, so a greater portion of their pay is tied to short and long‑term incentive programs than is the case for most of our other employees.  In addition, one of the Compensation Committee’s philosophies is to make a greater percentage of an employee’s compensation performance‑based as he or she becomes more senior and to keep fixed cash compensation at a competitive level while providing each executive an opportunity to be well rewarded through short and long‑term incentive programs if we perform well, consistent with our pay‑for‑performance culture.

Compensation Process

Compensation Consultant

The Compensation Committee’s charter provides that the committee has the authority to retain experts and advisers of its choice to assist the committee in performing its functions.  The committee again retained Compensia to perform an analysis to assist the committee in making its executive compensation decisions.  The committee selected Compensia as its advisor due to its expertise in executive compensation, particularly with respect to compensation practices of technology companies in the San Francisco Bay Area.  In addition, Compensia was already familiar with our executive compensation practices and philosophy since it has been providing executive compensation advice to the committee and our management since our initial public offering in 2007.  Compensia provided the following services to the committee in 2015 (with respect to 2016 compensation matters) and in 2016:

•	reviewed and provided recommendations regarding the composition of our peer group, and provided compensation data relating to executives at the selected peer group companies;
•	conducted a comprehensive review of the total compensation arrangements for our executive officers and provided advice on our executive officers’ compensation;
•	conducted a comprehensive review of compensation paid to the members of our Board and its committees, and provided advice on our director compensation program;
•	updated the Compensation Committee on emerging trends/best practices in the area of executive and Board compensation; and
•	participated in Compensation Committee meetings, as requested, and provided ad hoc advice and support.

In selecting Compensia as its compensation consultant, the Compensation Committee considered the factors required by SEC Rule 10C‑1(b)(2)(4) and NASDAQ Rule 5605(d)(3)(D) and certain factors related to Compensia’s independence, including (a) that Compensia did not provide other services to us, except as set forth below; (b) the fact that the fees we paid to Compensia in each of 2015 and 2016 represented less than one percent of Compensia’s total revenues for those years; (c) Compensia’s policies and procedures that are designed to prevent conflicts of interest; and (d) the fact that Compensia had neither any business or personal relationship with any member of the Compensation Committee nor owned any of our stock.  The Compensation Committee does not believe the retention of, and the work performed by, Compensia creates any conflict of interest.

In addition, in 2017, Compensia assisted the committee with (a) Proposal No. 2 below, which is the proposal to amend and restate our 2007 Equity Incentive Plan to, among other things, increase the aggregate number of shares of common stock authorized for issuance under the plan by 8,000,000 shares and (b) Proposal No. 3 below, which is the proposal to amend and restate our 2007 Employee Stock Purchase Plan to, among other things, increase the aggregate number of shares of common stock authorized for issuance under the plan by 4,000,000 shares.

Peer Group Data

Our executive compensation is typically established annually during the fourth quarter of each fiscal year. Compensation decisions, including the magnitude of equity awards for the current fiscal year and levels of cash compensation, which is inclusive of base salary and annual incentive targets, for the upcoming fiscal year, have historically been finalized at an October meeting of the Compensation Committee.  As described in more detail below, compensation data from a peer group established in 2015 was relied upon by the Compensation Committee to finalize cash compensation for the 2016 fiscal year, while the peer group identified in 2016 and the related competitive assessment was relied upon by the Compensation Committee to finalize the executive equity awards granted in October 2016.

October 2015 Compensation Committee Meeting Setting 2016 Cash Compensation

At the Compensation Committee’s October 8, 2015 meeting at which it established the base salaries and annual incentive targets for our executives during 2016, Compensia presented a report regarding the compensation for our Named Executive Officers other than Mr. Earl, as Mr. Earl’s employment with Glu commenced on November 9, 2015, and Mr. Wilson, as Mr. Wilson’s employment with Glu commenced on October 12, 2015 and he was not designated an executive officer by the Board until April 21, 2016.  Compensia’s report analyzed the compensation of Messrs. de Masi, Ludwig, Akhavan and Leichtner based on market data from (a) the Radford Technology Industry Survey, limited to technology companies with annual revenues between $200 million and $500 million, and (b) a group of peer companies.

The peer group approved by the Compensation Committee for purposes of informing our executive compensation for 2016 was approved in August 2015. The selection criteria for our peer group targeted gaming and internet software and services companies located in the San Francisco Bay Area as well as other high technology centers (Boston, Seattle, Austin and New York).  The peer group also targeted companies that are similar to Glu in key financial metrics, with a goal of positioning Glu near the median in revenue and market capitalization. The specific attributes used to develop the peer group included: (a) annual revenues between approximately $125 million and $750 million and (b) a market capitalization of between approximately $300 million and $2.0 billion; at the time that the peer group was determined, Glu’s revenue for its previous four fiscal quarters was approximately $248 million and its market capitalization was approximately $676 million.  The committee considered that while Glu’s market capitalization and last four quarters of revenue were slightly below the median market capitalization and last four quarters of revenue of the peer group, this was balanced by Glu having the highest one year and three year revenue growth rate compared with the peer companies.  Of the peer group companies, Take-Two fell modestly outside the target market capitalization range and target revenue range of the peer group, while Zynga fell modestly outside the target market capitalization range of the peer group; however, Zynga was within the target revenue range and both Zynga and Take-Two were relevant labor and product market competitors.  The peer companies were as follows (companies listed in bold were also included in the prior year’s set of peer companies):

• Angie’s List	• DHI Group	• Marketo	• Take-Two
• Bazaarvoice	• IntraLinks Holdings	• PROS Holding	• TiVo
• Blucora	• Jive Software	• QuinStreet	• Web.com Group
• Callidus Software • Constant Contact	• LivePerson • LogMeIn	• RetailMeNot • Rovi	• Zynga

When analyzing the competitiveness of the compensation of Messrs. de Masi, Ludwig, Akhavan and Leichtner, the Compensation Committee reviewed the percentile information provided by Compensia as measured against the market data described above.  The committee reviewed this percentile information to determine whether it was compensating our executive officers at a level commensurate with similarly situated executives.  The committee did not, however, have a specific percentile goal in mind for establishing the compensation of any of the Named Executive Officers for 2016, nor did it benchmark compensation to any specific level or against any specific member of the peer group; rather the committee’s goal was to balance our stockholders’ interests in paying what was necessary, but not significantly more than necessary, to retain the services of these key executives and motivate them to achieve our annual financial plan and strategic goals, while enabling the executives to participate in Glu’s success.

In addition to reviewing the percentile information contained in the Compensia report, the Compensation Committee also considered a number of additional factors in making executive compensation decisions, including our overall performance, each executive officer’s overall performance, the scope of responsibility of each executive officer, the then-current compensation and equity holdings of each executive officer, and the size of the equity grants made to the executive officers in the prior year as a percentage of the total grants made to all Glu employees.   In addition, Compensia reviewed Chief Operating Officer market data (in addition to Chief Financial Officer market data) when determining Mr. Ludwig’s compensation.

October 2016 Compensation Committee Meeting Setting 2017 Compensation

At the Compensation Committee’s October 11, 2016 meeting, the Compensation Committee approved equity grants to each of our executives, other than Mr. de Masi for whom discussions were occurring regarding his potential transition from President and Chief Executive Officer to Executive Chairman.  During this meeting, Compensia presented an updated report regarding the compensation for our Named Executive Officers.  Compensia’s report analyzed the compensation of our Named Executive Officers based on market data from (a) a selection of 30 companies from the Radford Technology Industry Survey, chosen based on their revenues, market capitalization and industry, and (b) a group of peer companies.

In August 2016, the Compensation Committee reviewed the peer group that was used in 2015 and approved changes to better reflect our then‑current market capitalization and revenues.  The peer group selection criteria continued to target gaming and internet software and services companies located in the San Francisco Bay Area as well as other high technology centers (Boston, Seattle, Austin and New York).  The committee chose companies that had (a) annual revenues between approximately $115 million and $450 million, with the decrease in the amount of revenues of Glu’s peers reflective of Glu’s last four quarters of revenue of approximately $227 million at the time of the report and performance to date, and (b) a market capitalization of between approximately $100 million and $1.0 billion, with Glu’s market capitalization as of the time the peer group was assembled at approximately $315 million.  Two of the peers, Callidus Software and Tivo, fell modestly outside the market capitalization range of the peer group; however, Callidus Software was within the target revenue range and Tivo was only slightly outside of the revenue range, and each of these companies are relevant labor and product market competitors.  Zynga fell outside of both the market capitalization range and the target revenue range, but the committee believed it was appropriate to include Zynga in the group of peer companies due to it being the most similar company to Glu in terms of it being a developer and publisher of mobile games located in San Francisco and thus a primary competitor for executive talent. The peer companies were as follows (companies listed in bold were also included in the prior year’s set of peer companies):

• Angie’s List	• Demand Media	• LivePerson	• RetailMeNot
• Bazaarvoice	• DHI Group	• PROS Holdings	• Tivo
• Blucora	• IntraLinks Holdings	• QAD	• Web.com Group
• Callidus Software	• Jive Software	• QuinStreet	• XO Group
• Zynga

The Compensation Committee used the October 2016 report prepared by Compensia to assist it in determining the amount of salary and equity compensation (in the form of stock options) awarded to the Named Executive Officers in October 2016, other than for Mr. de Masi, each of which are discussed in further detail below.

We believe that, given the industry in which we operate and the dynamic corporate culture that we have created, the executive compensation levels that we have established are sufficient to retain our existing executive officers and to hire new executive officers when and as required.

Base Salary

The Compensation Committee reviews executive salaries annually, typically in the fourth quarter, and adjusts them as appropriate to reflect each executive’s competitive positioning at the time of the review, changes in executive compensation trends in the peer group companies, individual performance and responsibility, prior experience, salary history and the mix between short‑ and long‑term incentives, as well as cash and equity compensation.  In instances where an executive officer is uniquely key to our success or has a role that does not exactly match any benchmarked data, the committee also considers these factors. If an executive is promoted during the year, his base salary may be increased at the time of promotion to reflect the increased responsibilities, or if an increase to an executive’s base salary becomes crucial to retaining and incentivizing that executive, his or her base salary may be increased at such time as deemed necessary.

The Compensation Committee generally fixes executive officer base salaries at levels it believes will enable us to hire and retain individuals in a competitive environment and to reward individual performance and a level of contribution that is in line with and in furtherance of our overall business goals.  The committee’s philosophy is to make a greater percentage of an executive’s compensation performance‑based as he or she becomes more senior and to keep fixed cash compensation to the minimum competitive level while providing the executive the opportunity to be well rewarded through short and long‑term incentive programs if we perform well, consistent with our pay‑for‑performance culture.  Where applicable, the Compensation Committee takes into account the benchmarking information provided by Compensia.  The committee may also take into account the base compensation payable by other companies it believes we generally compete with for executive officer talent or how increases to base salary at Glu could offset some of the total compensation packages offered by startup companies, where an executive may be offered a significant equity stake in the startup.  The base salaries of executive officers are determined at the time of hiring by evaluating the responsibilities of the position held and the experience and performance of the individual, such as in the case of Mr. Earl and Mr. Wilson.

The table below sets forth the annual base salaries for each of the Named Executive Officers for 2016, which were unchanged from their 2015 salaries.

Named Executive Officer	Salary
Niccolo M. de Masi	$500,000	(1)
Nick Earl	350,000	(2)
Eric R. Ludwig	375,000
Chris Akhavan	280,000
Tim Wilson	285,000	(3)
Scott J. Leichtner	275,000	(4)

(1)

Mr. de Masi’s salary was reduced to $375,000 per year effective November 2, 2016 in connection with his appointment as our Executive Chairman and related resignation from his position as President and Chief Executive Officer, as described below under “Executive Transition.”

(2)

The annual base salary for Mr. Earl was determined at the time of his hiring in November 2015. In October 2016, in connection with the Compensation Committee’s annual review of executive compensation, the committee increased Mr. Earl’s annual base salary to $375,000, and in November 2016 the committee increased Mr. Earl’s salary to $450,000 upon his appointment as our President and Chief Executive Officer, effective November 4, 2016.

(3)

Mr. Wilson joined Glu in October 2015 and at the time was not designated as an executive officer for whom the Compensation Committee sets compensation.  Mr. Wilson was designated an executive officer by the Board on April 21, 2016.

(4)

In October 2016, in connection with the Compensation Committee’s annual review of executive compensation, the committee increased Mr. Leichtner’s annual base salary to $305,000, effective as of October 3, 2016.

The committee decided to keep the 2016 base salary of each of Messrs. de Masi, Ludwig, Akhavan and Leichtner at the 2015 level due to the fact that the base salaries for most of these executive officers were near the median of comparable executives at our peer group companies.

Mr. Earl’s annual base salary was initially determined in connection with his hiring as our President of Global Studios in November 2015, and is set forth in his employment offer letter.  In determining the appropriateness of Mr. Earl’s base salary, the Compensation Committee considered a number of factors, including the annual base salaries of our other executive officers, the recommendation of our management, and the compensation level that would be necessary to enable us to retain the services of Mr. Earl. Mr. Earl’s compensation was modified by the Compensation Committee upon his appointment as our President and Chief Executive Officer in November 2016, which is discussed in further detail below under “Executive Transition.”

Mr. Wilson’s annual base salary was determined in connection with his hiring as our Chief Technology Officer in October 2015, and is set forth in his employment offer letter.  In determining the appropriateness of Mr. Wilson’s base salary, a number of factors were considered by Mr. de Masi and other members of Glu management in negotiating Mr.

Wilson’s offer letter, including the annual base salaries of our other executive officers, available peer company data for similarly situated executives, the compensation level that would be necessary to enable us to retain the services of Mr. Wilson and input from the Compensation Committee.

Cash Bonuses under Our Non‑Equity Incentive Plans

The Compensation Committee designs our non‑equity executive bonus plans to focus management on, and reward them for, achieving key corporate financial objectives.  The committee uses cash bonuses to reward performance achievements with a time horizon of one year or less, and uses benchmarking as a factor to determine the amount necessary to match our competitors for executive talent.

2016 Executive Bonus Plan

Our 2016 Executive Bonus Plan, which was initially adopted by the Compensation Committee in December 2015, (the “Initial 2016 Executive Bonus Plan”) linked executive officer bonuses to our achieving certain financial goals, weighting 75% of the bonus on achievement of our annual Bookings goal and 25% of the bonus on achievement of our annual Adjusted EBITDA goal.  All of our Named Executive Officers were eligible to participate in the Initial 2016 Executive Bonus Plan.  The Compensation Committee determined that the Bookings and Adjusted EBITDA targets best aligned the incentives of our management with the interests of our stockholders and that each of the Named Executive Officers (including Mr. Wilson who was not at that time a designated executive officer but who was considered a key member of the management team) should be on the same plan to ensure that their interests were fully aligned.

In May 2016, the Compensation Committee amended the Initial 2016 Executive Bonus Plan (the “Final 2016 Executive Bonus Plan”) to provide that any bonus earned by the Named Executive Officers under the Final 2016 Bonus Plan would be solely tied to the amount of Adjusted EBITDA generated by Glu in the fourth quarter of 2016.  Adjusted EBITDA is a non-GAAP financial measure that we define as non-GAAP operating income excluding depreciation. The Compensation Committee believed that Adjusted EBITDA profitability was the primary metric on which the Named Executive Officers should be focused and that we would be best positioned for success if we were able to generate significant Adjusted EBITDA profitability in the fourth quarter of 2016, which would provide substantial momentum heading into 2017.  The committee also considered the need to incentivize and retain key members of management who had not received a bonus in 2015 and did not have a realistic opportunity to earn a bonus under the Initial 2016 Executive Bonus Plan based on company performance to date in relation to the aggressive targets contained in the Initial 2016 Executive Bonus Plan.

The Final 2016 Executive Bonus Plan provided for a maximum annual bonus equal to a percentage of the executive officer’s then current annual base salary.  The committee did not increase Messrs. de Masi’s, Ludwig’s, Akhavan’s or Leichtner’s target percentages from 2015 levels.  The bonus target percentage for each of Mr. Earl and Mr. Wilson was set by the committee based on their respective responsibilities, management level and seniority.

The final 2016 bonus targets and maximum bonuses, as well as the actual bonuses earned by Messrs. de Masi, Earl, Ludwig, Akhavan, Wilson and Leichtner, are set forth below.

Named Executive Officer	2015 Target Percentage	2016 Target Percentage		2016 Maximum Percentage		2016 Salary(1)	2016 Target Bonus		2016 Maximum Bonus		Actual Bonus Earned
Niccolo M. de Masi	200%	200	% (2)	500	%(2)	$500,000	$1,250,000	(2)	$2,500,000	(2)	$0
Nick Earl	(3)	100	(4)	200	(4)	350,000	175,000		350,000		0
Eric R. Ludwig	100	100		200		375,000	375,000		750,000		0
Chris Akhavan	100	100		200		280,000	280,000		560,000		0
Tim Wilson	(5)	50		100		285,000	142,500		285,000		0
Scott J. Leichtner	50	50		100		275,000	138,000		275,000		0

(1)

The Compensation Committee set the annual base salaries of each of the executive officers to these amounts, effective as of October 1, 2015, other than Mr. Earl for whom his annual base salary was set at the time of his hiring in November 2015 and Mr. Wilson for whom his annual base salary was set at the time of his hiring in October 2015.
(2)

Mr. de Masi’s bonus target and maximum bonus opportunity was eliminated effective November 2, 2016 in connection with his appointment to Executive Chairman, as discussed below under “Executive Transition.”

(3)

Mr. Earl was not a Glu employee at the time the Compensation Committee adopted the 2015 Executive Plan.  Accordingly, the committee approved a bonus plan that was specific to Mr. Earl subsequent to his hiring, which covered the period from November 9, 2015 through December 31, 2015, and which was based on qualitative factors.

(4)

In December 2015, the Compensation Committee established Mr. Earl’s target bonus percentage at 50% and his maximum bonus percentage at 100%.  In October 2016, in connection with the Compensation Committee’s annual review of executive compensation, the Compensation Committee increased Mr. Earl’s bonus target from 50% to 100% and his maximum bonus from 100% to 200%.

(5)

Mr. Wilson was not a Glu employee at the time the Compensation Committee adopted the 2015 Executive Plan.  Accordingly, a bonus plan that was specific to Mr. Wilson and based on qualitative factors was made available to him subsequent to his hiring, which covered the period from October 12, 2015 through December 31, 2015.

The annual bonus under our Final 2016 Executive Bonus Plan was based on our executive officers’ success as a team in achieving the fourth quarter of 2016 Adjusted EBITDA goal that was closely aligned with our strategic goals, rather than the achievement of more subjective individual goals that were not correlated as precisely with our overall success.  The committee chose fourth quarter of 2016 Adjusted EBITDA because it believed that this measure would best reflect whether we had achieved financial performance that would lead to company success and provide substantial momentum heading into 2017.  The committee decided to use Adjusted EBITDA, rather than GAAP profit/(loss), because GAAP accounting rules require that we take into account various non‑cash expenses that do not reflect whether the company was generating cash.

For each of the Named Executive Officers, the fourth quarter of 2016 Adjusted EBITDA minimum threshold was $1.0 million (the “Minimum Threshold”), and the maximum threshold was fourth quarter of 2016 Adjusted EBITDA of $8.5 million (the “Maximum Threshold”).  The committee established the Minimum Threshold and the Maximum Threshold in May 2016, and these thresholds were aligned with the Board’s revised operating plan in May 2016.

No bonuses would be paid to the Named Executive Officers unless we achieved the fourth quarter of 2016 Adjusted EBITDA goal at the Minimum Threshold.  If we achieved the fourth quarter of 2016 Adjusted EBITDA goal at a level equal to the Minimum Threshold, then each of the Named Executive Officers would have received a bonus that equaled 10% of his maximum bonus amount specified in the table above.  There were additive compensation components that provided for increased payouts on a straight‑line basis if we exceeded the Minimum Threshold for the fourth quarter of 2016 Adjusted EBITDA goal up to the Maximum Threshold, with each of the Named Executive Officers eligible to receive a bonus equal to the maximum bonus amount specified in the chart above.

For the fourth quarter of 2016, Glu’s Adjusted EBITDA was below the Minimum Threshold.  Accordingly, none of our Named Executive Officers earned a bonus under the Final 2016 Executive Bonus Plan.

Equity Compensation

We use equity awards to reward long‑term performance, with strong corporate performance and extended executive officer tenure producing potentially significant value for each executive officer.  Generally, a significant equity award is granted to the executive officer when he or she joins Glu.  The size of each award is generally set at a level that the Compensation Committee deems appropriate to create a meaningful opportunity for significant compensation if our stock price appreciates and is based upon the grant guidelines, the data contained in the reports prepared by Compensia, the individual’s position with us and the individual’s potential for future responsibility and promotion.  The relative weight given to each of these factors varies from individual to individual at the committee’s discretion.  The committee may make adjustments to the size of the awards that it deems reasonable to attract candidates.  These initial awards vest over four years, and no shares vest before the one year anniversary of the executive’s employment start date.  The committee generally spreads the vesting of our equity over four years to both retain the executive officers and to compensate them for their contribution over a number of years.  We do not have any requirements that our executive officers hold any shares of our common stock following vesting of equity awards or otherwise.

We have historically awarded a mix of RSUs and stock options to our Named Executive Officers when he or she joins Glu and annually as part of the Compensation Committee’s review of executive compensation in October.  A mix of options and RSUs is intended to provide a balanced approach to pay-for-performance and the retention of our executive officers. Stock options have historically been an important component of our executive equity compensation approach given their long term time horizon and strong pay-for-performance profile. RSUs provide strong retention value as they will always provide value to the executive as they vest, regardless of the trading price of our common stock, which has historically been volatile.

On May 12, 2016, the Compensation Committee granted Mr. Wilson 150,000 RSUs and a stock option covering 150,000 shares under our 2007 Equity Incentive Plan. The stock options have a ten‑year term, an exercise price of $2.30 (the closing price of our common stock on May 12, 2016, which was the grant date) and vest with respect to 25% of the underlying shares on May 12, 2017 and as to 1/48th of the underlying shares monthly thereafter.  The RSUs vest with respect to 25% of the underlying shares on May 15, 2017 and the remaining 75% of the underlying shares vest in equal quarterly installments thereafter.  The value of these grants for financial statement reporting purposes is reflected in the “Grants of Plan Based Awards in 2016” table below. The Board designated Mr. Wilson as an executive officer in April 2016 in light of the additional responsibilities and policy making functions that Mr. Wilson had assumed since joining the company in October 2015.  At its May 12, 2016 meeting, the Compensation Committee reviewed Mr. Wilson’s equity compensation and determined that the RSU award that was provided to Mr. Wilson in connection with his hiring was not commensurate with the equity awards provided to other recent executive officer hires, and that this could provide less retention incentive with respect to Mr. Wilson. In order to promote parity amongst similarly situated Named Executive Officers, the committee believed the May 2016 grant to Mr. Wilson would bring his equity compensation in line with our other executive officers.

In October 2016, in connection with its annual review of executive officer compensation, the Compensation Committee adjusted its historical practice of awarding a mix of stock options and RSUs to our Named Executive Officers and instead granted only stock options. The committee made this adjustment to better incentivize our Named Executive Officers to improve company performance and take actions that could potentially lead to outsized results. The committee also believed that in light of the recent declines in our revenues, Adjusted EBITDA and stock price, stock options would better align our Named Executive Officers efforts with increasing stockholder returns.

In October 2016, in connection with its annual review of executive officer compensation, the Compensation Committee granted the following stock option awards to Messrs. Earl, Ludwig, Akhavan, Wilson and Leichtner; the Committee did not award Mr. de Masi a stock option as discussions were occurring at that time regarding his potential transition from President and Chief Executive Officer to Executive Chairman:

Named Executive Officer	Options(1)
Nick Earl	850,000
Eric R. Ludwig	850,000
Chris Akhavan	450,000
Tim Wilson	350,000
Scott Leichtner	350,000
Total:	2,850,000

(1)

Each of these stock options has a ten‑year term, an exercise price of $2.13 (the closing price of our common stock on October 11, 2016, which was the grant date) and vests with respect to 25% of the underlying shares on October 11, 2017 and as to 1/48th of the shares monthly thereafter.  The value of these grants for financial statement reporting purposes is reflected in the “Grants of Plan‑Based Awards in 2016” table below.

In determining the number of Options awarded to Messrs.  Earl, Ludwig, Akhavan, Wilson and Leichtner in October 2016, the Compensation Committee sought to target the 60th percentile of our peer group based on the dollar value of our peer’s annual equity grants.  In reviewing peer data, the committee took into account that Glu’s revenue growth rate and total stockholder return measured over a three–year period (measured as of July 31, 2016 in the Compensia report) were both in the top quartile of our peers.  The committee also  took into account that the Named Executive Officer’s had not received increases in their base salaries in October 2015 and that it appeared highly unlikely at the time that any of the Named Executive Officers would receive a bonus for 2016. The committee considered the information contained in Compensia’s October 2016 report, which included an analysis of the value of the unvested equity awards then held by each Named Executive Officer and the value of equity awards granted to the Named Executive Officers in 2015, plus the May 2016 stock option and RSU grant for Mr. Wilson.

The committee believed that the awards to Messrs. Earl, Ludwig, Akhavan, Wilson and Leichtner would focus the executive officers on achieving Glu’s long-term strategic goals and creating stockholder value. The Compensation Committee also wished to ensure that these executive officers were properly incentivized to remain with us despite our inability to achieve the Minimum Threshold under our Final 2016 Executive Bonus Plan in a competitive employment market for executives with the skills and experience of our executive officers.  The committee determined that the size of the October 2016 stock option grants appropriately balanced both retention and motivational objectives of executive pay.

Executive Transition

Earl Appointment as President and Chief Executive Officer

On November 1, 2016, our Board appointed Nick Earl to serve as Glu’s President and Chief Executive Officer, effective November 10, 2016. The Compensation Committee approved Glu entering into an employment agreement with Mr. Earl which provided the following compensation terms for Mr. Earl: (a) an annual base salary of $450,000, (b) a target bonus of 100% of his then current annual base salary, with a maximum potential cash bonus equal to 200% of his then current base salary, and (c) a stock option grant of 1,500,000 shares of our common stock (the “CEO Options”). Due to a limitation in our 2007 Equity Incentive Plan that provides no Glu employee may receive more than 1,500,000 shares subject to awards pursuant to the plan in any calendar year, the options were bifurcated into two awards. The Compensation Committee granted the first option covering 650,000 shares to Mr. Earl on November 14, 2016.  This award has an exercise price of $2.10 per share and vests over four years, with 25% of the total number of shares subject to the option vesting on the one year anniversary of the date of grant and the remainder vesting in equal installments each month thereafter. The second option covering 850,000 shares was granted on January 3, 2017.   This option has an exercise price of $2.00 per share and vests over four years, with 25% of the total number of shares subject to the option vesting on the November 14, 2017 (the one-year anniversary of the date of grant of the first option) and the remainder vesting in equal installments each month thereafter. The CEO Options are subject to transfer restrictions that provide that until November 14, 2018, Mr. Earl may not offer, sell, contract to sell, pledge or otherwise transfer or dispose of, directly or indirectly, the CEO Options or any shares of Glu’s common stock subject to the CEO Options, except pursuant to limited exceptions for transfers by gift, to a trust, by will or the laws of descent or pursuant to a divorce settlement but only to the extent that the transferee contractually agrees to these transfer restrictions. The value of these grants for financial statement reporting purposes is reflected in the “Grants of Plan‑Based Awards in 2016” table below.

The Compensation Committee also provided Mr. Earl with a Change of Control Severance Agreement which is discussed further below under “Payments Upon Termination or Change in Control.”

The Compensation Committee approved these compensation terms based on its general knowledge of chief executive officer compensation in the San Francisco Bay Area and the advice of Mr. de Masi, who believed that such terms were necessary to secure the services of Mr. Earl as our President and Chief Executive Officer and that his skills and many years of management and operational experience in the gaming industry would be critical to our efforts to improve the success and monetization of our games.  In addition, the Committee considered the compensation package that was accepted by Mr. de Masi in December 2009 when he became our President and Chief Executive Officer.

De Masi Appointment as Executive Chairman

On November 1, 2016, Mr. de Masi resigned from his position of President and Chief Executive Officer, effective as of November 10, 2016, and the Board appointed Mr. de Masi as our Executive Chairman. In connection with his appointment as Executive Chairman, the Compensation Committee approved the terms of an Executive Chairman Agreement (“Executive Chairman Agreement”) which has a three year term.    The Compensation Committee believes that Mr. de Masi’s relationships with many of our celebrity licensors, his experience executing successful strategic acquisitions and investments, and his ability to mentor Mr. Earl in his first role as the chief executive officer of a public company warranted Mr. de Masi’s compensation as Executive Chairman and for entering into the Executive Chairman Agreement.  The Executive Chairman Agreement provides for an annual base salary of $375,000, applicable to any such period Mr. de Masi serves solely as our Executive Chairman or otherwise serves as a member of our Board, except to the extent that Mr. de Masi also serves as our “principal executive officer,” as defined in SEC regulations, he will be paid additional salary based on an annual rate of $75,000 for the periods in which he also serves as the principal executive officer. The Compensation Committee also provided that Mr. de Masi’s outstanding stock options and RSUs will continue to vest in accordance with their applicable vesting schedule, but he will no longer be eligible for any annual cash incentive bonus or future equity awards. In addition, shares of Glu common stock held as of the effective date of the Executive Chairman Agreement by Mr. de Masi (including shares subject to outstanding stock options and RSUs) are subject to sale and transfer restrictions during the term of the Executive Chairman Agreement with such restrictions lapsing over a period of three years or upon separation from service or a corporate transaction (as defined in our 2007 Equity Plan), if earlier. The Executive Chairman Agreement also provides for benefits upon enumerated termination events, which are discussed further below under “Payments Upon Termination or Change in Control.”

Severance and Change of Control Payments

Messrs. Earl, Ludwig, Akhavan, Wilson and Leichtner each have an agreement with us that provides for payments and benefits if the individual is terminated under certain circumstances within 12 months following a change of control of Glu (a “double trigger” termination).  In addition, Mr. Earl’s employment agreement provides for payments and benefits if he is terminated under certain circumstances in the absence of our change of control.  Mr. de Masi’s Executive Chairman Agreement provides that all of his unvested equity awards will immediately vest in the event of a change of control of Glu.  In addition, Mr. de Masi will receive certain payments and benefits if he is terminated under enumerated circumstances prior to November 2, 2019 in the absence of a change of control of Glu.  For a description of these agreements and quantification of these severance and change of control benefits, please see the discussion under “Payments Upon Termination or Change in Control” below.  Other than as set forth in these agreements, no executive officer is entitled upon termination to either equity vesting acceleration or cash severance payments.

The Compensation Committee decided to provide these arrangements to mitigate some of the risk that exists for executives working in a small public company, an environment where there is a meaningful likelihood that we may be acquired.  These arrangements are also intended to mitigate a potential disincentive for executives to consider and execute on an acquisition where the acquirer may not require the services of these executives following the acquisition.

The Compensation Committee decided to provide Mr. de Masi with severance benefits in the absence of a change in control transaction to retain his service as our Executive Chairman and in light of the fact that Mr. de Masi had this arrangement in place as our President and Chief Executive Officer.

Other Benefits

Executive officers are eligible to participate in all of our employee benefit plans, such as medical, dental, vision, group life, disability, and accidental death and dismemberment insurance and our employee stock purchase plan and 401(k) plan, in each case on the same basis as other employees.  We also provide paid holidays to most of our employees, and all of our executive officers, that are generally comparable to those provided at peer companies.   There were no special benefits or perquisites provided to any executive officer in 2016, except that we reimbursed Mr. de Masi approximately $15,000 for his attorneys’ fees that he incurred in connection with negotiating his Executive Chairman Agreement.

Clawback Policy (Recovery of Incentive Compensation Policy)

We intend to adopt a policy regarding the recovery of incentive compensation that will cover our annual and long-term incentive award plans and incentive compensation programs in 2017, subject to approval by our stockholders at the Annual Meeting of the amendment and restatement of our 2007 Equity Incentive Plan, and we will make any necessary changes to such policy once the Securities and Exchange Commission adopts final rules implementing the requirements of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Role of Executive Officers in Compensation Decisions

For compensation decisions for 2016 that were made prior to the transition of our Chief Executive Officer role in November 2016, Mr. de Masi, as the manager of the other Named Executive Officers other than Mr. Leichtner, assessed each individual’s contributions to their respective goals and made a recommendation to the Compensation Committee regarding any merit‑based adjustment to salary, the amount of cash bonus and bonus level for the coming year and replenishment equity compensation grant.  With respect to compensation decisions for Mr. Leichtner, both Mr. Ludwig, to whom Mr. Leichtner reports, and Mr. de Masi made recommendations to the Compensation Committee.  The committee typically evaluates, discusses and modifies or approves these recommendations and conducts a similar evaluation of our Chief Executive Officer’s contributions to corporate goals and his overall performance in managing Glu.  Our Chief Executive Officer (and Mr. Ludwig in the case of Mr. Leichtner) bases his recommendations in part upon annual performance reviews of our executive officers.  Committee meetings during 2016 typically included, for all or a portion of each meeting, not only the Compensation Committee members but also our Executive Chairman, Chief Executive Officer, our Chief Operating Officer and Chief Financial Officer and our Vice President and General Counsel and, on certain occasions, our Vice President of Global Human Resources, representatives from Compensia and other members of our Board.  Any executive officer attending a Compensation Committee meeting excused himself for those portions of the meeting in which his own compensation or performance was discussed or considered.

Equity Granting Policy

Equity awards are typically either granted at regularly scheduled Stock Option Administration Committee meetings or via unanimous written consent, with the effective date of such grant being the second Tuesday of each month.  The primary exceptions are for new hire or promotion equity grants that require Compensation Committee approval, which grants are generally approved on the second Tuesday of each month following the date the individual is hired or promoted, or for new hire awards made to individuals in connection with an acquisition.  The Stock Option Administration Committee does not have discretion to set other grant dates for awards made pursuant to its delegated authority.  Our annual equity awards for our executive officers are generally made at the Compensation Committee meeting held during our fourth quarter, at which the Compensation Committee reviews executive compensation for the upcoming year.

Equity awards are typically granted on regularly scheduled Stock Option Administration Committee meetings held, or unanimous written consents approved, on the second Tuesday of each month.  The only exceptions are for new hire or promotion grants that require Compensation Committee approval, which grants are generally approved on the second Tuesday of each month following the date the individual is hired or promoted, or for new hire awards made to individuals in connection with an acquisition.  The Stock Option Administration Committee does not have discretion to set other grant dates for awards made pursuant to its delegated authority.  Our annual equity awards for our executive officers are currently made at the Compensation Committee meeting held during our fourth quarter, at which time the Compensation Committee reviews executive compensation for the upcoming year.

Other than as described in this CD&A and under the sections in this proxy statement titled “Director Compensation,” we do not have any program, plan or obligation that requires us to grant equity compensation on specified dates.

The exercise price of a newly granted option is the closing price of our common stock on the date the option is granted.

Fiscal 2014 Stockholder Advisory Vote on Executive Compensation

At our 2014 Annual Meeting of Stockholders, we conducted a stockholder advisory vote, or say-on-pay vote, on the compensation of the Named Executive Officers.  At that meeting, our stockholders approved the compensation of our named executive officers as disclosed in our 2014 annual proxy statement with approximately 95% of the votes cast in favor of the proposal.

Our Compensation Committee has noted the support of our stockholders in the 2014 say-on-pay vote and considered this result in their decision-making regarding our executive compensation.  We value the opinions of our stockholders and will continue to consider the outcome of future say-on-pay votes, as one element in the process, when making compensation decisions for our executive officers.

Our stockholders have previously approved advisory voting every three years on our executive compensation.  Please see Proposal No. 4 concerning an advisory vote on the compensation of our Named Executive Officers and Proposal No. 5 concerning an advisory vote on the frequency of future stockholder voting on the compensation of our Named Executive Officers.

Tax and Accounting Treatment of Compensation

In designing our compensation programs, the Compensation Committee considers the financial accounting and tax consequences to us, as well as the tax consequences to our employees.  We account for equity compensation paid to our employees under the rules of FASB ASC Topic 718, which requires us to estimate and record an expense for each equity compensation award over the service period of the award.  Accounting rules also require us to record cash compensation as an expense at the time the obligation is accrued.  Management considers the FASB ASC Topic 718 cost of outstanding equity awards as part of our equity grant recommendations to the Compensation Committee.

Section 162(m) of the Code generally places a limit of $1 million on the amount of compensation that we may deduct in any one year with respect to our Chief Executive Officer and each of our three most highly paid executive officers other than the Chief Financial Officer.  Compensation income realized upon the exercise of stock options to purchase shares of our common stock granted under our stockholder-approved stock option plan generally will be deductible so long as the options are granted by a committee whose members are non-employee directors and certain other conditions are satisfied.  To maintain flexibility in compensating our executive officers in a manner designed to promote varying corporate goals, the Compensation Committee has not adopted a policy requiring all compensation to be deductible.  Due to our net operating loss carryforwards, exceeding this limitation would not necessarily mean Glu would be subject to increased federal income taxes.

Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to an excise tax if they receive payments or benefits in connection with a change in control that exceeds certain prescribed limits, and that the company, or a successor, may forfeit a deduction on the amounts subject to this additional tax.  Section 409A of the Code also imposes additional significant taxes on the individual in the event that an executive officer, director or other service provider receives “deferred compensation” that does not meet the requirements of Section 409A of the Code.  We did not provide any executive officer, including any Named Executive Officer, with a “gross-up” or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Sections 280G, 4999, or 409A of the Code during 2016, and we have not agreed and are not otherwise obligated to provide any Named Executive Officers with such a “gross-up” or other reimbursement.

We also consider the tax impact to employees in designing our compensation programs, including our equity compensation programs.  For example, employees generally control the timing of taxation with respect to stock options but do not control the timing with respect to RSUs in which income is recognized upon vesting and settlement.  To assist employees (including our executives) in satisfying their tax obligations for RSUs, we withhold shares from the vesting RSUs to cover applicable taxes.  We structure cash bonus compensation so that it is taxable to our employees at the time it is paid to them.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Disclosure and Analysis set forth above with Glu’s management.  Based on its review and these discussions, the Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in this proxy statement which is incorporated by reference into our Annual Report on Form 10‑K filed with the SEC on March 10, 2017.

Benjamin T. Smith, IV (Chair)
Greg Brandeau
Hany M. Nada

EXECUTIVE COMPENSATION

 Please see the section titled “Executive Officers” at the end of Item 1 of our Annual Report on Form 10‑K for the year ended December 31, 2016, which accompanies these proxy materials, regarding the identity of our executive officers and their respective business experience.

Summary Compensation Table

The following table shows compensation earned during 2016 by our Named Executive Officers.  For information about employment contracts, termination of employment and change‑of‑control arrangements between us and the Named Executive Officers, see “Potential Payments upon Termination or Change in Control” below.

Name and Principal Position	Fiscal Year	Salary ($)		Bonus ($)		Stock Awards ($) (1)(2)		Option Awards ($) (2)	Non‑Equity Incentive Plan Compensation ($) (3)		All other compensation($)		Total ($)

Niccolo M. de Masi (4)	2016	483,750		—		—		—	—		14,768	(5)	498,518
Executive Chairman and former President and Chief Executive	2015	500,000		—		8,070,000		—	—		—		8,570,000
Officer	2014	434,539		—		4,733,250	(6)	—	2,500,000		—		7,667,789

Nick Earl (7)	2016	365,000		—		—		1,314,640	—		—		1,679,640
President and Chief Executive Officer	2015	47,115	(8)	—		1,460,000		347,820	19,945	(9)	—		1,874,880

Eric R. Ludwig	2016	375,000		—		—		749.530	—				1.124.530
Executive Vice President, Chief	2015	375,000		—		1,370,150		430,334	—		—		2,175,484
Operating Officer and Chief Financial Officer	2014	319,231		—		1,375,200		379,066	750,000		—		2,823,497

Chris Akhavan	2016	280,000		—		—		396,810	—		—		676,810
Chief Revenue Officer	2015	280,000		—		449,900		146,151	—		—		876,051
	2014	264,615		41,667	(10)	471,500		184,910	560,000		—		1,522,692

Tim Wilson (11)	2016	285,000		—		345,000		545,925	—		—		1,175,925
Chief Technology Officer

Scott J. Leichtner	2016	281,923	(12)	—		—		308,630	—		—		590,553
Vice President, General Counsel	2015	275,000		15,000	(13)	449,900		146,151	—		—		886,051
and Corporate Secretary	2014	253,269		—		307,500		110,946	275,000		—		946,715

(1)	Stock Awards represent RSU awards.
(2)

Amounts shown in this column do not reflect dollar amounts actually received by the officer. Instead, these amounts reflect the aggregate full grant date fair value calculated in accordance with FASB ASC Topic 718.  See Note 9 — Stock Option and Other Benefit Plans — in the notes to consolidated financial statements contained in our Form 10‑K for the year ended December 31, 2016 for a description of the ASC Topic 718 methodology and assumptions. The number of shares subject to stock options and RSUs granted in 2016 to our Named Executive Officers is shown in the “Grants of Plan‑Based Awards in 2016” table below.

(3)

The amounts represent total performance‑based bonuses that were earned during the given year, and paid in the period after the bonus was earned.  For 2014, these bonuses were determined under our 2014 Executive Bonus Plan. For 2015, these bonuses were determined under our 2015 Executive Bonus Plan, except in the case of Mr. Earl who earned his bonus under the Earl Bonus Plan. For 2016, these bonuses were determined under our Final 2016 Executive Bonus Plan. See the “Compensation Discussion and Analysis” section of this proxy statement and the “Grants of Plan‑Based Awards in 2016” table below for further information regarding these bonus plans.

(4)

Mr. de Masi was appointed Executive Chairman effective November 1, 2016 and his annual base salary was reduced to $375,000. See the “Compensation Discussion and Analysis” section of this proxy statement.

(5)	Represents payment of Mr. de Masi’s legal fees incurred in connection with negotiating his Executive Chairman Agreement.
(6)

Represents the grant date fair value of these RSUs of $2,019,250, plus an additional $2,714,000 related to the incremental fair value for accounting purposes of the modification of these RSUs on July 24, 2014 to remove certain performance-based vesting criteria.

(7)

Mr. Earl joined us in November 2015 as President of Studios and was appointed President and Chief Executive Officer effective November 10, 2016. Mr. Earl’s annual base salary was increased to $375,000 effective October 3, 2016 in connection with the Compensation Committee's annual review of executive compensation and to $450,000 effective November 4, 2016 in connection with his appointment as President and Chief Executive Officer. See the “Compensation Discussion and Analysis” section of this proxy statement.

(8)	Represents salary earned by Mr. Earl from November 9, 2015, his start date, through December 31, 2015. Mr. Earl received an annual base salary of $350,000 during 2015.
(9)	Earned pursuant to Mr. Earl’s offer letter, in which we agreed to pay Mr. Earl a prorated bonus based on the attainment of certain objectives.
(10)

Earned pursuant to Mr. Akhavan’s offer letter, in which we agreed to pay him a sign‑on bonus of $100,000 in 12 equal monthly installments; $58,333 of this sign-on bonus was paid to Mr. Akhavan in 2013.

(11)	Mr. Wilson joined us in October 2015 and was designated an executive officer by the Board on April 21, 2016.
(12)

In October 2016, in connection with the Compensation Committee’s annual review of executive compensation, the committee increased Mr. Leichtner’s annual base salary to $305,000, effective as of October 3, 2016.

(13)	Represents a cash bonus paid to Mr. Leichtner in connection with his efforts in finalizing certain celebrity licensing agreements in February 2015.

Grants of Plan‑Based Awards in 2016

The following table provides information for the Named Executive Officers about equity awards granted during 2016 and cash bonus awards for which they were eligible in 2016 under our Final 2016 Executive Bonus Plans, unless otherwise noted.  All stock options and RSUs were awarded under our 2007 Equity Incentive Plan.

				All Other
		Estimated Future		Stock Awards;	Number of			Grant Date
		Payouts Under Non‑		Number of	Securities		Exercise	Fair Value
		Equity Incentive		Shares	Underlying		Price of	of Stock and
	Grant	Plan Awards		of Stock	Options		Option	Option
Name	Date	Target	Maximum	or Units	Awards		Awards	Awards(1)

Niccolo M. de Masi(2)	—	$—	$—	—	—		—	—
	—	—	—	—	—		—	—
	—	—	—	—	—		—	—

Nick Earl (3)	—	450,000	900,000	—	—		—	—
	10/11/16	—	—	—	850,000		$2.13	$749,530
	11/14/16	—	—	—	650,000	(4)	2.10	565,110

Eric R. Ludwig(3)	—	375,000	750,000	—	—		—	—
	10/11/16	—	—	—	850,000		2.13	749,530

Chris Akhavan(3)	—	280,000	560,000	—	—		—	—
	10/11/16	—	—		450,000		2.13	676,810

Tim Wilson (3)	—	142,500	285,000	—	—		—	—
	5/12/16	—	—	150,000	—		—	345,000
	5/12/16	—	—	—	150,000		2.30	149,115
	10/11/16	—	—	—	450,000		2.13	396,810

Scott J. Leichtner(3)	—	152,500	305,000	—	—		—	—
	10/11/16	—	—	—	350,000		2.13	308,630

(1)

Amounts shown in this column do not reflect dollar amounts actually received by the officer.  Instead, these amounts reflect the aggregate full grant date fair value calculated in accordance with FASB ASC Topic 718.  See Note 9 — Stock Option and Other Benefit Plans — in the notes to consolidated financial statements contained in our Form 10‑K for the year ended December 31, 2016 for a description of the ASC Topic 718 methodology and assumptions.

(2)

Mr. de Masi became ineligible to earn a bonus under our Final 2016 Executive Bonus Plan, and any future bonus plans, upon his appointment as Executive Chairman in November 2016. For more details on his Executive Chairman Agreement, see “Compensation Discussion and Analysis” above.

(3)

Each of Messrs. Earl, Ludwig, Akhavan, Wilson and Leichtner were eligible to earn a bonus under our Final 2016 Executive Bonus Plan based on Glu achieving a specified fourth quarter of 2016 Adjusted EBITDA target. The “Target” column represents the target bonus that could have been earned by each executive if we achieved a specified fourth quarter of 2016 Adjusted EBITDA target.  The “Maximum” column represents the maximum total bonus that could have been earned by each executive, which was capped at 200% of the executive officer’s annual base salary for Messrs. Earl, Ludwig and Akhavan and 100% of the executive officer’s annual base salary for Messrs. Wilson and Leichtner, regardless of the extent to which we exceeded the fourth quarter of 2016 Adjusted

EBITDA goal. There was no threshold for an executive to earn a bonus under the plan. For more details on our Final 2016 Executive Bonus Plan, see “Compensation Discussion and Analysis” above.
(4)

On November 14, 2016, our Compensation Committee approved an award to Mr. Earl of an option to purchase 1,500,000 shares of our common stock. However, due to a limitation contained in our 2007 Equity Incentive Plan regarding the number of shares that may be awarded to any employee during a calendar year (the “Plan Grant Limitation”), we were only able to award Mr. Earl an option to purchase 650,000 shares of our common stock at such time.  Due to the Plan Grant Limitation, our Compensation Committee on November 14, 2016 approved a bifurcation of this grant, and Mr. Earl was awarded the 850,000 share balance of his option on January 3, 2017, the first trading day of 2017, with identical vesting to the option granted on November 14, 2017 (i.e., 25% of the underlying shares vest on November 14, 2018 and 1/48th of the underlying shares vest monthly thereafter).

Outstanding Equity Awards at the End of 2016

The following table provides information with respect to outstanding stock options and RSU awards held by our Named Executive Officers as of December 31,  2016.

	Option Awards						Stock Awards
									Market
							Number of		Value of
							Shares or		Shares or
							Units of		Units of
							Stock		Stock
			Number of Securities		Option	Option	That Have		That Have
			Underlying Options(1)(2)		Exercise	Expiration	Not		Not
Name	Grant Date		Exercisable	Unexercisable	Price(3)	Date	Vested(4)		Vested (5)

Niccolo M. de Masi	10/20/11		475,000	0	2.90	10/20/17	—		—
	10/09/12		475,000	0	3.29	10/09/18	—		—
	10/08/13		211,375	55,625	2.91	10/18/19	—		—
	10/08/13		—	—	—	—	86,750		$168,295
	04/24/14		—	—	—	—	281,250	(6)	545,625
	06/04/15		—	—	—	—	421,875		818,438
	10/13/15		—	—	—	—	562,500		1,091,250

Nick Earl	12/09/15	(7)	81,250	218,750	2.92	12/09/25	—		—
	12/09/15	(7)	—	—	—	—	375,000		727,500
	10/11/16		0	850,000	2.13	10/11/26	—		—
	11/14/16	(8)	0	650,000	2.10	11/14/26	—		—

Eric R. Ludwig	10/20/11		285,000	0	2.90	10/20/17	—		—
	10/09/12		285,000	0	3.29	10/09/18	—		—
	10/08/13		109,250	28,750	2.91	10/18/19	—		—
	10/08/13		—	—	—	—	45,000		87,300
	02/11/14		—	—	—	—	25,000		48,500
	10/14/14		—	—	—	—	120,000		232,800
	10/14/14		111,041	93,959	4.10	10/14/20	—		—
	10/13/15		77,291	187,709	4.09	10/13/25	—		—
	10/13/15		—	—	—	—	251,250		487,425
	10/13/15		0	850,000	2.13	10/11/26	—		—

Chris Akhavan	05/14/13		187,500	25,000	2.74	05/14/19	—		—
	06/11/13		—	—	—	—	4,688		9,095
	06/11/13		31,250	6,250	2.43	06/11/19	—		—
	10/08/13		70,573	45,834	2.91	10/18/19	—		—
	10/08/13		—	—	—	—	28,964		56,190
	10/14/14		—	—	—	—	57,500		111,550
	10/14/14		54,166	18,572	4.10	10/14/20	—		—
	10/13/15		26,250	63,750	4.09	10/13/25	—		—
	10/13/15		—	—	—	—	82,500		160,050
	10/11/16		0	450,000	2.13	10/11/26

Tim Wilson	11/10/15		—	—	—	—	77,250		149,865
	05/12/16		—	—	—	—	150,000		291,000
	05/12/16		0	150,000	2.30	5/12/26	—		—
	10/11/16		0	450,000	2.13	10/11/26	—		—

Scott J. Leichtner	04/12/11		37,500	0	3.78	04/12/17	—		—
	04/10/12		50,000	0	4.30	04/10/18	—		—
	10/09/12		105,000	0	3.29	10/09/18	—		—
	10/08/13		43,032	11,325	2.91	10/18/19	—		—
	10/08/13		—	—	—	—	17,661		34,262
	10/14/14		—	—	—	—	37,500		72,750
	10/14/14		32,500	27,500	4.10	10/14/20	—		—
	10/13/15		26,250	63,750	4.09	10/13/25	—		—
	10/13/15		—	—	—	—	82,500		160,050
	10/11/16		0	350,000	2.13	10/11/26	—		—

(1)

Except as otherwise described in these footnotes, each option was granted under our 2007 Equity Incentive Plan and vests with respect to 25% of the underlying shares on the first anniversary of the grant date and as to 1/48th of the shares of common stock underlying it monthly thereafter.

(2)

We have entered into the severance agreements described under “Potential Payments upon Termination or Change in Control” below, which provide for acceleration of vesting of each equity award made or to be made to our Named Executive Officers if certain events occur following a change of control of Glu, or as to our Executive Chairman, absent a change of control.

(3)	Represents the fair market value of a share of our common stock, which is equal to the closing price of our common stock on The NASDAQ Global Market on the grant date.
(4)

Each award in this column is an RSU award.  Except as otherwise noted, each RSU vests as to 25% of the total number of shares on the applicable quarterly vesting date that is at least one year from the grant date (the “RSU First Vesting Date”), with the remaining 75% of the shares vesting in equal quarterly installments over the next three years following the RSU First Vesting Date on the same day of each third month (e.g., if the RSU First Vesting Date is February 15, the first quarterly vesting date will be May 15, the next quarterly vesting date will be August 15, etc.); provided, however, that if any portion of the RSU vests on a date that is a non‑trading day on The NASDAQ Stock Market, then the award will vest on the next trading day.

(5)

Represents the product of the number of shares subject to the RSU that have not vested multiplied by the closing price of our common stock on The NASDAQ Global Market on December 30, 2016, the last trading day of 2016, which was $1.94.

(6)

Consists of three separate RSUs awarded to Mr. de Masi, one of which had only time‑based vesting and covered 175,000 shares (the “Time‑Based RSU”), and the other two of which had both time‑based and performance‑based vesting and covered an aggregate of 575,000 shares (the “CEO Performance‑Based RSUs”).  The Time‑Based RSUs vest with respect to 25% of the shares on May 15, 2015 and the remaining 75% of the shares vest in equal quarterly installments over the next three years, with the first such quarterly vesting date beginning August 15, 2015.  The CEO Performance‑Based RSUs vest as to 25% of the shares on May 15, 2015 and the remaining 75% of the underlying shares vesting in equal 12.5% installments over the next three years on the same day of each sixth month (e.g., the second vesting date would be November 15, 2015, the third vesting date would be May 15, 2016, etc.).  In July 2014, the Compensation Committee removed the performance‑based vesting criteria of the CEO Performance‑Based RSUs.

(7)	On December 7, 2015, our Compensation Committee approved an award to Mr. Earl of an option to purchase 300,000 shares of our common stock and 500,000 RSUs under our 2008 Equity Inducement Plan.
(8)

On November 14, 2016, our Compensation Committee approved an award to Mr. Earl of an option to purchase 1,500,000 shares of our common stock. However, due to the Plan Grant Limitation, we were only able to award Mr. Earl an option to purchase 650,000 shares of our common stock at such time.  Due to the Plan Grant Limitation, our Compensation Committee on November 14, 2016 approved a bifurcation of this grant, and Mr. Earl was awarded the 850,000 share balance of his option on January 3, 2017, the first trading day of 2017, with identical vesting to the option granted on November 14, 2017 (i.e., 25% of the underlying shares vest on November 14, 2018 and 1/48th of the underlying shares vest monthly thereafter).

Option Exercises and Stock Vested in 2016

The following table shows information about stock option exercises and RSU award settlements for each of the Named Executive Officers during 2016, including the value realized upon exercise or settlement.  Other than RSUs, we have not granted any stock awards (as opposed to other forms of equity compensation) to any of our employees.

Name	Number of Shares Acquired On Exercise of Options	Value Realized On Exercise of Options($)(1)	Number of Shares Acquired On Settlement of RSUs(2)	Value Realized On Settlement of RSUs($)(3)
Niccolo M. de Masi	37,501	$19,223	789,875	$1,992,643
Nick Earl	—	—	125,000	257,500
Eric R. Ludwig	28,138	11,171	208,750	489,713
Chris Akhavan	—	—	91,464	218,959
Tim Wilson	—	—	25,750	53,045
Scott J. Leichtner	76,250	77,800	63,911	149,042

(1)

The value realized on exercise of option awards is calculated as the difference between the price at which the exercised shares were sold (excluding brokerage commissions) and the exercise price of the options.

(2)

Amounts reported in this column include shares relinquished by the Named Executive Officer and cancelled by Glu in exchange for Glu’s agreement to pay federal and state tax withholding obligations of the Named Executive Officer resulting from the vesting of RSUs, including withholding of 365,306 shares from Mr. de Masi, 46,975 shares from Mr. Earl, 79,440 shares from Mr. Ludwig, 35,229 shares from Mr. Akhavan, 9,677 shares from Mr. Wilson and 24,504 shares from Mr. Leichtner.

(3)	The value realized on settlement of RSUs is calculated by multiplying the number of RSUs settled by the closing price of Glu’s common stock on the settlement date.

Pension Benefits and Nonqualified Deferred Compensation

We do not provide any defined benefit plan pension benefits or a nonqualified deferred compensation plan to our Named Executive Officers.

Potential Payments upon Termination or Change in Control

 Mr. de Masi

 In connection with the appointment of Niccolo M. de Masi as our Executive Chairman effective as of November 2,  2016, we entered into an Executive Chairman Agreement with Mr. de Masi.

The Executive Chairman Agreement provides that in the event of a “cessation,” or if Mr. de Masi’s employment is terminated other than for “cause,” death or disability, prior to the third anniversary of the Executive Chairman Agreement, and Mr. de Masi delivers to us a signed agreement and general release, then he will be entitled to the following severance benefits:

•

any then unearned portion of his salary, payable based on an annual amount of $375,000, had he continued to provide services through the third anniversary of the Executive Chairman Agreement, payable in a lump sum;

•	each of his outstanding and not fully vested equity awards become fully vested and exercisable through all vesting tranches that would otherwise occur prior to November 16, 2019; and

•	continuation of coverage for him (and any eligible dependents) pursuant to COBRA for the balance of the period until November 2, 2019.

The Executive Chairman Agreement also provides that in the event of a “corporate transaction” as defined in the 2007 Equity Incentive Plan, the vesting of all of Mr. de Masi’s outstanding and not fully vested equity awards shall fully accelerate, and such awards shall become exercisable (as applicable) and free of all restrictions (other than those set forth in our insider trading policies then in effect or imposed by applicable law) in full prior to the consummation of such corporate transaction.

The following definitions apply to the Executive Chairman Agreement:

“Cause” is defined to mean (i) Mr. de Masi committing an act of gross negligence, including misappropriation, embezzlement or fraud, that materially adversely affects us or any of our customers, suppliers or partners, (ii) willful misconduct in the performance of services for us or breach of fiduciary duty involving personal profit (other than unintentional, immaterial breaches that are promptly cured after written notice to Mr. de Masi), (iii) his being convicted of, or pleading no contest to, any felony, (iv) any material breach of any agreement with us by him that remains uncured for thirty (30) days after written notice by us to Mr. de Masi, unless that breach is incapable of cure, in which case no cure period shall be permitted, or any other material unauthorized use or disclosure of the our confidential information or trade secrets involving personal benefit, or (v) his failure to follow the lawful and reasonable directions of the Board; provided that, at any point when Mr. de Masi no longer serves as Executive Chairman, principal executive officer, or otherwise as an employee of Glu, and serves only as a member of the Board, “Cause” shall instead mean a breach of fiduciary duties as a director such that he would not be entitled to indemnification under applicable law.

“Cessation” means (a) Mr. de Masi ceases to serve as a member of the Board at any time prior to the third anniversary of entry into the Executive Chairman Agreement, provided that such cessation is (I) at the written request of the majority of the members of the Board (or made by a majority of the Board at a properly called meeting thereof), (II) due to Mr. de Masi not being recommended by us or the Board for reelection or not being reelected to the Board by our stockholders, (III) following a material breach of the Executive Chairman Agreement by us of which Mr. de Masi has notified us within 90 days after such breach in writing that Glu has materially breached the Executive Chairman Agreement (specifying the provision(s) breached and the circumstances constituting such breach), we have failed to cure such breach within 30 days following such notice, and Mr. de Masi has resigned and ceased service within fifteen (15) days of such failure to cure, or (IV) following a material diminution in Mr. de Masi’s assigned duties as Executive Chairman, provided that he first notifies us within 30 days after such material diminution in writing that such event has occurred and we have failed to cure such diminution within 30 days following such notice, and Mr. de Masi has resigned and ceased service within fifteen (15) days of such failure to cure (a resignation fulfilling all of the requirements of clause (a) (III) or (a)(IV) shall be deemed for “Good Reason”), or (b) Mr. de Masi ceases to serve as Executive Chairman at the written request of the majority of the members of the Board (or made by a majority of the Board at a properly called meeting thereof). For the avoidance of doubt, (i) except as provided above, any voluntary termination of Mr. de Masi’s service or termination of his service due to his death or disability or (ii) termination of Mr. de Masi’s status as a “principal executive officer” while still serving as Executive Chairman or as a member of the Board shall, in each case, not constitute a cessation under the Executive Chairman Agreement.

If we had been subject to a corporate transaction as of December 31, 2016, Mr. de Masi would have received $1,301,416 upon the full acceleration of all of his unvested shares subject to outstanding equity awards held by him on

December 31, 2016. The table below estimates the payments that Mr. de Masi would have received in the event of a cessation, or if his employment was terminated other than for cause, death or disability, as of December 31, 2016:

	Benefits	Cessation or Termination Other Than for Cause or Disability ($)
Niccolo M. de Masi	Severance	1,048,973
	Equity Acceleration(1)	1,301,416	(3)(4)
	Cobra Premium(2)	59,877
	Total Value	2,410,265

(1)

These amounts are calculated by aggregating the sums determined by multiplying, for each award the number of shares accelerated by (a) the positive difference, if any, between the closing price per share of our common stock on The NASDAQ Global Market on December 30, 2016, the last trading day of 2016, which was $1.94, and the option exercise price per share for stock options, and (b) $1.94 per share in the case of RSUs.

(2)	COBRA payout amounts are estimated based on the cost of the monthly premium and represent coverage for medical, dental and vision insurance for the executive and his eligible dependents, if any.
(3)	Reflects full acceleration of all unvested shares subject to outstanding equity awards held by Mr. de Masi on December 31, 2016.
(4)

These amounts are calculated by aggregating the sums determined by multiplying, for each award the number of shares accelerated by (a) the positive difference, if any, between the closing price per share of our common stock on The NASDAQ Global Market on December 30, 2016, the last trading day of 2016, which was $1.94, and the option exercise price per share for stock options, and (b) $1.94 per share in the case of RSUs.

Mr. Earl

On November 10, 2016, we entered into both an employment agreement and a Change of Control Severance Agreement with Nick Earl, our President and Chief Executive Officer.

The employment agreement provides that should Mr. Earl terminate his employment based on an “involuntary termination” or be terminated, other than for “cause” or disability, at any time, other than within twelve months after a “change in control transaction,” and Mr. Earl delivers to us a signed agreement and general release, then Mr. Earl will be entitled to the following severance benefits:

•	12 months of his then-current annual base salary, payable in lump-sum; and
•	up to 12 months of continuation coverage for him (and any eligible dependents) pursuant to COBRA.

The Change of Control Severance Agreement provides that if Mr. Earl terminates his employment based on an “involuntary termination” or if he is terminated, other than for “cause” or disability, within 12 months after a “change in control transaction,” and Mr. Earl delivers to us a signed agreement and general release, he would receive the same benefits set forth above pursuant to his employment agreement, except that he will also receive

•	a lump-sum payment of his annual bonus for such calendar year, based on the target potential amount; and
•	full vesting for all of his outstanding and unvested equity awards that were granted after November 10, 2016.

Outstanding and unvested equity awards that were granted prior to November 10, 2016 remain subject to the severance agreement we entered into with Mr. Earl on February 8, 2016.  Such severance agreement provides that if Mr.

Earl terminates his employment based on an “involuntary termination” or is terminated, other than for “cause” or disability, within 12 months after a “change in control transaction,” he would receive an additional 36 months of vesting with respect to each of his then outstanding and not fully vested equity awards.

Mr. Ludwig

On October 10, 2008, we entered into a severance agreement with Eric R. Ludwig, our Executive Vice President, Chief Operating Officer and Chief Financial Officer, which was amended on July 7, 2011.  Under this agreement, as amended, if Mr. Ludwig terminates his employment based on an “involuntary termination” or if he is terminated, other than for “cause” or disability, within 12 months after a “change in control transaction,” he would receive 12 months of his then‑current annual base salary, payable in lump‑sum.  Mr. Ludwig would also receive a lump‑sum payment of his annual bonus for such calendar year, based on the target potential amount.  Additionally, Mr. Ludwig’s then outstanding and unvested equity awards would become fully vested.  Finally, Mr. Ludwig would receive reimbursement for up to 12 months of COBRA premiums.

Messrs. Akhavan, Wilson and Leichtner

On July 7, 2011, we entered into a change of control severance agreement with Scott Leichtner, our Vice President, General Counsel and Corporate Secretary, on June 3, 2013, we entered into a change of control severance agreement with Chris Akhavan and on November 10, 2015 we entered into a change of control severance agreement with Tim Wilson.  Each of these agreements provides that if the executive terminates his employment based on an “involuntary termination” or is terminated, other than for “cause” or disability, within 12 months after a “change in control transaction,” he would receive six months of his then‑current annual base salary, payable in lump‑sum.  Each officer would also receive 50% of his annual bonus for such calendar year, based on the target potential amount.  Additionally, each officer would receive an additional 36 months of vesting with respect to each of his then outstanding and not fully vested equity awards.  Finally, each officer would receive reimbursement for up to six months of COBRA premiums.

The following definitions are used in the severance agreements and retention arrangements described for the Named Executive Officers (other than the definition of “Cause” for Mr. de Masi which is defined above):

“Cause” is defined to mean (1) the executive’s committing an act of gross negligence, gross misconduct or dishonesty, or other willful act, including misappropriation, embezzlement or fraud, that materially adversely affects us or any of our customers, suppliers or partners, (2) his personal dishonesty, willful misconduct in the performance of services for us, or breach of fiduciary duty involving personal profit, (3) his being convicted of, or pleading no contest to, any felony or misdemeanor involving fraud, breach of trust or misappropriation or any other act that our Board reasonably believes in good faith has materially adversely affected, or upon disclosure will materially adversely affect, us, including our public reputation, (4) any material breach of any agreement with us by him that remains uncured for 30 days after written notice by us to him, unless that breach is incapable of cure, or any other material unauthorized use or disclosure of our confidential information or trade secrets involving personal benefit or (5) his failure to follow the lawful directions of our Board or, if he is not the Chief Executive Officer, the lawful directions of the Chief Executive Officer, in the scope of his employment unless he reasonably believes in good faith that these directions are not lawful and notifies our Board or Chief Executive Officer, as the case may be, of the reasons for his belief.

A “change in control transaction” is defined to mean the closing of (1) a merger or consolidation in one transaction or a series of related transactions, in which our securities held by our stockholders before the merger or consolidation represent less than 50% of the outstanding voting equity securities of the surviving corporation after the transaction or series of related transactions, (2) a sale or other transfer of all or substantially all of our assets as a going concern, in one transaction or a series of related transactions, followed by the distribution to our stockholders of any proceeds remaining after payment of creditors or (3) a transfer of more than 50% of our outstanding voting equity securities by our stockholders to one or more related persons or entities other than Glu in one transaction or a series of related transactions.

“Involuntary Termination” is defined to mean the executive’s resignation of employment from Glu expressly based on the occurrence of any of the following conditions, without the executive’s informed written consent, provided, however, that with respect to each of the following conditions, the executive must (1) within 90 days following its occurrence, deliver to us a written notice explaining the specific basis for the executive’s belief that he is entitled to terminate his employment due to an Involuntary Termination and (2) give us an opportunity to cure any of the following within 30 days following delivery of such notice and explanation: (1) a material reduction in his duties, position or responsibilities, or his removal from these duties, position and responsibilities, unless he is provided with a position of substantially equal or greater organizational level, duties, authority and compensation; provided, however, that a change of title, in and of itself, or a reduction of duties, position or responsibilities solely by virtue of our being acquired and made part of a larger entity will not constitute an “Involuntary Termination,” (2) a greater than 15% reduction in his then current annual base compensation that is not applicable to our other executive officers or (3) without his express written consent, a relocation to a facility or a location more than 30 miles from his then current location of employment. Involuntary Termination does not include a termination of employment for death or permanent disability.

 The table below estimates as of December 31, 2016 the potential payments to Messrs. Earl, Ludwig, Akhavan, Wilson and Leichtner should such officer terminate his employment based on an “involuntary termination” or be terminated other than for “cause” or disability either (1) within 12 months following a “change in control transaction” or (2) or in the absence of a “change in control transaction.”

	Benefits	Termination Other Than for Cause or Disability or by Named Executive Officer Based on an Involuntary Termination Within 12 Months Following Change in Control Transaction($)		Termination Other Than for Cause or Disability or by Named Executive Officer Based on an Involuntary Termination Absent a Change in Control Transaction($)
Nick Earl	Severance	450,000		450,000
	Bonus	450,000		—
	Equity Acceleration(1)	727,500	(3)	—
	Cobra Premium(2)	21,405		21,405
	Total Value	1,648,905		471,405

Eric R. Ludwig	Severance	375,000
	Bonus	375,000
	Equity Acceleration(1)	856,885	(4)
	Cobra Premium(2)	21,405
	Total Value	1,627,431

Chris Akhavan	Severance	140,000
	Bonus	140,000
	Equity Acceleration(1)	336,885	(5)
	Cobra Premium(2)	3,301
	Total Value	620,186

Tim Wilson	Severance	142,500
	Bonus	71,250
	Equity Acceleration(1)	911,250	(5)
	Cobra Premium(2)	10,393
	Total Value	1,125,000

Scott J. Leichtner	Severance	152,500
	Bonus	76,250
	Equity Acceleration(1)	422,995	(5)
	Cobra Premium(2)	9,302
	Total Value	638,797

(1)

These amounts are calculated by aggregating the sums determined by multiplying, for each award the number of shares accelerated by (a) the positive difference, if any, between the closing price per share of our common stock on The NASDAQ Global Market on December 30, 2016, the last trading day of 2016, which was $1.94, and the option exercise price per share for stock options, and (b) $1.94 per share in the case of RSUs.

(2)	COBRA payout amounts are estimated based on the cost of the monthly premium and represent coverage for medical, dental and vision insurance for the executive and his eligible dependents, if any.
(3)

Reflects full acceleration of all unvested shares subject to outstanding equity awards held by Mr. Earl on December 31, 2016 and granted after November 10, 2016 and an additional 36 months of vesting of all outstanding equity awards held by Mr. Earl on December 31, 2016 and granted prior to November 10, 2016.

(4)	Reflects full acceleration of all unvested shares subject to outstanding equity awards held by Mr. Ludwig on December 31, 2016.
(5)	Reflects an additional 36 months of vesting of all outstanding equity awards held by the executive officer on December 31, 2016.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review, Approval or Ratification of Transactions with Related Persons

Our Nominating and Governance Committee has adopted a written related‑person transactions policy.  The Nominating and Governance Committee reviews transactions that may be “related‑person transactions,” which are transactions between us and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest.  For purposes of the policy, a related person is a director, executive officer, nominee for director, or a greater than 5% beneficial owner of our common stock and their immediate family members, in each case as of January 1, 2016, the beginning of our last fiscal year.

This policy provides that, barring special facts or circumstances, a related person does not have a direct or indirect material interest in the following categories of transactions:

•	employment‑related compensation to executive officers that is approved by the Compensation Committee;
•	compensation to non‑employee directors that is reported in our proxy statement;
•

any transaction with another company to which the related party’s only relationship is as a director, beneficial owner of less than 10% of that company’s shares, or employee (other than an executive officer), if the aggregate amount involved does not exceed the greater of $500,000 or 2% of that company’s total annual revenues;

•

any transaction where the related party’s interest arises solely from the ownership of our common stock and all holders of our common stock receive the same benefit on a pro rata basis (e.g., a dividend); and

•	ordinary course business travel and expenses, advances and reimbursements.

In determining whether to approve or ratify a related‑person transaction, the Nominating and Governance Committee will take into account, among other factors it deems appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances, the extent of the related party’s interest in the transaction, the benefits to us of the transaction, the potential impact on a director’s independence and whether the transaction would impair the judgment of a director or executive officer to act in our best interests and those of our stockholders.

Tencent Transaction

On April 29, 2015, Glu agreed to issue in a private placement offering to Red River Investments Limited (“Red River”), a wholly-owned subsidiary of Tencent, an aggregate of 21,000,000 shares of Glu’s common stock at a purchase price of $6.00 per share, for aggregate proceeds of $126 million (the “Offering”).  The shares of Glu’s common stock were issued in two separate closings on each of April 29, 2015 and June 3, 2015. In connection with the Offering, Red River became a greater than 5% owner of Glu, and Glu and Tencent became parties to a voting and standstill agreement, pursuant to which Glu agreed to cause Steven Ma, Senior Vice President of Tencent, to be elected and appointed as a new member of the Board as a Class I director, and to subsequently nominate for future director elections Mr. Ma or his successor as the designee of Tencent on the Board.  On April 28, 2015, the Board so elected Mr. Ma.  Mr. Ma resigned from the Board on January 23, 2017 and was replaced by Mr. Feder on January 26, 2017 pursuant to the voting and standstill agreement. Tencent, through Red River and another of its controlled affiliates, held 20.5% of Glu’s outstanding shares as of April 12, 2017.

Indemnification Agreements

We have entered into indemnity agreements with each of our directors and executive officers that may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law.  These indemnity agreements may require us, among other things, to indemnify our directors and executive officers against liabilities that may arise by reason of their status or service.  These indemnity agreements may also require us to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit or proceeding.  We believe that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.  We have obtained insurance policies under which, subject to the limitations of the policies, coverage is provided to our directors and officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or officer, including claims relating to public securities matters, and to us with respect to payments that may be made by us to these officers and directors pursuant to our indemnification obligations or otherwise as a matter of law.

Other than the indemnification agreements and the compensation arrangements that are described in this proxy statement under the headings “Compensation Discussion and Analysis,” “Executive Compensation” and “Director Compensation,” since January 1, 2016, we have not been a party to any transaction or series of similar transactions in which the amount involved exceeded or will exceed $120,000 and in which any director, nominee for director, executive officer, holder of more than 5% of our common stock or certain persons or entities affiliated with them had or will have a material interest.

See also “Corporate Governance — Director Independence” for information the Board considered in determining the independence of our non‑employee directors.

PROPOSAL NO. 2

APPROVAL OF THE AMENDMENT AND RESTATEMENT OF OUR 2007 EQUITY INCENTIVE PLAN

On April 26, 2017, the Board, upon recommendation of the Compensation Committee, adopted the Third Amended and Restated 2007 Equity Incentive Plan (the “Restated Plan”), subject to stockholder approval.  The Restated Plan is an amendment and restatement of the Glu Mobile Inc. Second Amended and Restated 2007 Equity Incentive Plan (the “2007 Plan”), which was last amended in 2015.  If our stockholders do not approve this Proposal, then the 2007 Plan will continue without the amendments in accordance with its terms.

The principal terms of the Restated Plan are summarized below.  This summary is not a complete description of the Restated Plan, and it is qualified in its entirety by reference to the complete text of the Restated Plan document.  The Restated Plan, marked to show changes from the 2007 Plan, is attached as Appendix A to this proxy statement.

Amendments to the 2007 Plan

The following are the primary amendments to the 2007 Plan contained in the Restated Plan:

•	an increase to the available share reserve by 8,000,000 shares of our common stock (for a cumulative aggregate share authorization of 39,434,835 shares);
•	a limitation providing that no equity awards will vest, in whole or in part, prior to one year from the date of grant (subject to a 5% carve-out as described below);
•

a limitation of $600,000 on the grant date fair value of equity awards that may be granted to any non-employee director in any calendar year, plus an additional $600,000 in grant date fair value for one-time awards to a newly appointed or elected non-employee director;

•	a provision providing that any equity awards issued to our executive officers will be subject to any clawback or recoupment policies in effect or as may be amended or adopted from time to time; and
•

the ability for participants to  specify the percentage of shares they would like withheld by us for tax withholding obligations associated with vesting of RSUs or exercise of stock options, up to the maximum percentage permitted under the Code.

Equity Incentive Plan Information as of December 31, 2016

As of December 31, 2016, 10,406,654 shares issuable upon exercise of outstanding stock options with a weighted average exercise price of $3.02 per share and 6,703,916 shares subject to outstanding RSUs with no exercise price were outstanding under the 2007 Plan. As of December 31, 2016, 5,406,314 shares issuable upon exercise of outstanding stock options with a weighted average exercise price of $2.20 per share, and 1,520,259 shares subject to outstanding RSUs with no exercise price were outstanding under the 2008 Equity Inducement Plan. In addition, as of December 31, 2016, there were 2,839,105 shares available for grant under the 2007 Plan and 1,025,666 shares available for grant under our 2008 Equity Inducement Plan.

Rationale For and Reasons Why the Board Recommends a Vote FOR the Restated Plan

Equity Compensation Is a Critical Element of Our Compensation Policy.  We believe that long-term incentive compensation programs align the interests of management, employees and stockholders to create long-term stockholder value.  We strongly believe that the approval of the Restated Plan is essential to our continued success, because we otherwise would not have sufficient shares available under our 2007 Plan to attract and retain new employees or to motivate and retain our existing employees.  This is particularly critical since our employees are our most valuable asset.

Accordingly, approving the Restated Plan is in the best interest of our stockholders because equity awards help us to:

•	attract, motivate and retain talented employees;
•	align employee and stockholder interests;
•	link employee compensation with company performance; and
•	maintain a culture based on employee stock ownership.

After carefully forecasting our anticipated growth, hiring plans and retention needs and considering our historical grant and forfeiture rates, we anticipate the 8,000,000 shares that we seek to add to the 2007 Plan — combined with shares currently reserved under, or that we may add to, our 2008 Equity Inducement Plan (which we may use for certain newly hired employees and to grant equity awards in connection with acquisitions) will be sufficient to attract and retain key employees through approximately June 2018, at which point we expect to again ask for stockholder approval for an increase to the number of shares available under the 2007 Plan.  However, a change in business conditions or our strategy could alter this projection.

The Restated Plan Conforms to Best Practices in Equity Incentive Plans. The Restated Plan conforms to best practices in equity incentive plans in that it:

•	contains the provisions discussed above under “Amendments to the 2007 Plan,” including:
▪	a limitation providing that no equity awards will vest, in whole or in part, prior to one year from the date of grant (subject to a 5% carve-out as described below);
▪

a limitation of $600,000 on the grant date fair value of equity awards that may be granted to any non-employee director in any calendar year, plus an additional $600,000 in grant date fair value for one-time awards to a newly appointed or elected non-employee director; and

▪	a provision providing that any equity awards issued to our executive officers will be subject to any clawback or recoupment policies in effect or as may be amended or adopted from time to time;
•

includes a restriction that the following shares will not be available for future grant under the Restated Plan: (1) shares used in connection with the exercise of a stock option or stock appreciation right to pay the exercise price or purchase price of such award or satisfy applicable tax withholding obligations and (2) the gross number of shares subject to stock appreciation rights that are exercised;

•	contains a prohibition against repricing or certain other exchanges of stock options and stock appreciation rights without stockholder approval;
•	does not contain single-trigger vesting acceleration rights, other than on a limited basis for non-employee directors;
•	does not permit the grant of discounted options or stock appreciation rights;
•

limits the transferability of awards, since generally awards may not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, except by will or the laws of descent and distribution;

•	does not contain tax gross-ups;

•	does not contain an evergreen provision to automatically increase the number of shares available under it; and
•	provides that awards under the Restated Plan are subject to recoupment as provided under applicable law and/or in a policy adopted by the Board.

Our Three-Year Burn Rate Would Be Below the ISS Threshold of 8.7% Excluding the Equity Awards Issued in Connection with the Crowdstar Acquisition.  We have carefully managed our annual equity award dilution over the past three years by, among other things, limiting equity awards to high-performing employees, determining the appropriate size of awards based on our review of market data and reviewing market practices for equity burn rates in our industry.  As a result, as noted in the table below, our burn rate for each of 2014 and 2015 was well below the ISS threshold of 8.7%.

Period	Total Options Granted (in thousands)	Total RSUs Granted (in thousands)	Burn Rate(1)
Fiscal 2014	1,344	3,925	7.9%
Fiscal 2015	1,659	4,955	7.7%
Fiscal 2016	10,347	5,094	13.6%

(1)

“Burn Rate” means the number of shares subject to equity awards granted in the fiscal year (using a 1.5x multiplier for each RSU or performance stock unit award), divided by basic weighted average shares of common stock outstanding during the fiscal year.

Our burn rate for 2016 was above the ISS threshold due to our acquisition of Crowdstar Inc. (“Crowdstar”) in November 2016.  This acquisition was effected as a direct stock purchase of the shares directly from certain of Crowdstar’s stockholders, including through a drag-along procedure utilized with respect to certain of these stockholders, and did not involve the cooperation of Crowdstar management.  As a result of the unique nature of this transaction, we believed that we needed to issue significant equity awards to Crowdstar’s existing employees in order to retain these employees and not disrupt Crowdstar’s operations and revenues.  Accordingly, we issued 1,100,000 RSUs and stock options to purchase an aggregate of 5,007,000 shares from our Inducement Plan to 79 existing Crowdstar employees. Excluding such grants, our burn rate would have been 8.6% for 2016, which is below the ISS threshold of 8.7%, and our three year burn rate would have been approximately 8.0%, which is below the ISS threshold.

At the time of the acquisition in November 2016, Crowdstar was preparing to launch its Design Home title.  Design Home had evidenced strong monetization in beta testing and we believed it would be a successful title that would be integral to the success of the acquisition. The success of that title and its impending launch were intimately tied to the retention of the employees of Crowdstar that had developed the title and had the knowledge and skills to support its launch and live operations. Crowdstar is also the developer of the long standing Covet Fashion title which has increased year over year revenues since its launch in 2013. Acquiring Crowdstar and ensuring a successful acquisition and integration also depended on the retention of the employees that oversee and operate Covet Fashion on a daily basis. The grants made to Crowdstar employees were a key part of their compensation package and ensuring that our acquisition of Crowdstar would be successful. We believe that given our historically conservative burn rate in years prior to 2016, the atypically higher use of equity that we deployed to retain Crowdstar employees in 2016 as compared to historical practice and considering best practices for equity plan management, increasing the number of shares available for grant under the Restated Plan will enable us to provide more competitive equity compensation to our employees and directors while continuing to comply with best practices for equity incentive plan grant practices.

We Broadly Distribute Equity Awards. Our equity awards are widely spread among our employees.  For example, during 2016, our Named Executive Officers received an aggregate of 150,000 RSUs and stock options to purchase an aggregate of 4,200,000 shares, or approximately 3.0% of the aggregate RSUs we granted to all employees in 2016 (including in connection with acquisitions) and approximately 37.4% of the aggregate stock options that we awarded to employees in 2016 (including in connection with acquisitions).  In 2016, substantially all of our North American employees who started with us during the year received an RSU and/or stock option award in the month following their start date, and approximately 440 of our global employees (representing 58% of all existing global employees as of December 31, 2016) received a refresh RSU award.

Conclusion

If our stockholders do not approve the Restated Plan, our plans to operate our business would be materially adversely affected because we otherwise would not have sufficient shares available under our 2007 Plan to attract and retain new employees or to motivate and retain our existing employees.  Additionally, if the shares available for grant under the 2007 Plan are not increased, we would need to continue to use our 2008 Equity Inducement Plan — which is a non-stockholder approved plan — to grant awards to newly hired employees, directors and consultants and find other ways to retain our current employees, as they are not eligible to receive awards under the 2008 Equity Inducement Plan due to rules put in place by Nasdaq with respect to non-stockholder approved plans.  This could require us to offer material cash-based incentives to compete for talent, which could have a significant impact upon our quarterly results of operations and balance sheet.  Moreover, this would not be competitive with most other technology companies in the San Francisco Bay Area with which we compete for talent or our peer companies.  We believe that a cash-based incentive program would not have significant long-term retention value and would not serve to align our employees’ interests as closely with those of our stockholders in the absence of equity incentives.

Our future success depends heavily on our ability to attract and retain high caliber employees.  The ability to grant equity awards is a necessary and powerful recruiting and retention tool for us to hire and motivate the quality personnel we need to compete.

For these reasons, we request that our stockholders approve the Restated Plan.  If the Restated Plan is not approved, we do not expect to be able to offer competitive equity packages to retain our current employees and hire new employees.

General

The Restated Plan provides for the grant of incentive stock options, nonstatutory stock options, restricted stock awards, stock appreciation rights, RSUs and stock bonuses and performance shares (collectively, the “stock awards”).  The Restated Plan also provides the ability to grant performance shares that may qualify the compensation attributable to those awards as performance-based compensation for purposes of the Code, as explained in greater detail below.

Incentive stock options granted under the Restated Plan are intended to qualify as “incentive stock options” within the meaning of Section 422 of the Code; nonstatutory stock options granted are not intended to qualify as incentive stock options under the Code. See “Federal Income Tax Information” for a discussion of the tax treatment of the various stock awards.

Purpose

Our Board adopted the 2007 Plan to provide a means to retain the services of our employees, directors, consultants, independent contractors and advisors, and those of any parent or subsidiary of ours, to attract and retain the new talent to our company that we will require to execute our strategy and grow our business, and to provide a means by which these eligible individuals may be given an opportunity to benefit from increases in the value of our common stock through the grant of equity awards, thereby aligning the long-term compensation and interests of those individuals with our stockholders.

Administration

The Restated Plan is administered by our Compensation Committee, all of the members of which are non-employee directors under applicable federal securities laws and outside directors as defined under applicable federal tax laws.  Our Compensation Committee has the authority to construe and interpret the Restated Plan, grant and determine the terms of each award, including the exercise price, the number of shares subject to the award, the exercisability of the award and the form of consideration payable upon exercise of the award, and make all other determinations necessary or advisable for the administration of the Restated Plan.

Eligibility

The Restated Plan provides for the grant of incentive stock options only to our employees and employees of any parent or subsidiary of ours.  All awards other than incentive stock options may be granted to our employees, directors, consultants, independent contractors and advisors, and those of any parent or subsidiary of ours.  As of March 31, 2017, we had a total of 699 employees and five non-employee directors who would be eligible to receive awards from the Restated Plan.  Our executive officers and directors have an interest in this Proposal insofar as they are eligible to receive awards under the Restated Plan.

Shares Subject to the Restated Plan

If stockholders approve the Restated Plan, then the shares reserved under the 2007 Plan will increase by 8,000,000 shares of our common stock, and the cumulative aggregate share authorization under the 2007 Plan will increase to 39,434,835 shares, which includes 2,461,644 shares that have been added to the plan pursuant to the “pour over” provision of our 2001 Second Amended and Restated Stock Option Plan (the “2001 Plan,” which plan expired when we adopted the 2007 Plan); this pour over provision allowed us to add to the 2007 Plan any shares that were subject to a stock option granted under our 2001 Plan that were cancelled, expired or terminated.  As of March 31, 2017, 10,847,140 shares of common stock were subject to outstanding options under the 2007 Plan, 6,235,653 shares of common stock were subject to outstanding RSUs and 2,673,092 shares of common stock remained available for future issuance, not including the 8,000,000 shares for which we are seeking stockholder approval.  The closing price of Glu’s common stock on The NASDAQ Global Market on April 12, 2017 was $2.25 per share.

The number of shares available for grant and issuance under the 2007 Plan increased automatically on January 1 of each of 2008 through 2011 by an amount equal to 3% of our shares outstanding on the immediately preceding December 31, pursuant to the terms of the 2007 Plan in accordance with a provision commonly known as an “evergreen” clause.  The Restated Plan no longer contains an “evergreen” provision.  In addition, the following shares will again be available for grant and issuance under our Restated Plan:

•	shares surrendered pursuant to an exchange program;
•

shares subject to an option or stock appreciation right granted under our Restated Plan that cease to be subject to the option or stock appreciation right for any reason other than exercise of the option or stock appreciation right;

•	shares used to satisfy the tax withholding obligations for RSU awards;
•	shares subject to an award granted under our Restated Plan that are subsequently forfeited or repurchased by us at the original issue price; and
•	shares subject to an award granted under our Restated Plan that otherwise terminates without shares being issued.

Full-Value Awards

A Full Value Award is an award — other than an option or stock appreciation right — that is settled in shares of common stock.  The Restated Plan provides that any shares that are subject to awards of options or stock appreciation rights will be counted against the share reserve limit as one share for every one share granted.  Additionally, the Restated Plan provides that any shares that are subject to Full Value Awards will be counted against the share reserve limit as 1.32 shares for every one share granted.  Paying dividend equivalents in cash in connection with any outstanding award will not be counted against the shares available for issuance under the Restated Plan.

If an award previously granted under the Restated Plan terminates, expires or lapses for any reason, any shares subject to the award may be used again for new grants under the Restated Plan.  The Restated Plan also reflects the share counting principle described above when determining the number of shares that may be re-granted after an award expires.  If an award terminates, expires or lapses for any reason, any share that again becomes available for future grant shall be added back to the Restated Plan (1) as one share if the share was subject to an option or a stock appreciation right, and (2) as 1.32 shares if such share was subject to a Full Value Award.

Vesting/Acceleration Restrictions

The Restated Plan mandates that awards shall not provide for any vesting prior to at least twelve (12) months from grant. In addition, the Compensation Committee will not permit the discretionary vesting of awards. Notwithstanding the foregoing, the Compensation Committee may permit (i) acceleration of vesting of awards in the event of a participant’s death, disability or a significant corporate transaction and (ii) vesting of awards on any basis prior to twelve (12) months from grant or any acceleration of vesting of awards representing up to an aggregate of five percent (5%) of the shares reserved for issuance under the Restated Plan. For purposes of awards to non-employee directors, a vesting period will be deemed to be one year if it runs from the date of one annual meeting of our stockholders to the next annual meeting of our stockholders.

Terms of Options

The Restated Plan provides for the grant of nonstatutory stock options, incentive stock options or a combination of each.  Incentive stock options may only be granted to our employees and employees of any parent or subsidiary of ours.  Subject to appropriate adjustment as provided in the Restated Plan, no person will be eligible to receive more than 1,500,000 shares in any calendar year under our Restated Plan.  Subject to adjustment as provided in the Restated Plan, in no event shall more than 16,666,666 shares of our common stock be available for issuance pursuant to the exercise of incentive stock options granted under the Restated Plan.

Each stock option granted under the Restated Plan must be evidenced by a written agreement between us and the optionee specifying the number of shares subject to the stock option and the other terms and conditions of the stock option, consistent with the requirements of the Restated Plan.  The exercise price of each stock option may not be less than the fair market value of a share of our common stock on the date of grant (except in connection with the assumption or substitution for another stock option in a manner qualifying under Sections 409A and 424(a) of the Code).  In addition, any incentive stock option granted to a person who at the time of grant owns stock possessing more than 10% of the total combined voting power of all classes of our stock or any subsidiary corporation of Glu (a “Ten Percent Stockholder”) must have an exercise price equal to at least 110% of the fair market value of a share of our common stock on the date of grant.

The Restated Plan provides that the stock option exercise price may be paid in cash or by check or, where expressly approved by our Compensation Committee (and to the extent not otherwise set forth in the applicable award agreement) and permitted under applicable law, by means of:

•	cancellation of indebtedness;
•	surrender of shares of our common stock owned by the optionee having a fair market value not less than the aggregate exercise price of the shares being exercised;
•	waiver of compensation due or accrued to the optionee for services rendered or to be rendered to Glu or a parent or subsidiary of Glu;
•	a broker-assisted cashless exercise;
•	by any combination of the above methods; or

•	any other method of payment permitted by applicable law.

Our Compensation Committee may provide for options to be exercised only as they vest or to be immediately exercisable with any shares issued on exercise being subject to our right of repurchase that lapses as the shares vest.  Options may vest based on time or achievement of performance conditions.  In general, our employee stock options vest over a four-year period, with 25% of the underlying shares vesting on the first anniversary of the grant date and the remaining shares vesting in equal monthly installments thereafter for the following three years.

The Restated Plan allows us to grant stock options with a term of up to ten years.  Subject to the term of the stock option, a stock option generally will remain exercisable for three months following the optionee’s termination of service, except that if service terminates as a result of an optionee’s death or disability, the stock option generally will remain exercisable for 12 months, and, if an employee optionee’s service is terminated for cause, the stock option will expire on the date of termination.  The Committee, in its discretion, may provide different post-termination exercise periods, but in any event the stock option must be exercised no later than the original expiration of its term.

Unless otherwise determined by our Compensation Committee, stock options are not assignable or transferable by the optionee other than by will or by the laws of descent and distribution.

Terms of Stock Appreciation Rights, or “SARs”

SARs provide for a payment, or payments, in cash or shares of our common stock, to the participant based upon the increase in the fair market value of our common stock on the date of exercise from the stated exercise price.  SARs may vest based on time or achievement of performance conditions.  Each SAR awarded under the Restated Plan must be evidenced by a written agreement between us and the participant specifying the terms and conditions of the SAR, consistent with the requirements of the Restated Plan.

Our Compensation Committee will determine the terms of each SAR, including the number of shares subject to the SAR, the exercise price and the time or times during which the SAR may be settled, the consideration to be distributed on settlement of the SAR and the effect of the participant’s termination on his or her SAR.  The exercise price of SAR may be less than the fair market value of the underlying shares of common stock.

A SAR may be awarded upon satisfaction of performance factors that are set out in advance in the participant’s individual award agreement.  If the participant earns the SAR upon the satisfaction of performance factors, then the Compensation Committee will determine the performance factors to be used, as well as the nature, length and starting date of the performance period.

The Restated Plan will still allow us to grant SARs with a term of up to ten years.  Except as may be set forth in the participant’s individual award agreement, vesting ceases upon the participant’s termination of service unless determined otherwise by the Compensation Committee.

Terms of Restricted Stock Unit Awards, or “RSUs”

RSUs represent the right to receive shares of our common stock at a specified date in the future, subject to forfeiture of that right because of termination of the participant’s services to us or the failure to achieve certain performance conditions.  If an RSU has not been forfeited, then on the date specified in the RSU agreement, we will deliver to the holder of the RSU whole shares of our common stock, which may be subject to additional restrictions, cash or a combination of our common stock and cash.

Our Compensation Committee will determine the terms of each RSU, including the number of shares subject to the RSU award, the time or times during which the RSU may be settled, the consideration to be distributed on settlement of the RSU and the effect of the participant’s termination on his or her RSU.

An RSU may be granted upon satisfaction of performance factors that are set out in advance in the participant’s individual award agreement.  If the RSU is being earned upon the satisfaction of performance factors, then the

Compensation Committee will determine the performance factors to be used, the nature, length and starting date of the performance period and the number of shares that will be subject to the RSU.

Except as may be set forth in the participant’s individual award agreement, vesting ceases upon the participant’s termination of service unless determined otherwise by the Compensation Committee.

Terms of Stock Bonus Awards

Stock bonuses are awards of shares of our common stock, which may be restricted stock or RSUs that are granted as additional compensation for service and/or performance.  Payment from the participant is not required for stock bonuses, and stock bonuses are generally not subject to vesting.

Our Compensation Committee will determine the number of shares to be awarded to a participant under a stock bonus award and any restrictions thereon.  These restrictions may be based upon completion of a specified number of years of service with Glu or upon satisfaction of performance goals as specified in the participant’s individual award agreement.  Prior to the grant of any stock bonus award, our Compensation Committee will determine the performance factors to be used, the nature, length and starting date of the performance period and the number of shares that will be awarded to the participant.

Except as may be set forth in the participant’s individual award agreement, vesting ceases upon the participant’s termination of service unless determined otherwise by the Compensation Committee.

Terms of Performance Shares

Performance shares are awards denominated in shares of our common stock that may be settled in cash or by issuance of those shares only if performance goals established by our Compensation Committee have been achieved or the awards otherwise vest.  Each performance share will have an initial value equal to the fair market value of a share of our common stock on the date of grant.  After the applicable performance period has ended, the holder of performance shares will be entitled to receive a payout of the number of performance shares earned by the participant over the performance period, to be determined as a function of the extent to which the corresponding performance factors or other vesting provisions have been achieved.

Before granting any performance share award, our Compensation Committee will determine the terms of each performance share award, including the number of shares subject to the award, the performance factors and performance period that will determine the time and extent to which each award of performance shares will be settled, the consideration to be distributed on settlement of the award and the effect of the participant’s termination on his or her performance share award.  Before settlement, the Compensation Committee shall determine the extent to which the performance shares have been earned.

Awards to Non-Employee Directors

Non-employee members of our Board of Directors are eligible to receive any type of award offered under the Restated Plan except incentive stock options, which can only be granted to employees.  Non-employee directors may not be granted any award or awards denominated in shares that exceed in the aggregate $600,000 in value (based on the financial accounting value of such awards) in any fiscal year, plus an additional $600,000 in value for one-time awards to a newly appointed or elected non-employee director. If stock options or SARs are granted to our non-employee directors, their exercise price may not be less than the fair market value of our common stock when the option or SAR is granted.  In the event of a corporate transaction, all awards held by our non-employee directors will accelerate fully and become vested and exercisable or settled, as the case may be.  Our Non-Employee Director Compensation Program provides for equity awards to our non-employee directors both on joining our board and on an annual basis.  Since the 2007 Plan was adopted, all of our equity awards to our non-employee directors have been stock options or RSUs that were awarded under the 2007 Plan, except for one award of 3,666 shares of restricted stock to one director made in 2007.  Under our Non-Employee Director Compensation Program as currently in effect, equity awards are granted to our continuing directors on the date of the annual stockholders meeting and vest upon the one year anniversary of the grant or at the next annual stockholder’s meeting.  Equity awards granted to new directors vest over three years, with 16-2/3% of the underlying shares vesting after six months and the remaining shares vesting in equal monthly installments over the next 30 months.  Please see “Director Compensation” above for more information.

Changes to Capital Structure

If there is any change to the outstanding shares of our common stock without our receipt of consideration (whether through stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification or similar change in our capital structure), appropriate adjustments will be made to: (a) the maximum number of securities issuable under the Restated Plan, (b) the exercise prices of and number of shares subject to outstanding options and stock appreciation rights, (c) the number of shares subject to RSUs and other outstanding awards, (d) the maximum number of shares that may be issued as incentive stock options, (e) the maximum number of shares that may be awarded to an individual or new employee in a calendar year and (f) the number of shares that are granted as awards to our non-employee directors.

Corporate Transactions; Changes in Control

In the event of certain significant corporate transactions, any or all outstanding awards under the Restated Plan may be assumed or replaced by the successor corporation.  In the alternative, the successor corporation may substitute equivalent awards or provide substantially similar consideration to award holders as was provided to stockholders after taking into account the existing provisions of the awards.  The successor corporation may also issue, in place of outstanding Glu shares held by the award holder, substantially similar shares or other property subject to repurchase restrictions no less favorable to the holder.  In the event such successor corporation refuses to assume, convert, replace or substitute awards, then such awards will expire on such transaction at such time and on such conditions as the Board will determine.  However, our Board or Compensation Committee may accelerate the vesting of such awards in connection with certain significant corporate transactions.

In the event of certain significant corporate transactions, the vesting of all awards granted to non-employee members of our Board of Directors will accelerate and such awards will become exercisable (as applicable) in full prior to the consummation of such corporate transaction at such times and on such conditions as the Compensation Committee determines.

A significant corporate transaction means the occurrence of any of the following events: (a) any person becomes the beneficial owner of Glu securities representing 50% or more of the total voting power represented by our then-outstanding voting securities; (b) our consummation of the sale or disposition of all or substantially all of our assets; (c) the consummation of a merger or consolidation of Glu with any other corporation, other than a merger or consolidation which would result in our voting securities outstanding immediately prior to such merger or consolidation continuing to represent 50% of the total voting power represented by the voting securities of Glu or such surviving entity or its parent outstanding immediately after such merger or consolidation.

Restrictions on Repricing

Unless our stockholders first approve such action, the Restated Plan provides that we may not (1) reprice (i.e., reduce the exercise price of) stock options or stock appreciation rights, (2) implement an option exchange program, or (3) reduce the exercise price of stock options or stock appreciation rights without the consent of the holder of such options or rights.

Provisions for Foreign Participants

Our Compensation Committee may modify awards granted to participants who are foreign nationals or employed outside the United States or establish subplans or procedures under the Restated Plan to recognize differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefit or other matters.

Duration, Termination and Amendment

Our Compensation Committee may terminate or amend the Restated Plan at any time; provided, however, that the committee will not, without the approval of our stockholders, amend the Restated Plan in any manner that requires stockholder approval.  Unless sooner terminated, the Restated Plan will expire on June 4, 2025.

Federal Income Tax Information

The following summary is intended only as a general guide to the current U.S. federal income tax consequences of participation in the Restated Plan and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances.  Furthermore, the tax consequences are complex and subject to change, and a taxpayer’s particular situation may be such that some variation of the described rules is applicable.

Incentive Stock Options

A participant recognizes no taxable ordinary income as a result of the grant or exercise of an incentive stock option qualifying under Section 422 of the Code.  However, the exercise of an incentive stock option may increase the participant’s alternative minimum tax liability, if any.

If a participant holds stock acquired through exercise of an incentive stock option for more than two years from the date on which the stock option was granted and more than one year after the date the stock option was exercised for those shares, any gain or loss on a disposition of those shares (a “qualifying disposition”) will be a long-term capital gain or loss.  Upon such a qualifying disposition, we will not be entitled to any income tax deduction.

Generally, if the participant disposes of the stock before the expiration of either of those holding periods (a “disqualifying disposition”), then at the time of such disqualifying disposition, the participant will realize taxable ordinary income equal to the lesser of (i) the excess of the stock’s fair market value on the date of exercise over the exercise price, or (ii) the participant’s actual gain, if any, on the purchase and sale.  The participant’s additional gain or any loss upon the disqualifying disposition will be a capital gain or loss, which will be long-term or short-term depending on whether the stock was held for more than one year.  To the extent the participant recognizes ordinary income by reason of a disqualifying disposition, generally we will be entitled to a corresponding income tax deduction in the tax year in which the disqualifying disposition occurs.

Nonstatutory Stock Options

Stock options not designated or qualifying as incentive stock options are nonstatutory stock options having no special tax status.  A participant generally recognizes no taxable ordinary income as the result of the grant of such a stock option.  Upon exercise of a nonstatutory stock option, the participant normally recognizes ordinary income in the amount of the difference between the stock option exercise price and the fair market value of the shares on the date of purchase.  Generally, we will be entitled to an income tax deduction in the tax year in which such ordinary income is recognized by the participant.

Upon the disposition of stock acquired by the exercise of a nonstatutory stock option, any gain or loss, based on the difference between the sale price and the fair market value on the exercise date, will be taxed as capital gain or loss.

Stock Appreciation Rights

A participant recognizes no taxable ordinary income upon the receipt of a SAR.  Upon the exercise of a SAR, the participant will recognize ordinary income in an amount equal to the excess of the fair market value of the underlying shares of common stock on the exercise date over the exercise price.  If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes.  We generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant in connection with the exercise of the stock appreciation right, except to the extent such deduction is limited by applicable provisions of the Code.

Restricted Stock Units

A participant recognizes no taxable income upon receipt of an RSU.  In general, the participant will recognize ordinary income in the year in which the shares subject to that award vest and are actually issued to the participant in an amount equal to the fair market value of the shares on the date of issuance.   Generally, we will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the participant at the time the shares are issued.  In general, the deduction will be allowed for the taxable year in which such ordinary income is recognized by the participant.

Stock Bonuses

A participant acquiring restricted stock generally will recognize ordinary income equal to the difference between the fair market value of the shares on the “determination date” (as defined below) and the participant’s purchase price, if any.  If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes.  The “determination date” is the date on which the participant acquires the shares unless they are subject to a substantial risk of forfeiture and are not transferable, in which case the determination date is the earlier of (a) the date on which the shares become transferable or (b) the date on which the shares are no longer subject to a substantial risk of forfeiture. If the determination date is after the date on which the participant acquires the shares, the participant may elect, pursuant to Section 83(b) of the Code, to have the date of acquisition be the determination date by filing an election with the Internal Revenue Service no later than 30 days after the date the shares are acquired.  Upon the sale of shares acquired pursuant to a restricted stock award, any gain or loss, based on the difference between the sale price and the fair market value on the determination date, will be taxed as a capital gain or loss.  Such gain or loss will be long-term or short-term depending on whether the stock was held for more than one year.  Generally, we will be entitled  to a corresponding income tax deduction in the year in which ordinary income is recognized by the participant.

Performance Shares

A participant generally will recognize no income upon the grant of a performance share award.  Upon the settlement of a performance share award, participants normally will recognize ordinary income in the year of receipt in an amount equal to the cash received, if any, and the fair market value of any unrestricted shares received.  If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes.  If the participant receives shares of restricted stock, the participant generally will be taxed in the same manner as described above in “Stock Bonuses.”  Upon the sale of any shares received, any gain or loss, based on the difference between the sale price and the fair market value on the “determination date,” will be taxed as a capital gain or loss.  We generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant on the determination date.

Potential Limitation on Deductions

Section 162(m) of the Code denies a deduction to any publicly held corporation for compensation paid to certain “covered employees” in a taxable year to the extent that compensation to each covered employee exceeds $1 million.  It is possible that compensation attributable to awards granted under the Restated Plan, when combined with all other types of compensation received by a covered employee from Glu, may cause this limitation to be exceeded in any particular year.  However, certain kinds of compensation, including qualified “performance-based compensation,” are disregarded for purposes of the deduction limitation.

In accordance with Treasury Regulations issued under Section 162(m) of the Code, compensation attributable to stock options and stock appreciation rights will qualify as performance-based compensation if: (a) such awards are approved by a Compensation Committee comprised solely of “outside directors,” (b) the plan contains a per-employee limitation on the number of shares for which such awards may be granted during a specified period, (c) the terms of the plan, including the per-employee limitation on grant size, are approved by the stockholders, and (d) the exercise or strike price of the award is no less than the fair market value of the stock on the date of grant.  It is intended that the Compensation Committee may grant stock options and stock appreciation rights under the Restated Plan that qualify as performance-based compensation that is exempt from the $1 million deduction limitation.

Compensation attributable to RSUs, stock bonus awards and performance shares will qualify as performance-based compensation, provided that: (a) the award is approved by a Compensation Committee comprised solely of “outside directors,” (b) the award is granted (or vests) based upon the achievement of an objective performance goal established in writing by the Compensation Committee while the outcome is substantially uncertain, (c) the Compensation Committee certifies in writing prior to the grant (or vesting, as applicable) of the award that the performance goal has been satisfied, and (d) prior to the issuance, stockholders have approved the material terms of the plan (including the class of employees eligible for awards, the business criteria on which the performance goals may be based, and the maximum amount, or formula used to calculate the amount, payable upon attainment of performance goals).  It is intended that the Compensation Committee may grant RSUs, stock bonus awards and performance shares under the Restated Plan that qualify as performance-based compensation that is exempt from the $1 million deduction limitation.

Awards Granted in 2016 under the 2007 Plan

We cannot currently determine the benefits or number of shares subject to awards that may be granted in 2017 to participants under the 2007 Plan; therefore, the following table sets forth information with respect to equity awards made in fiscal year 2016 under the 2007 Plan to each of the Named Executive Officers, our non-employee directors and our employees generally.

		Stock Options
Name	Restricted Stock Unit Awards	Number of Shares	Weighted average exercise price
Niccolo M. de Masi, Executive Chairman	—	—	—
Nick Earl, President and Chief Executive Officer	—	1,500,000	$2.12
Eric R. Ludwig, Executive Vice President, Chief Operating Officer and Chief Financial Officer	—	850,000	2.13
Chris Akhavan, Chief Revenue Officer	—	450,000	2.13
Tim Wilson, Chief Technology Officer	150,000	600,000	2.17
Scott J. Leichtner, VP, General Counsel & Secretary	—	350,000	2.13
Non-Employee Directors (6 persons)	150,000	300,000	2.41
Non-Executive Officer Employee Group	3,694,380	1,272,000	2.31

EQUITY COMPENSATION PLAN INFORMATION

Equity Compensation Plan Table

The following table sets forth certain information, as of December 31, 2016, concerning securities authorized for issuance under all of our equity compensation plans:  our 2001 Plan, which terminated when we adopted the 2007 Plan, 2007 Employee Stock Purchase Plan (the “ESPP”) and 2008 Equity Inducement Plan (the “Inducement Plan”).  The ESPP contained an “evergreen” provision, pursuant to which on January 1st of each year we automatically added 1% of our shares of common stock outstanding on the preceding December 31st to the shares reserved for issuance under the ESPP; this evergreen provision expired after the increase on January 1, 2015.  In addition, pursuant to a “pour over” provision in our 2007 Plan, options that were cancelled, expired or terminated under the 2001 Plan were added to the number of shares reserved for issuance under our 2007 Plan.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)
	(a)		(b)	(c)
Equity compensation plans approved by security holders	17,110,570		$3.02	4,018,143	(2)
Equity compensation plans not approved by security holders	6,926,573	(3)	2.20	1,025,666	(4)
Total	24,037,143		$5.22	5,043,809

(1)	The weighted average exercise price does not take into account the shares subject to outstanding RSUs, which have no exercise price.
(2)

Represents 2,839,105 shares available for issuance under our the 2007 Plan, which plan permits the grant of incentive and non-qualified stock options, stock appreciation rights, restricted stock, stock awards and RSUs; and 1,179,038 shares available for issuance under the ESPP.

(3)	Represents outstanding options under the Inducement Plan.
(4)	Represents shares available for issuance under the Inducement Plan, under which we may only grant non-qualified stock options and RSUs.

Equity Compensation Plans Not Approved by Securityholders

In March 2008, in connection with our acquisition of Superscape Group plc, our Board of Directors adopted the Inducement Plan to augment the shares available under our then existing 2007 Plan.  We have not sought stockholder approval for the Inducement Plan.  As such, awards under the Inducement Plan are granted in accordance with NASDAQ Listing Rule 5635(c)(4) and only to persons not previously an employee or director, or following a bona fide period of non-employment, as an inducement material to such individuals entering into employment with us.  The Inducement Plan, which has a ten-year term, did not require the approval of our stockholders.  We initially reserved 600,000 shares of our common stock for issuance under the Inducement Plan.  On December 28, 2009, the Compensation Committee of our Board of Directors increased the number of shares reserved for issuance under the Inducement Plan by 819,245 shares.  We used all of the 1,250,000 shares then available for a stock option grant to Niccolo M. de Masi in connection with his appointment as our new President and Chief Executive Officer.  Furthermore, in connection with the acquisitions of Griptonite, Inc. and Blammo Games Inc., the Compensation Committee increased the number of shares reserved for issuance under our Inducement Plan by 1,050,000 shares to grant stock options to certain of the new non-executive officer employees of Griptonite and Blammo.  In November 2012, the Compensation

Committee further increased the number of shares available for issuance by an additional 300,000 shares, all of which we used to award a stock option grant to our newly hired President of Studios.  In May 2013, the Compensation Committee amended the Inducement Plan to increase the number of shares available for grant by 200,000 shares in order to issue shares to new hires, including Chris Akhavan, our current Chief Revenue Officer who was at that time hired as our President of Publishing.  In December 2015, the Compensation Committee approved an increase in the number of authorized shares of common stock available for grant by 1,000,000 shares in connection with grants made to Nick Earl upon his hiring as President of Global Studios. Finally, in November 2016, the Compensation Committee approved an increase in the number of authorized shares of common stock available for grant by 6,000,000 to grant stock options and RSUs to employees of Crowdstar in connection with our acquisition of Crowdstar. Accordingly, as of December 31, 2016, we had reserved a total of 9,969,245 shares of our common stock for grant and issuance under the Inducement Plan since its inception, of which, 6,926,573 shares were subject to outstanding stock options and 1,025,666 shares remained available for issuance.  The remaining 2,017,006 shares represent shares that were subject to previously granted stock options under the Inducement Plan that have been exercised by the option holders.

The Inducement Plan initially permitted us to grant only non-qualified stock options.  However, effective November 2013, the Compensation Committee amended the Inducement Plan to permit the award of RSUs under the plan.  We may grant non-qualified stock options under the Inducement Plan at prices less than 100% of the fair value of the shares on the date of grant, at the discretion of our Board of Directors.  The fair value of our common stock is determined by the last sale price of our stock on The NASDAQ Global Market on the date of determination.  If any option granted under the Inducement Plan expires or terminates for any reason without being exercised in full, the unexercised shares will be available for grant under the Inducement Plan.  All outstanding awards are subject to adjustment for any future stock dividends, splits, combinations, or other changes in capitalization as described in the Inducement Plan.  If we were acquired and the acquiring corporation did not assume or replace the awards granted under the Inducement Plan, or if we were to liquidate or dissolve, all outstanding awards will expire on such terms as our Board of Directors determines.

The Board recommends that stockholders vote “FOR” the proposal to amend and restate our 2007 Equity Incentive Plan.

PROPOSAL NO. 3

APPROVAL OF THE AMENDMENT AND RESTATEMENT OF OUR 2007 EMPLOYEE STOCK PURCHASE PLAN

On April 26, 2017, the Board, upon recommendation of the Compensation Committee, adopted the Second Amended and Restated 2007 Employee Stock Purchase Plan (the “Restated ESPP”), subject to stockholder approval.  The Restated ESPP is an amendment and restatement of the ESPP.  If our stockholders do not approve this Proposal, then the ESPP will continue in full force in accordance with its terms.

The principal terms of the Restated ESPP are summarized below.  This summary is not a complete description of the Restated ESPP, and it is qualified in its entirety by reference to the complete text of the Restated ESPP document.  The Restated ESPP, marked to show changes from the ESPP, is attached as Appendix B to this proxy statement.

Amendments to the Restated ESPP

The following are the primary amendments to the ESPP contained in the Restated ESPP:

•	an increase to the available share reserve by 4,000,000 shares of our common stock (for a cumulative aggregate share authorization of 9,333,333); and
•	removal of the expiration date of the plan.

Background and Purpose of the Proposal

In January 2007, our Board of Directors adopted the 2007 Employee Stock Purchase Plan, which was approved by our stockholders in March 2007 and became effective March 27, 2007. Our Board amended and restated the 2007 Employee Stock Purchase Plan on August 1, 2011.

The primary purpose of the Restated ESPP is to increase the number of shares reserved for use under the ESPP by 4,000,000 and removal of the expiration date of the plan.

We believe that approval of the Restated ESPP will give us an adequate number of shares to operate the ESPP for approximately the next five years; however, this is an estimate that we used to determine the number of additional shares requested under the Restated ESPP and future circumstances (including the rate at which employees participate in the ESPP and the trading price of our common stock) may impact the rate at which the shares reserved are utilized and may result in the pool of shares lasting a shorter or longer period of time. The closing market price of our common stock as of April 12, 2017 was $2.25 per share, as reported on NASDAQ. In 2014, 2015 and 2016, we granted 425,552, 425,904 and 749,620 stock purchase rights, respectively.

As of December 31, 2016, there were 134,000,909 shares of our common stock outstanding. The dilutive impact of the ESPP prior to the Restated ESPP (which is the number of shares reserved for use under the ESPP, divided by the total number of shares outstanding) was approximately 3.98% as of December 31, 2016. If the Restated ESPP is approved, the potential dilution from issuances authorized under the Restated ESPP will increase to approximately 6.97% as of December 31, 2016. While we are aware of the potentially dilutive effect of maintaining the Restated ESPP, the Restated ESPP does require the payment of a per share purchase price (albeit discounted) and we also recognize the significant motivational and performance benefits that may be achieved from operating the Restated ESPP.

A summary description of the material features of the ESPP, as amended to reflect the proposed Restated ESPP, is set forth below.

Description of the 2007 Employee Stock Purchase Plan

The purpose of the Restated ESPP is to provide our employees who participate in the Restated ESPP with an opportunity to purchase shares of our common stock through payroll deductions. The Restated ESPP, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Sections 421 and 423 of the Code of 1986.

Administration

Our Compensation Committee will administer the Restated ESPP. Subject to the terms and conditions of the Restated ESPP, the committee has the power from time to time to:

•	determine when and how rights to purchase shares of our common stock shall be granted and the provisions of each offering of such rights;
•	to construe and interpret the Restated ESPP and rights granted under it, and to establish, amend and revoke rules and regulations for its administration; and
•	to amend the Restated ESPP.

All decisions, interpretations and determinations made by the Compensation Committee with respect to the Restated ESPP are final, binding and conclusive on all parties.

Eligibility

All of our officers and employees and the officers and employees of each of the designated subsidiaries under the Restated ESPP (other than those officers or employees owning five percent or more of our shares), subject to certain limitations imposed by Section 423(b) of the Code, that have been employed for at least two weeks prior to the applicable offering period and are regularly scheduled to work more than 20 hours per week and more than 5 months in a calendar year are eligible to participate in the Restated ESPP (an “Eligible Employee”). As of March 31, 2017, there were 429 Eligible Employees, including all of our Named Executive Officers.

Enrollment

As currently administered, the Restated ESPP provides two separate six-month offering periods per year (each, an “Offering Period”), beginning on August 22 and February 22 (each, an “Offering Date”). The last day of an Offering Period is referred to as the “Purchase Date.” Eligible Employees are not required to participate in any Offering Period but may participate in any or all Offering Periods. An Eligible Employee may become a participant (“Participant”) in the Restated ESPP for an Offering Period by delivering an enrollment form prior to the Offering Date for the Offering Period.

Except as provided otherwise for Participants on a leave of absence, a Participant may participate in the Restated ESPP only by means of payroll deduction. Such payroll deductions may not be less than 1% or greater than 15% of their cash compensation per pay period and may not exceed an amount which would cause the Participant’s right to purchase shares of our common stock under all employee stock purchase plans (as defined in Section 423 of the Code) maintained by us and related companies to accrue at a rate which exceeds $25,000 of the fair market value of such shares or stock (determined at the time such purchase right is granted) for each calendar year in which such purchase right would be outstanding at any time. A Participant may decrease the rate of payroll deductions or suspend deductions during an Offering Period by filing such a request which will be effective either immediately if delivered during an open trading window or beginning with the next payroll period. A participant may withdraw at any time up until a cut-off date that is generally one week prior to the Purchase Date.

Grant and Exercise of Rights; Purchase Price

Subject to certain limitations provided in the Restated ESPP or as set by the Compensation Committee, on the Offering Date of an applicable Offering Period, each Participant shall be granted a right to purchase a number of shares of our common stock equal to the quotient of (i) the aggregate payroll deductions authorized to be withheld by such Participant for such Offering Period, divided by (ii) the applicable purchase price of our common stock. The purchase price per share of our common stock under the ESPP is eighty-five percent (85%) of the lesser of the fair market value of a share of our common stock on the Offering Date or the Purchase Date (the “Purchase Price”). The fair market value of a share of our common stock on an applicable date will be the last reported sale price by NASDAQ on such date. Additionally, our Compensation Committee has set a cap on the maximum aggregate number of shares that can be purchased during an Offering Period of 450,000 shares.

Subject to certain limitations set forth in the Restated ESPP, each Participant in the Restated ESPP will be deemed to have exercised his or her right on each Purchase Date, to the extent that the balance then in the Participant’s account is sufficient to purchase, at the Purchase Price, the whole number of shares of our common stock subject to the right granted to such participant under the Restated ESPP for such Offering Period. No fractional share of our common stock shall be issued on the exercise of rights granted under the Restated ESPP. The amount, if any, of accumulated payroll deductions remaining in each Participant’s account after the purchase of shares of our common stock on each Purchase Date shall be carried forward into the next Offering Period.

Termination of Employment

Upon a termination of employment for any reason, including retirement, death, disability, or the failure of a Participant to remain an eligible employee, the participation of a Participant in the Restated ESPP shall automatically terminate and the Participant shall be refunded the amount of the balance of the Participant’s account under the Restated ESPP.

Transferability

Each right granted under the Restated ESPP will be assignable or transferable only by will or by the laws of descent and distribution and will be exercisable during the Participant’s lifetime only by the Participant.

Anti-Dilution

Whenever any change is made in our shares, by reason of any stock dividend or by reason of subdivision, stock split, reverse stock split, combination or exchange of shares, recapitalization, reorganization, reclassification of shares, or other similar corporate event affecting our shares, appropriate action will be taken by our Compensation Committee to make such proportionate adjustments, if any, as our Compensation Committee in its discretion may deem appropriate to reflect such change with respect to (i) the aggregate number and type of shares (or other securities or property) that may be issued under the Restated ESPP, (ii) the purchase price per share and number of shares subject to outstanding rights and (iii) the numerical limits under the Restated ESPP.

Amendment and Termination of the Restated ESPP

The Compensation Committee, in its discretion, may amend, suspend or terminate the Restated ESPP at any time and from time to time; provided, however, that approval by our stockholders entitled to vote shall be required to amend the Restated ESPP to (i) change the aggregate number of shares of our common stock that may be sold pursuant to rights granted under the Restated ESPP (other than any adjustment pursuant to the anti-dilution provisions of the Restated ESPP described above), and (iii) change the class of individuals who may be granted rights under the Restated ESPP. No termination, amendment or modification may make any change in any right theretofore granted which adversely affects the rights of any participant without the consent of such Participant; provided that an Offering Period may be terminated, amended or modified by the Compensation Committee if the committee determines it is in our best interests and the interests of our stockholders.

The ESPP is set to expire on August 14, 2017; however, if the Restated ESPP is approved by our stockholders at the annual meeting, the Restated ESPP shall be in effect indefinitely, unless terminated pursuant to the terms of the Restated ESPP.

U.S. Federal Income Tax Consequences

The following summary of certain U.S. federal income tax considerations to us and Participants with respect to the grant and exercise of rights to purchase shares under the Restated ESPP does not purport to be a complete statement of the law in this area and reference should be made to the applicable provisions of the Code. This summary does not address the tax considerations under foreign, state and local, estate and gift tax laws, and such tax laws may not correspond to the federal income tax treatment described herein. The exact income tax treatment of transactions under the Restated ESPP will depend upon the specific circumstances of the Participant, and Participants are advised to consult their personal tax advisors with regard to all consequences arising from the grant or exercise of options and the disposition of any acquired shares.

The Restated ESPP is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Code. If certain employment requirements are satisfied, an employee who is granted a right, or “option,” to purchase stock under a plan meeting the requirements of Section 423 of the Code will not be subject to federal income tax, and we will not be entitled to any deduction, on either the grant or the exercise of such right.

If shares acquired under the Restated ESPP are sold more than two years after the first day of the purchase period pursuant to which the shares were purchased, no taxable income results if the proceeds of the sale are equal to or less than the price paid for the shares. If the proceeds of the sale are higher than the purchase price, the Participant will recognize ordinary income for the year in which the sale occurs equal to the lesser of (a) the amount by which the purchase price was discounted below the fair market value of the shares on the first day of the purchase period pursuant to which the shares were purchased or (b) the excess of the amount actually received for the shares over the amount paid. In addition, the Participant may recognize long-term capital gain or loss in an amount equal to the difference between the proceeds of the sale and the employee’s basis in the shares (i.e., the Participant’s purchase price plus the amount taxed to the Participant as ordinary income). The Participant will receive long-term capital gain or loss treatment if he or she has held the shares for at least 12 months. No deduction is allowed to be taken by us.

If shares acquired under the Restated ESPP are sold within two years of the first day of the purchase period pursuant to which the shares were purchased, the Participant will recognize ordinary income equal to the difference between the fair market value of the shares on the exercise date and the Participant’s purchase price. This amount is reportable as ordinary income even if no profit was realized on the sale of shares or the shares were sold at a loss. Long-term or short-term (depending on the holding period for the shares) capital gain or loss will be recognized in an amount equal to the difference between the proceeds of sale and the Participant’s basis in the shares. The amount reportable as ordinary income from a sale made within two years of the first day of the purchase period pursuant to which the shares were purchased will generally be allowed as a tax deduction by us.

New Plan Benefits Table

Given that the number of shares that may be purchased under the Restated ESPP is determined, in part, by the market value of our common stock on the first and last day of the offering period and given that participation in the Restated ESPP is voluntary on the part of employees, the actual number of shares that may be purchased by any individual is not determinable. The following table sets forth (a) the number of shares that were purchased during fiscal 2016 under the Restated ESPP, and (b) the average per share purchase price paid for such shares.

Name and Position	Number of Shares Purchased (#)	Weighted Average Purchase Price Per Share ($)
Niccolo de Masi	—	—
Nick Earl	6,613	$1.93
Eric Ludwig	6,613	1.93
Chris Akhavan	—	—
Tim Wilson	3,692	1.93
Scott Leichtner	—	—
Executive Group	16,918	1.93
Non-Executive Director Group(1)	—	—
Non-Executive Officer Employee Group	732,702	2.52

(1)	Non-employee directors are not eligible to participate in the Restated ESPP.

Vote Required for Approval

Approval of the Restated ESPP requires an affirmative vote of a majority of votes cast by the holders of our outstanding shares. Accordingly, abstentions and broker non-votes will not be counted and will not affect the outcome of the vote on this proposal.

PROPOSAL NO. 4

ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with Section 14A of the Exchange Act, we are including in this proxy statement the opportunity for our stockholders to vote to approve, on a non-binding, advisory basis, the compensation of our Named Executive Officers as disclosed in this proxy statement. This non-binding advisory vote is commonly referred to as a “say on pay” vote. At our 2011 Annual Meeting of Stockholders, our stockholders approved advisory voting every three years on our executive compensation. Accordingly, we are requesting that stockholders vote, in an advisory capacity, on our Named Executive Officer compensation as disclosed in the “Compensation Discussion and Analysis” and “Executive Compensation” sections of this proxy statement at the Annual Meeting.

We strongly encourage stockholders to review the information contained in the “Compensation Discussion and Analysis” and “Executive Compensation” sections of this proxy statement, which discuss how our executive compensation policies and procedures implement our compensation philosophy and contain tabular information and narrative discussion about the compensation of our Named Executive Officers. The Compensation Committee and the Board believe that these policies and procedures are effective in implementing our compensation philosophy and in achieving its goals.

While the results of this advisory vote are not binding, the Compensation Committee will consider the outcome of the vote in deciding whether to take any action as a result of the vote and when making future compensation decisions for our Named Executive Officers.

The Board recommends that stockholders vote “FOR” the

following advisory resolution:

RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers as described in the “Compensation Discussion and Analysis” and “Executive Compensation” sections and the accompanying tabular and narrative disclosures in this proxy statement pursuant to the compensation disclosure rules of the SEC.

PROPOSAL NO. 5

ADVISORY VOTE ON THE FREQUENCY OF THE VOTE ON EXECUTIVE COMPENSATION

As discussed above in Proposal No. 4, legislation and related SEC regulations require that we provide stockholders with the opportunity to vote, on a non-binding, advisory basis, for their preference as to how frequently to vote on future advisory votes on the compensation of our Named Executive Officers as disclosed in accordance with the compensation disclosure rules of the SEC (such as provided in Proposal 4). Stockholders may indicate whether they would prefer that we conduct future advisory votes on executive compensation once every one, two, or three years. Stockholders also may abstain from casting a vote on this proposal.

We are recommending changing the frequency for the Say-on-Pay vote from every three years to every year. Our Board believes that an advisory vote every year will provide our stockholders the ability to evaluate the effectiveness of our overall compensation philosophy, policies and practices in the context of our business results for such year and on a timelier basis.  An annual advisory vote is also consistent with our goal to seek input from, and engage in discussion with, our stockholders on corporate governance matters and our compensation philosophy, policies and practices for our Named Executive Officers.

This vote is advisory, which means that the vote on executive compensation is not binding on Glu, our Board or the Compensation Committee. We recognize that our stockholders may have different views as to the best approach for our company, and therefore we look forward to hearing from our stockholders as to their preferences on the frequency of an advisory vote on executive compensation. Our Board and Compensation Committee will take into account the outcome of the vote; however, when considering the frequency of future advisory votes on executive compensation, our Board may decide that it is in the best interests of our stockholders and the Company to hold an advisory vote on executive compensation more or less frequently than the frequency receiving the most votes cast by our stockholders.

The Board recommends that stockholders vote “FOR” conducting an advisory vote on executive compensation every year.

PROPOSAL NO. 6

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM,

PRICEWATERHOUSECOOPERS LLP, FOR THE FISCAL YEAR

ENDING DECEMBER 31, 2017

Our Audit Committee has selected, and is submitting for ratification by the stockholders its selection of, PricewaterhouseCoopers LLP (“PwC”) to serve as our independent registered public accounting firm for the year ending December 31, 2017.  Although stockholder approval of this proposal is not required by law, the Audit Committee has determined that it is desirable to request that stockholders ratify this selection.  Notwithstanding the selection, the Audit Committee, in its discretion, may appoint a different independent registered public accounting firm at any time, if the Audit Committee feels that such a change would be in the best interests of us and our stockholders.  If our stockholders do not approve this Proposal No. 6, the Audit Committee will reconsider the selection of PwC as our independent registered public accounting firm for 2017.

The following table sets forth the aggregate fees and related expenses for which we were billed by PwC for professional services provided by them during 2016 and 2015.  The Audit Committee considered the provision of the services corresponding to these fees, and the Audit Committee believes that the provision of these services is compatible with PwC maintaining its independence.  The Audit Committee’s pre‑approval policies and procedures require prior approval by the Audit Committee of each engagement of PwC to perform services.  All of the professional services listed below were approved in accordance with these policies.

	2016	2015
Audit fees	$2,290,726	$1,785,254
Audit‑related fees	—	13,000
Tax fees	72,768	111,579
All other	2,700	2,700
Total	$2,366,194	$1,912,533

Audit Fees

These fees consist of amounts for professional services rendered in connection with the audit of our financial statements, reviews of the interim financial statements included in our quarterly reports on Form 10‑Q, for attestation services related to compliance with the Sarbanes‑Oxley Act of 2002, and statutory and regulatory filings or engagements.  In 2016 these fees also included costs for audit work related to Crowdstar and implementation of a new enterprise resource planning software.

Audit‑Related Fees

These fees consist of amounts for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements that are not reported under “Audit Fees.”    In 2015, these fees included services PwC performed related to a change in accounting methods and a SEC comment letter.

Tax Fees

These fees consist of professional services rendered for tax advice, planning and compliance (domestic and international).  These services include the preparation and review of income tax returns and international returns and assistance regarding transfer pricing; federal, state and international tax compliance; acquisitions; and general international tax planning.

All Other Fees

In both years, these fees consist of amounts paid for an annual subscription to PwC’s online accounting and auditing research tool.

For more information about PwC, please see the “Audit Committee Report” contained in this Proxy Statement.

Representatives of PwC are expected to attend the Annual Meeting. These representatives will be given the opportunity to make a statement if they desire to do so, and they will be available to respond to appropriate questions.

 The Board recommends that stockholders vote “FOR” the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2017.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board is composed of Dr. Ball and Messrs. Nada and Smith, each of whom is an independent director, as independence for audit committee members is defined in The NASDAQ Stock Market’s listing standards.

The members of the Audit Committee assist the Board in fulfilling its responsibilities relating to the oversight of the accounting, financial reporting, internal controls, financial practices and audit activities of Glu and our subsidiaries.

In fulfilling its oversight role, the Audit Committee has reviewed and discussed our audited financial statements with management and our independent registered public accounting firm.  The Audit Committee met ten times during 2016, including meetings with our independent registered public accounting firm, PricewaterhouseCoopers LLP, to review our quarterly and annual results.  It is not the duty of the Audit Committee to plan or conduct audits or to determine that the financial statements are complete and accurate and conform to generally accepted accounting principles.  Management is responsible for the preparation, presentation and integrity of our financial statements, accounting and financial reporting principles, internal controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations.  PricewaterhouseCoopers LLP is responsible for expressing an opinion on the conformity of our audited financial statements to generally accepted accounting principles.

The Audit Committee discussed with our independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 1301, as amended (Communication with Audit Committees). The Audit Committee has received from the independent registered public accounting firm the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm that firm’s independence.

Based upon the Audit Committee’s review and discussions referred to above, the Audit Committee recommended to the Board that our audited consolidated financial statements be included in our Annual Report on Form 10‑K for the year ended December 31, 2016, filed with the SEC on March 10, 2017.

Submitted by the Audit Committee of the Board,

Eric R. Ball (Chair)

Hany M. Nada

Benjamin T. Smith, IV

TRANSACTION OF OTHER BUSINESS

At the date of this proxy statement, the Board knows of no other business that will be conducted at the 2017 Annual Meeting of Stockholders, other than as described in this proxy statement.  If any other matter or matters are properly brought before the Annual Meeting, or any adjournment or postponement of the Annual Meeting, the persons named in the accompanying form of proxy intend to vote the proxy on such matters in accordance with their best judgment.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC’s rules allow us to incorporate by reference into this proxy statement the information we file with the SEC.  This means that we can disclose important information to you by referring you to another document without restating that information in this document.  Any information incorporated by reference into this proxy statement is considered to be part of this proxy statement from the date we file that document.  Any reports filed by us with the SEC after the date of this proxy statement will automatically update and, where applicable, supersede any information contained in this proxy statement or incorporated by reference in this proxy statement.

APPENDIX A

GLU MOBILE INC.

Amended & Restated 2007 Equity Incentive Plan

(As Proposed to be Amended ~~through June 4, 2015~~)

1. PURPOSE.  The purpose of this Plan is to provide incentives to attract, retain and motivate eligible persons whose present and potential contributions are important to the success of the Company, and any Parents and Subsidiaries that exist now or in the future, by offering them an opportunity to participate in the Company’s future performance through the grant of Awards.  Capitalized terms not defined elsewhere in the text are defined in Section 27.

2. SHARES SUBJECT TO THE PLAN.

2.1 Number of Shares Available.   Subject to Sections 2.5 and 22 and any other applicable provisions hereof, the total number of Shares reserved and available for grant and issuance pursuant to this Plan is ~~Twenty-Eight~~Thirty-Six Million Nine Hundred Seventy-Three Thousand One Hundred Ninety-One (~~28~~36,973,191) Shares plus (i) any reserved shares not issued or subject to outstanding grants under the Company’s 2001 Stock Option Plan (the “Prior Plan”) on the Effective Date (as defined below),  (ii) shares that are subject to stock options granted under the Prior Plan that cease to be subject to such stock options after the Effective Date and (iii) shares issued under the Prior Plan before or after the Effective Date pursuant to the exercise of stock options that are, after the Effective Date, forfeited or shares issued under the Prior Plan that are repurchased by the Company at the original issue price.

2.2 Lapsed, Returned Awards.  Shares subject to Awards, and Shares issued upon exercise of Awards, will again be available for grant and issuance in connection with subsequent Awards under this Plan to the extent such Shares:  (i) are subject to issuance upon exercise of an Option or SAR granted under this Plan but which cease to be subject to the Option or SAR for any reason other than exercise of the Option or SAR; (ii) are subject to Awards granted under this Plan that are forfeited or are repurchased by the Company at the original issue price; (iii) are surrendered pursuant to an Exchange Program; (iv) are subject to Awards granted under this Plan that otherwise terminate without such Shares being issued; or (v) are used to satisfy applicable tax withholding obligations with respect to all types of Awards, except for Options and SARs.  Any Award other than an Option or a SAR shall reduce the number of Shares available for issuance by 1.32 Shares.  With respect to SARs, the gross number of Shares subject to a SAR will cease to be available under the Plan.  Shares used to pay the exercise price of an Award or to satisfy the tax withholding obligations related to an Option or SAR will not become available for future grant or sale under the Plan. To the extent an Award under the Plan is paid out in cash rather than Shares, such cash payment will not result in reducing the number of Shares available for issuance under the Plan.  To the extent that any Award other than an Option or a SAR is forfeited, repurchased or terminates without Shares being issued pursuant to this Section 2.2, Shares may again be available for issuance under this Plan at the rate of 1.32 Shares for every such Share returned to the Plan.

2.3 Minimum Share Reserve.  At all times the Company shall reserve and keep available a sufficient number of Shares as shall be required to satisfy the requirements of all outstanding Awards granted under this Plan and all other outstanding but unvested Awards granted under this Plan.

2.4 Limitations.  No more than Sixteen Million Six Hundred Sixty-Six Thousand Sixty-Six (16,666,666) Shares shall be issued pursuant to the exercise of ISOs.

2.5 Adjustment of Shares.  If the number of outstanding Shares is changed by a stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification or similar change in the capital structure of the Company, without consideration, then (a) the number of Shares reserved for issuance and future grant under the Plan set forth in Section 2.1, (b) the Exercise Prices of and number of Shares subject to outstanding Options and SARs, (c) the number of Shares subject to other outstanding Awards, (d) the maximum number of shares that may be issued as ISOs set forth in Section 2.4, (e) the maximum number of Shares that may be issued to an individual or to a new Employee in any one calendar year set forth in Section 3 and (f) the number of Shares that are granted as Awards to Outside Directors as set forth in Section 12, shall be proportionately adjusted, subject to any required action by the

Board or the stockholders of the Company and in compliance with applicable securities laws; provided that fractions of a Share will not be issued.

2.6. Limitation on Outside Director Awards.  No Outside Director may be granted any Awards or Awards denominated in shares that exceed in the aggregate six hundred thousand dollars ($600,000) in value (such value computed as of the date of grant in accordance with applicable financial accounting rules) in any calendar year, plus an additional aggregate six hundred thousand dollars ($600,000) in value for one-time awards to a newly appointed or elected Outside Director. The foregoing limit shall not apply to any Award made pursuant to deferred compensation arrangements in lieu of all or a portion of cash retainers.

2.7. Vesting/Acceleration Restriction.   No portion of any Award shall vest prior to the first anniversary of the date of grant of the Award; provided, that vesting may accelerate in connection with death, Disability, or a Corporate Transaction. For purposes of Awards to Outside Directors, a vesting period will be deemed to be one year if it runs from the date of one annual meeting of the Company’s stockholders to the next annual meeting of the Company’s stockholders. Notwithstanding the foregoing, up to 5% of the Shares authorized for grant pursuant to Section 2.1may be granted with a minimum vesting schedule of less than one year.

3. ELIGIBILITY.  ISOs may be granted only to Employees.  All other Awards may be granted to Employees, Consultants, Directors and Outside Directors of the Company or any Parent or Subsidiary of the Company; provided such Consultants, Directors and Outside Directors render bona fide services not in connection with the offer and sale of securities in a capital-raising transaction.  No Participant will be eligible to receive more than One Million Five Hundred Thousand (1,500,000) Shares in any calendar year under this Plan pursuant to the grant of Awards except that new Employees of the Company or of a Parent or Subsidiary of the Company (including new Employees who are also officers and directors of the Company or any Parent or Subsidiary of the Company) are eligible to receive up to a maximum of One Million Five Hundred Thousand (1,500,000) Shares in the calendar year in which they commence their employment.

4. ADMINISTRATION.

4.1 Committee Composition; Authority.  This Plan will be administered by the Committee or by the Board acting as the Committee.  Subject to the general purposes, terms and conditions of this Plan, and to the direction of the Board, the Committee will have full power to implement and carry out this Plan, except, however, the Board shall establish the terms for the grant of an Award to Outside Directors.  The Committee will have the authority to:

(a) construe and interpret this Plan, any Award Agreement and any other agreement or document executed pursuant to this Plan;

(b) prescribe, amend and rescind rules and regulations relating to this Plan or any Award;

(c) select persons to receive Awards;

(d) determine the form and terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Awards may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Committee will determine;

(e) determine the number of Shares or other consideration subject to Awards;

(f) determine the Fair Market Value in good faith, if necessary;

(g) determine whether Awards will be granted singly, in combination with, in tandem with, in replacement of, or as alternatives to, other Awards under this Plan or any other incentive or compensation plan of the Company or any Parent or Subsidiary of the Company;

(h) grant waivers of Plan or Award conditions;

(i) determine the vesting, exercisability and payment of Awards;

(j) correct any defect, supply any omission or reconcile any inconsistency in this Plan, any Award or any Award Agreement;

(k) determine whether an Award has been earned;

(l) determine the terms and conditions of any, and to institute any Exchange Program;

(m) reduce or waive any criteria with respect to Performance Factors;

(n) adjust Performance Factors to take into account changes in law and accounting or tax rules as the Committee deems necessary or appropriate to reflect the impact of extraordinary or unusual items, events or circumstances to avoid windfalls or hardships provided that such adjustments are consistent with the regulations promulgated under Section 162(m) of the Code with respect to persons whose compensation is subject to Section 162(m) of the Code; and

(o) make all other determinations necessary or advisable for the administration of this Plan.

4.2 Committee Interpretation and Discretion.  Any determination made by the Committee with respect to any Award shall be made in its sole discretion at the time of grant of the Award or, unless in contravention of any express term of the Plan or Award, at any later time, and such determination shall be final and binding on the Company and all persons having an interest in any Award under the Plan.  Any dispute regarding the interpretation of the Plan or any Award Agreement shall be submitted by the Participant or Company to the Committee for review.  The resolution of such a dispute by the Committee shall be final and binding on the Company and the Participant.  The Committee may delegate to one or more executive officers the authority to review and resolve disputes with respect to Awards held by Participants who are not Insiders, and such resolution shall be final and binding on the Company and the Participant.

4.3 Section 162(m) of the Code and Section 16 of the Exchange Act.  When necessary or desirable for an Award to qualify as “performance-based compensation” under Section 162(m) of the Code the Committee shall include at least two persons who are “outside directors” (as defined under Section 162(m) of the Code) and at least two (or a majority if more than two then serve on the Committee) such “outside directors” shall approve the grant of such Award and timely determine (as applicable) the Performance Period and any Performance Factors upon which vesting or settlement of any portion of such Award is to be subject. When required by Section 162(m) of the Code, prior to settlement of any such Award at least two (or a majority if more than two then serve on the Committee) such “outside directors” then serving on the Committee shall determine and certify in writing the extent to which such Performance Factors have been timely achieved and the extent to which the Shares subject to such Award have thereby been earned. Awards granted to Insiders must be approved by two or more “non-employee directors” (as defined in the regulations promulgated under Section 16 of the Exchange Act).

4.4 Awards subject to Company Clawback or Recoupment Policy.   All Awards granted after the adoption of the Company's Compensation Recovery Policy (the "Policy") and subject to applicable law, shall be subject to clawback or recoupment pursuant to the Policy or any other compensation clawback or recoupment policy that may be adopted by the Board (or its Compensation Committee) from time to time thereafter or required by law during the term of Participant’s employment or other service with the Company that is applicable to executive officers, employees, directors or other service providers of the Company, and in addition to any other remedies available under such policy and applicable law, may require the cancellation of outstanding Awards and the recoupment of any gains realized with respect to Awards.

5. OPTIONS.  The Committee may grant Options to Participants and will determine whether such Options will be Incentive Stock Options within the meaning of the Code (“ISOs”) or Nonqualified Stock Options (“NQSOs”), the

number of Shares subject to the Option, the Exercise Price of the Option, the period during which the Option may be exercised, and all other terms and conditions of the Option, subject to the following:

5.1 Option Grant.  Each Option granted under this Plan will identify the Option as an ISO or an NQSO.  An Option may be, but need not be, awarded upon satisfaction of such Performance Factors during any Performance Period as are set out in advance in the Participant’s individual Award Agreement.  If the Option is being earned upon the satisfaction of Performance Factors, then the Committee will: (x) determine the nature, length and starting date of any Performance Period for each Option; and (y) select from among the Performance Factors to be used to measure the performance, if any.  Performance Periods may overlap and Participants may participate simultaneously with respect to Options that are subject to different performance goals and other criteria.

5.2 Date of Grant.  The date of grant of an Option will be the date on which the Committee makes the determination to grant such Option, or a specified future date.  The Award Agreement and a copy of this Plan will be delivered to the Participant within a reasonable time after the granting of the Option.

5.3 Exercise Period.  Options may be exercisable within the times or upon the conditions as set forth in the Award Agreement governing such Option; provided,  however, that no Option will be exercisable after the expiration of ten (10) years from the date the Option is granted; and provided further that no ISO granted to a person who, at the time the ISO is granted, directly or by attribution owns more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any Parent or Subsidiary of the Company (“Ten Percent Shareholder”) will be exercisable after the expiration of five (5) years from the date the ISO is granted.  The Committee also may provide for Options to become exercisable at one time or from time to time, periodically or otherwise, in such number of Shares or percentage of Shares as the Committee determines.

5.4 Exercise Price.  The Exercise Price of an Option will be determined by the Committee when the Option is granted; provided that: (i) the Exercise Price of any Option (both ISOs and NQOs) will be not less than one hundred percent (100%) of the Fair Market Value of the Shares on the date of grant and (ii) the Exercise Price of any ISO granted to a Ten Percent Shareholder will not be less than one hundred ten percent (110%) of the Fair Market Value of the Shares on the date of grant.  Payment for the Shares purchased may be made in accordance with Section 11.  Notwithstanding the foregoing, NQSOs may be granted with an exercise price of less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant solely pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code.

5.5 Method of Exercise.  Any Option granted hereunder will be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Committee and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share.  An Option will be deemed exercised when the Company receives: (i) notice of exercise (in such form as the Committee may specify from time to time) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised (together with applicable withholding taxes). Full payment may consist of any consideration and method of payment authorized by the Committee and permitted by the Award Agreement and the Plan. Shares issued upon exercise of an Option will be issued in the name of the Participant. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares, notwithstanding the exercise of the Option. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 2.5 of the Plan. Exercising an Option in any manner will decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

5.6 Termination.  The exercise of an Option will be subject to the following (except as may be otherwise provided in an Award Agreement):

(a) If the Participant is Terminated for any reason except for Cause or the Participant’s death or Disability, then the Participant may exercise such Participant’s Options only to the extent that such Options would have been exercisable by the Participant on the Termination Date no later than three (3) months after the Termination Date (or such shorter time period or longer time period not exceeding five (5) years as may be determined by the Committee, with any exercise beyond three (3) months after the Termination Date deemed to be an NQSO), but in any event no later than the expiration date of the Options.

(b) If the Participant is Terminated because of the Participant’s death (or the Participant dies within three (3) months after a Termination other than for Cause or because of the Participant’s Disability), then the Participant’s Options may be exercised only to the extent that such Options would have been exercisable by the Participant on the Termination Date and must be exercised by the Participant’s legal representative, or authorized assignee, no later than twelve (12) months after the Termination Date (or such shorter time period not less than six (6) months or longer time period not exceeding five (5) years as may be determined by the Committee, with any exercise beyond (a) three (3) months after the Termination Date when the Termination is for any reason other than the Participant’s death, or (b) twelve (12) months after the Termination Date when the Termination is for the Participant’s death, deemed to be an NQSO), but in any event no later than the expiration date of the Options.

(c) If the Participant is Terminated because of the Participant’s Disability, then the Participant’s Options may be exercised only to the extent that such Options would have been exercisable by the Participant on the Termination Date and must be exercised by the Participant (or the Participant’s legal representative or authorized assignee) no later than twelve (12) months after the Termination Date (with any exercise beyond (a) three (3) months after the Termination Date when the Termination is for a Disability that is not a “permanent and total disability” as defined in Section 22(e)(3) of the Code, or (b) twelve (12) months after the Termination Date when the Termination is for a Disability that is a “permanent and total disability” as defined in Section 22(e)(3) of the Code, deemed to be exercise of an NQSO), but in any event no later than the expiration date of the Options.

(d) If the Participant is terminated for Cause, then Participant’s Options shall expire on such Participant’s Termination Date, or at such later time and on such conditions as are determined by the Committee, but in any no event later than the expiration date of the Options.

5.7 Limitations on Exercise.  The Committee may specify a minimum number of Shares that may be purchased on any exercise of an Option, provided that such minimum number will not prevent any Participant from exercising the Option for the full number of Shares for which it is then exercisable.

5.8 Limitations on ISOs.  With respect to Awards granted as ISOs, to the extent that the aggregate Fair Market Value of the Shares with respect to which such ISOs are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds one hundred thousand dollars ($100,000), such Options will be treated as NQSOs. For purposes of this Section 5.8, ISOs will be taken into account in the order in which they were granted. The Fair Market Value of the Shares will be determined as of the time the Option with respect to such Shares is granted.  In the event that the Code or the regulations promulgated thereunder are amended after the Effective Date to provide for a different limit on the Fair Market Value of Shares permitted to be subject to ISOs, such different limit will be automatically incorporated herein and will apply to any Options granted after the effective date of such amendment.

5.9 Modification, Extension or Renewal.  The Committee may modify, extend or renew outstanding Options and authorize the grant of new Options in substitution therefor, provided that any such action may not, without the written consent of a Participant, impair any of such Participant’s rights under any Option previously granted.  Any outstanding ISO that is modified, extended, renewed or otherwise altered will be treated in accordance with Section 424(h) of the Code.  Subject to Section 18 of this Plan, by written notice to affected Participants, the Committee may reduce the Exercise Price of outstanding Options without the consent of such Participants; provided,  however, that the Exercise Price may not be reduced below the Fair Market Value on the date the action is taken to reduce the Exercise Price.

5.10 No Disqualification.  Notwithstanding any other provision in this Plan, no term of this Plan relating to ISOs will be interpreted, amended or altered, nor will any discretion or authority granted under this Plan be exercised, so as to disqualify this Plan under Section 422 of the Code or, without the consent of the Participant affected, to disqualify any ISO under Section 422 of the Code.

6. RESTRICTED STOCK AWARDS.

6.1 Awards of Restricted Stock.  A Restricted Stock Award is an offer by the Company to sell to a Participant Shares that are subject to restrictions (“Restricted Stock”).  The Committee will determine to whom an offer will be made, the number of Shares the Participant may purchase, the Purchase Price, the restrictions under which the Shares will be subject and all other terms and conditions of the Restricted Stock Award, subject to the Plan.

6.2 Restricted Stock Purchase Agreement.  All purchases under a Restricted Stock Award will be evidenced by an Award Agreement.  A Participant accepts a Restricted Stock Award by signing and delivering to the Company an Award Agreement with full payment of the Purchase Price, within thirty (30) days from the date the Award Agreement was delivered to the Participant.  If the Participant does not accept such Award within thirty (30) days, then the offer of such Restricted Stock Award will terminate, unless the Committee determines otherwise.

6.3 Purchase Price.  The Purchase Price for a Restricted Stock Award will be determined by the Committee and may be less than Fair Market Value on the date the Restricted Stock Award is granted.  Payment of the Purchase Price must be made in accordance with Section 11 of the Plan, and the Award Agreement.

6.4 Terms of Restricted Stock Awards.  Restricted Stock Awards will be subject to such restrictions as the Committee may impose or are required by law.  These restrictions may be based on completion of a specified number of years of service with the Company or upon completion of Performance Factors, if any, during any Performance Period as set out in advance in the Participant’s Award Agreement.  Prior to the grant of a Restricted Stock Award, the Committee shall: (a) determine the nature, length and starting date of any Performance Period for the Restricted Stock Award; (b) select from among the Performance Factors to be used to measure performance goals, if any; and (c) determine the number of Shares that may be awarded to the Participant.  Performance Periods may overlap and a Participant may participate simultaneously with respect to Restricted Stock Awards that are subject to different Performance Periods and having different performance goals and other criteria.

6.5 Termination of Participant.  Except as may be set forth in the Participant’s Award Agreement, vesting ceases on such Participant’s Termination Date (unless determined otherwise by the Committee).

7. STOCK BONUS AWARDS.

7.1 Awards of Stock Bonuses.  A Stock Bonus Award is an award to an eligible person of Shares (which may consist of Restricted Stock or Restricted Stock Units) for services to be rendered or for past services already rendered to the Company or any Parent or Subsidiary.  All Stock Bonus Awards shall be made pursuant to an Award Agreement.  No payment from Participant will be required for Shares awarded pursuant to a Stock Bonus Award.

7.2 Terms of Stock Bonus Awards.  The Committee will determine the number of Shares to be awarded to the Participant under a Stock Bonus Award and any restrictions thereon.  These restrictions may be based upon completion of a specified number of years of service with the Company or upon satisfaction of performance goals based on Performance Factors during any Performance Period as set out in advance in the Participant’s Stock Bonus Agreement.  Prior to the grant of any Stock Bonus Award the Committee shall: (a) determine the nature, length and starting date of any Performance Period for the Stock Bonus Award; (b) select from among the Performance Factors to be used to measure performance goals; and (c) determine the number of Shares that may be awarded to the Participant.  Performance Periods may overlap and a Participant may participate simultaneously with respect to Stock Bonus Awards that are subject to different Performance Periods and different performance goals and other criteria.

7.3 Form of Payment to Participant.  Payment may be made in the form of cash, whole Shares, or a combination thereof, based on the Fair Market Value of the Shares earned under a Stock Bonus Award on the date of payment.

7.4 Termination of Participation.  Except as may be set forth in the Participant’s Award Agreement, vesting ceases on such Participant’s Termination Date (unless determined otherwise by the Committee).

8. STOCK APPRECIATION RIGHTS.

8.1 Awards of SARs.  A Stock Appreciation Right (“SAR”) is an award to a Participant that may be settled in cash, or Shares (which may consist of Restricted Stock), having a value equal to (a) the difference between the Fair Market Value on the date of exercise over the Exercise Price multiplied by (b) the number of Shares with respect to which the SAR is being settled (subject to any maximum number of Shares that may be issuable as specified in an Award Agreement).  All SARs shall be made pursuant to an Award Agreement.

8.2 Terms of SARs.  The Committee will determine the terms of each SAR including, without limitation: (a) the number of Shares subject to the SAR; (b) the Exercise Price and the time or times during which the SAR may be settled; (c) the consideration to be distributed on settlement of the SAR; and (d) the effect of the Participant’s Termination on each SAR.  The Exercise Price of the SAR will be determined by the Committee when the SAR is granted, and may not be less than Fair Market Value.  A SAR may be awarded upon satisfaction of Performance Factors, if any, during any Performance Period as are set out in advance in the Participant’s individual Award Agreement.  If the SAR is being earned upon the satisfaction of Performance Factors, then the Committee will: (x) determine the nature, length and starting date of any Performance Period for each SAR; and (y) select from among the Performance Factors to be used to measure the performance, if any.  Performance Periods may overlap and Participants may participate simultaneously with respect to SARs that are subject to different Performance Factors and other criteria.

8.3 Exercise Period and Expiration Date.  A SAR will be exercisable within the times or upon the occurrence of events determined by the Committee and set forth in the Award Agreement governing such SAR.  The SAR Agreement shall set forth the expiration date; provided that no SAR will be exercisable after the expiration of ten (10) years from the date the SAR is granted.  The Committee may also provide for SARs to become exercisable at one time or from time to time, periodically or otherwise (including, without limitation, upon the attainment during a Performance Period of performance goals based on Performance Factors), in such number of Shares or percentage of the Shares subject to the SAR as the Committee determines.  Except as may be set forth in the Participant’s Award Agreement, vesting ceases on such Participant’s Termination Date (unless determined otherwise by the Committee).  Notwithstanding the foregoing, the rules of Section 5.6 also will apply to SARs.

8.4 Form of Settlement.  Upon exercise of a SAR, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying (i) the difference between the Fair Market Value of a Share on the date of exercise over the Exercise Price; times (ii) the number of Shares with respect to which the SAR is exercised. At the discretion of the Committee, the payment from the Company for the SAR exercise may be in cash, in Shares of equivalent value, or in some combination thereof.

9. RESTRICTED STOCK UNITS.

9.1 Awards of Restricted Stock Units.  A Restricted Stock Unit (“RSU”) is an award to a Participant covering a number of Shares that may be settled in cash, or by issuance of those Shares (which may consist of Restricted Stock).  All RSUs shall be made pursuant to an Award Agreement.

9.2 Terms of RSUs.  The Committee will determine the terms of an RSU including, without limitation: (a) the number of Shares subject to the RSU; (b) the time or times during which the RSU may be settled; and (c) the consideration to be distributed on settlement, and the effect of the Participant’s Termination on each RSU.  An RSU may be awarded upon satisfaction of such Performance Factors (if any) during any Performance Period as are set out in advance in the Participant’s Award Agreement.  If the RSU is being earned upon satisfaction of Performance Factors, then the Committee will: (x) determine the nature, length and starting date of any Performance Period for the RSU; (y) select from among the Performance Factors to be used to measure the performance, if any; and (z) determine the number of Shares deemed subject to the RSU.  Performance Periods may overlap and participants may participate simultaneously with respect to RSUs that are subject to different Performance Periods and different performance goals and other criteria.

9.3 Form and Timing of Settlement.  Payment of earned RSUs shall be made as soon as practicable after the date(s) determined by the Committee and set forth in the Award Agreement. The Committee, in its sole discretion, may settle earned RSUs in cash, Shares, or a combination of both.

9.4 Termination of Participant.  Except as may be set forth in the Participant’s Award Agreement, vesting ceases on such Participant’s Termination Date (unless determined otherwise by the Committee).

10. PERFORMANCE SHARES.

10.1 Awards of Performance Shares.  A Performance Share Award is an award to a Participant denominated in Shares that may be settled in cash, or by issuance of those Shares (which may consist of Restricted Stock).  Grants of Performance Shares shall be made pursuant to an Award Agreement.

10.2 Terms of Performance Shares.  The Committee will determine, and each Award Agreement shall set forth, the terms of each award of Performance Shares including, without limitation: (a) the number of Shares deemed subject to such Award; (b) the Performance Factors and Performance Period that shall determine the time and extent to which each award of Performance Shares shall be settled; (c) the consideration to be distributed on settlement, and the effect of the Participant’s Termination on each award of Performance Shares.  In establishing Performance Factors and the Performance Period the Committee will: (x) determine the nature, length and starting date of any Performance Period; (y) select from among the Performance Factors to be used; and (z) determine the number of Shares deemed subject to the award of Performance Shares.  Prior to settlement the Committee shall determine the extent to which Performance Shares have been earned.  Performance Periods may overlap and Participants may participate simultaneously with respect to Performance Shares that are subject to different Performance Periods and different performance goals and other criteria.

10.3 Value, Earning and Timing of Performance Shares.  Each Performance Share will have an initial value equal to the Fair Market Value of a Share on the date of grant.  After the applicable Performance Period has ended, the holder of Performance Shares will be entitled to receive a payout of the number of Performance Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding Performance Factors or other vesting provisions have been achieved. The Committee, in its sole discretion, may pay earned Performance Shares in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned Performance Shares at the close of the applicable Performance Period) or in a combination thereof.

10.4 Termination of Participant.  Except as may be set forth in the Participant’s Award Agreement, vesting ceases on such Participant’s Termination Date (unless determined otherwise by the Committee).

11. PAYMENT FOR SHARE PURCHASES.

Payment from Participant for Shares purchased pursuant to this Plan may be made in cash or by check or, where expressly approved for the Participant by the Committee and where permitted by law (and to the extent not otherwise set forth in the applicable Award Agreement):

(a) by cancellation of indebtedness of the Company to the Participant;

(b) by surrender of shares of the Company held by the Participant that have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Award will be exercised or settled;

(c) by waiver of compensation due or accrued to the Participant for services rendered or to be rendered to the Company or a Parent or Subsidiary of the Company;

(d) by consideration received by the Company pursuant to a broker-assisted and/or same day sale (or other) cashless exercise program implemented by the Company in connection with the Plan;

(e) by any combination of the foregoing; or

(f) by any other method of payment as is permitted by applicable law.

12. GRANTS TO OUTSIDE DIRECTORS.

12.1 Types of Awards.  Outside Directors are eligible to receive any type of Award offered under this Plan except ISOs.  Awards pursuant to this Section 12 may be automatically made pursuant to policy adopted by the Board, or made from time to time as determined in the discretion of the Board.

12.2 Eligibility.  Awards pursuant to this Section 12 shall be granted only to Outside Directors.  An Outside Director who is elected or re-elected as a member of the Board will be eligible to receive an Award under this Section 12.

12.3 Vesting, Exercisability and Settlement.  Except as set forth in Section 21, Awards shall vest, become exercisable and be settled as determined by the Board.  With respect to Options and SARs, the exercise price granted to Outside Directors shall not be less than the Fair Market Value of the Shares at the time that such Option or SAR is granted.

13. WITHHOLDING TAXES.

13.1 Withholding Generally.  Whenever Shares are to be issued in satisfaction of Awards granted under this Plan, the Company may require the Participant to remit to the Company an amount sufficient to satisfy applicable federal, state, local and international withholding tax requirements prior to the delivery of Shares pursuant to exercise or settlement of any Award.  Whenever payments in satisfaction of Awards granted under this Plan are to be made in cash, such payment will be net of an amount sufficient to satisfy applicable federal, state, local and international withholding tax requirements.

13.2 Stock Withholding.  The Committee, in its sole discretion and pursuant to such procedures as it may specify from time to time, may require or permit a Participant to satisfy such tax withholding obligation, in whole or in part by (without limitation) (i) paying cash, (ii) electing to have the Company withhold otherwise deliverable cash or Shares having a Fair Market Value equal to ~~the minimum~~ up to the maximum statutory amount, ~~required to be withheld~~ or (iii) delivering to the Company already-owned Shares having a Fair Market Value equal to up to the maximum~~the minimum~~ statutory amount~~required to be withheld~~. The Fair Market Value of the Shares to be withheld or delivered will be determined as of the date that the taxes are required to be withheld.

14. TRANSFERABILITY.  Unless determined otherwise by the Committee, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution.  If the Committee makes an Award transferable, such Award will contain such additional terms and conditions as the Committee deems appropriate.  All Awards shall be exercisable: (i) during the Participant’s lifetime only by (A) the Participant, or (B) the Participant’s guardian or legal representative; and (ii) after the Participant’s death, by the legal representative of the Participant’s heirs or legatees

15. PRIVILEGES OF STOCK OWNERSHIP; RESTRICTIONS ON SHARES.

15.1 Voting and Dividends.  No Participant will have any of the rights of a shareholder with respect to any Shares until the Shares are issued to the Participant.  After Shares are issued to the Participant, the Participant will be a shareholder and have all the rights of a shareholder with respect to such Shares, including the right to vote and receive all dividends or other distributions made or paid with respect to such Shares; provided, that if such Shares are Restricted Stock, then any new, additional or different securities the Participant may become entitled to receive with respect to such Shares by virtue of a stock dividend, stock split or any other change in the corporate or capital structure of the Company will be subject to the same restrictions as the Restricted Stock; provided,  further, that the Participant will have no right to retain such stock dividends or stock distributions with respect to Shares that are repurchased at the Participant’s Purchase Price or Exercise Price, as the case may be, pursuant to Section 15.2.

15.2 Restrictions on Shares.  At the discretion of the Committee, the Company may reserve to itself and/or its assignee(s) a right to repurchase (a “Right of Repurchase”) a portion of any or all Unvested Shares held by a Participant following such Participant’s Termination at any time within ninety (90) days after the later of the Participant’s Termination Date and the date the Participant purchases Shares under this Plan, for cash and/or cancellation of purchase money indebtedness, at the Participant’s Purchase Price or Exercise Price, as the case may be.

16. CERTIFICATES.  All certificates for Shares or other securities delivered under this Plan will be subject to such stock transfer orders, legends and other restrictions as the Committee may deem necessary or advisable, including restrictions under any applicable federal, state or foreign securities law, or any rules, regulations and other requirements of the SEC or any stock exchange or automated quotation system upon which the Shares may be listed or quoted.

17. ESCROW; PLEDGE OF SHARES.  To enforce any restrictions on a Participant’s Shares, the Committee may require the Participant to deposit all certificates representing Shares, together with stock powers or other instruments of transfer approved by the Committee, appropriately endorsed in blank, with the Company or an agent designated by the Company to hold in escrow until such restrictions have lapsed or terminated, and the Committee may cause a legend or legends referencing such restrictions to be placed on the certificates.  Any Participant who is permitted to execute a promissory note as partial or full consideration for the purchase of Shares under this Plan will be required to pledge and deposit with the Company all or part of the Shares so purchased as collateral to secure the payment of the Participant’s obligation to the Company under the promissory note; provided,  however, that the Committee may require or accept other or additional forms of collateral to secure the payment of such obligation and, in any event, the Company will have full recourse against the Participant under the promissory note notwithstanding any pledge of the Participant’s Shares or other collateral.  In connection with any pledge of the Shares, the Participant will be required to execute and deliver a written pledge agreement in such form as the Committee will from time to time approve.  The Shares purchased with the promissory note may be released from the pledge on a pro rata basis as the promissory note is paid.

18. REPRICING; EXCHANGE AND BUYOUT OF AWARDS.  Provided that stockholder approval is first obtained, the Committee (a) may reprice (i.e., reduce the Exercise Price) of) Options or SARs; (b) may, at any time or from time to time, implement an Exchange Program; or (c) may reduce the Exercise Price of outstanding Options or SARs without the consent of affected Participants by a written notice to them.

19. SECURITIES LAW AND OTHER REGULATORY COMPLIANCE.  An Award will not be effective unless such Award is in compliance with all applicable federal and state securities laws, rules and regulations of any governmental body, and the requirements of any stock exchange or automated quotation system upon which the Shares may then be listed or quoted, as they are in effect on the date of grant of the Award and also on the date of exercise or other issuance.  Notwithstanding any other provision in this Plan, the Company will have no obligation to issue or deliver certificates for Shares under this Plan prior to: (a) obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and/or (b) completion of any registration or other qualification of such Shares under any state or federal law or ruling of any governmental body that the Company determines to be necessary or advisable.  The Company will be under no obligation to register the Shares with the SEC or to effect compliance with the registration, qualification or listing requirements of any state securities laws, stock exchange or automated quotation system, and the Company will have no liability for any inability or failure to do so.

20. NO OBLIGATION TO EMPLOY.  Nothing in this Plan or any Award granted under this Plan will confer or be deemed to confer on any Participant any right to continue in the employ of, or to continue any other relationship with, the Company or any Parent or Subsidiary of the Company or limit in any way the right of the Company or any Parent or Subsidiary of the Company to terminate Participant’s employment or other relationship at any time.

21. CORPORATE TRANSACTIONS.

21.1 Assumption or Replacement of Awards by Successor.  In the event of a Corporate Transaction any or all outstanding Awards may be assumed or replaced by the successor corporation, which assumption or replacement shall be binding on all Participants.  In the alternative, the successor corporation may substitute equivalent Awards or provide substantially similar consideration to Participants as was provided to stockholders (after taking into account the existing provisions of the Awards).  The successor corporation may also issue, in place of outstanding

Shares of the Company held by the Participant, substantially similar shares or other property subject to repurchase restrictions no less favorable to the Participant.  In the event such successor or acquiring corporation (if any) refuses to assume, convert, replace or substitute Awards, as provided above, pursuant to a Corporate Transaction, then notwithstanding any other provision in this Plan to the contrary, such Awards will expire on such transaction at such time and on such conditions as the Board will determine; the Board (or, the Committee, if so designated by the Board) may, in its sole discretion, accelerate the vesting of such Awards in connection with such a Corporate Transaction in which the successor or acquiring corporation (if any) refuses to assume, convert, replace or substitute Awards.  In addition, in the event such successor or acquiring corporation (if any) refuses to assume, convert, replace or substitute Awards, as provided above, pursuant to a Corporate Transaction, the Committee will notify the Participant in writing or electronically that such Award will be exercisable for a period of time determined by the Committee in its sole discretion, and such Award will terminate upon the expiration of such period.  Awards need not be treated similarly in a Corporate Transaction.

Notwithstanding anything to the contrary in this Section 21.1, the Committee, in its sole discretion, may grant Awards that provide for acceleration upon a Corporate Transaction or in other events in the specific Award Agreements.

21.2 Assumption of Awards by the Company.  The Company, from time to time, also may substitute or assume outstanding awards granted by another company, whether in connection with an acquisition of such other company or otherwise, by either; (a) granting an Award under this Plan in substitution of such other company’s award; or (b) assuming such award as if it had been granted under this Plan if the terms of such assumed award could be applied to an Award granted under this Plan.  Such substitution or assumption will be permissible if the holder of the substituted or assumed award would have been eligible to be granted an Award under this Plan if the other company had applied the rules of this Plan to such grant.  In the event the Company assumes an award granted by another company, the terms and conditions of such award will remain unchanged (except that the Purchase Price or the Exercise Price, as the case may be, and the number and nature of Shares issuable upon exercise or settlement of any such Award will be adjusted appropriately pursuant to Section 424(a) of the Code).

21.3 Outside Directors’ Awards.  Notwithstanding any provision to the contrary herein, in the event of a Corporate Transaction, the vesting of all Awards granted to Outside Directors shall accelerate and such Awards shall become exercisable (as applicable) in full prior to the consummation of such event at such times and on such conditions as the Committee determines.

22. ADOPTION AND SHAREHOLDER APPROVAL.  This Plan shall be submitted for the approval of the Company’s shareholders, consistent with applicable laws, within twelve (12) months before or after the date this Plan is adopted by the Board.

23. TERM OF PLAN.  Unless earlier terminated as provided herein, this Plan will become effective on the Effective Date and will terminate on June 4, 2025.  This Plan and all Awards granted hereunder shall be governed by and construed in accordance with the laws of the State of Delaware.

24. AMENDMENT OR TERMINATION OF PLAN.  The Board may at any time terminate or amend this Plan in any respect, including, without limitation, amendment of any form of Award Agreement or instrument to be executed pursuant to this Plan; provided,  however, that the Board will not, without the approval of the shareholders of the Company, amend this Plan in any manner that requires such shareholder approval; provided further, that a Participant’s Award shall be governed by the version of this Plan then in effect at the time such Award was granted.

25. NONEXCLUSIVITY OF THE PLAN.  Neither the adoption of this Plan by the Board, the submission of this Plan to the shareholders of the Company for approval, nor any provision of this Plan will be construed as creating any limitations on the power of the Board to adopt such additional compensation arrangements as it may deem desirable, including, without limitation, the granting of stock awards and bonuses otherwise than under this Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

26. INSIDER TRADING POLICY.  Each Participant who receives an Award shall comply with any policy adopted by the Company from time to time covering transactions in the Company’s securities by Employees, officers and/or directors of the Company.

27. DEFINITIONS.  As used in this Plan, and except as elsewhere defined herein, the following terms will have the following meanings:

“Award” means any award under the Plan, including any Option, Restricted Stock, Stock Bonus, Stock Appreciation Right, Restricted Stock Unit or award of Performance Shares.

“Award Agreement” means, with respect to each Award, the written or electronic agreement between the Company and the Participant setting forth the terms and conditions of the Award, which shall be in substantially a form (which need not be the same for each Participant) that the Committee has from time to time approved, and will comply with and be subject to the terms and conditions of this Plan.

“Board” means the Board of Directors of the Company.

“Cause” means (a) the commission of an act of theft, embezzlement, fraud, dishonesty, (b) a breach of fiduciary duty to the Company or a Parent or Subsidiary, or (c) a failure to materially perform the customary duties of Employee’s employment.

“Code” means the United States Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

“Committee” means the Compensation Committee of the Board or those persons to whom administration of the Plan, or part of the Plan, has been delegated as permitted by law.

“Company” means Glu Mobile Inc., or any successor corporation.

“Consultant” means any person, including an advisor or independent contractor, engaged by the Company or a Parent or Subsidiary to render services to such entity.

“Corporate Transaction” means the occurrence of any of the following events: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then-outstanding voting securities; (ii) the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; (iii) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

“Director” means a member of the Board.

“Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code, provided, however, that except with respect to Awards granted as ISOs, the Committee in its discretion may determine whether a total and permanent disability exists in accordance with non-discriminatory and uniform standards adopted by the Committee from time to time, whether temporary or permanent, partial or total, as determined by the Committee.

“Effective Date” means the date of the underwritten initial public offering of the Company’s Common Stock pursuant to a registration statement is declared effective by the SEC.

“Employee” means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Exercise Price” means the price at which a holder of an Option or SAR may purchase the Shares issuable upon exercise of an Option or SAR.

“Exchange Program” means a program pursuant to which outstanding Awards are surrendered, cancelled or exchanged for cash, the same type of Award or a different Award (or combination thereof).

“Fair Market Value” means, as of any date, the value of a share of the Company’s Common Stock determined as follows:

(a) if such Common Stock is then quoted on the Nasdaq Global Select Market, the Nasdaq Global Market or the Nasdaq Capital Market (collectively, the “Nasdaq Market”), its closing price on the Nasdaq Market on the date of determination, or if there are no sales for such date, then the last preceding business day on which there were sales, as reported in The Wall Street Journal or such other source as the Board or the Committee deems reliable;

(b) if such Common Stock is publicly traded and is then listed on a national securities exchange, its closing price on the date of determination on the principal national securities exchange on which the Common Stock is listed or admitted to trading as reported in The Wall Street Journal or such other source as the Board or the Committee deems reliable;

(c) if such Common Stock is publicly traded but is neither quoted on the Nasdaq Market nor listed or admitted to trading on a national securities exchange, the average of the closing bid and asked prices on the date of determination as reported in The Wall Street Journal or such other source as the Board or the Committee deems reliable;

(d) in the case of an Option or SAR made on the Effective Date, the price per share at which shares of the Company’s Common Stock are initially offered for sale to the public by the Company’s underwriters in the initial public offering of the Company’s Common Stock pursuant to a registration statement filed with the SEC under the Securities Act; or

(e) if none of the foregoing is applicable, by the Board or the Committee in good faith.

“Insider” means an officer or director of the Company or any other person whose transactions in the Company’s Common Stock are subject to Section 16 of the Exchange Act.

“Option” means an award of an option to purchase Shares pursuant to Section 5.

“Outside Director” means a Director who is not an Employee of the Company or any Parent or Subsidiary.

“Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if each of such corporations other than the Company owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

“Participant” means an Employee, Consultant or Director (including Outside Directors) who receives an Award under this Plan.

“Performance Factors” means the factors selected by the Committee, which may include, but are not limited to the, the following measures (whether or not in comparison to other peer companies) to determine whether the performance goals established by the Committee and applicable to Awards have been satisfied:

•	Net revenue and/or net revenue growth;
•	Earnings per share and/or earnings per share growth;
•	Earnings before income taxes and amortization and/or earnings before income taxes and amortization growth;
•	Operating income and/or operating income growth;
•	Net income and/or net income growth;
•	Total stockholder return and/or total stockholder return growth;
•	Return on equity;
•	Operating cash flow return on income;
•	Adjusted operating cash flow return on income;
•	Economic value added;
•	Individual business objectives; and
•	Company specific operational metrics.

“Performance Period” means the period of service determined by the Committee, not to exceed five (5) years, during which years of service or performance is to be measured for the Award.

“Performance Share” means an Award granted pursuant to Section 10 of the Plan.

“Plan” means this Glu Mobile Inc. 2007 Equity Incentive Plan.

“Purchase Price” means the price to be paid for Shares acquired under the Plan, other than Shares acquired upon exercise of an Option or SAR.

“Restricted Stock Award” means an award of Shares pursuant to Section 6 of the Plan, or issued pursuant to the early exercise of an Option.

“Restricted Stock Unit” means an Award granted pursuant to Section 9 of the Plan.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Shares” means shares of the Company’s Common Stock, as adjusted pursuant to Sections 2 and 21, and any successor security.

“Stock Appreciation Right” means an Award granted pursuant to Section 8 of the Plan.

“Stock Bonus” means an Award granted pursuant to Section 7 of the Plan.

“Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

“Termination” or “Terminated” means, for purposes of this Plan with respect to a Participant, that the Participant has for any reason ceased to provide services as an employee, officer, director, consultant, independent contractor or advisor to the Company or a Parent or Subsidiary of the Company.  An employee will not be deemed to have ceased to provide services in the case of (i) sick leave, (ii) military leave, or (iii) any other leave of absence approved by the Committee; provided, that such leave is for a period of not more than 90 days, unless reemployment upon the expiration of such leave is guaranteed by contract or statute or unless provided otherwise pursuant to formal policy adopted from time to time by the Company and issued and promulgated to employees in writing.  In the case of any employee on an approved leave of absence, the Committee may make such provisions respecting suspension of vesting of the Award while on leave from the employ of the Company or a Parent or Subsidiary of the Company as it may deem appropriate, except that in no event may an Award be exercised after the expiration of the term set forth in the applicable Award Agreement.  The Committee will have sole discretion to determine whether a Participant has ceased to provide services and the effective date on which the Participant ceased to provide services (the “Termination Date”).

“Unvested Shares” means Shares that have not yet vested or are subject to a right of repurchase in favor of the Company (or any successor thereto).

APPENDIX B

Glu Mobile Inc.

Amended and Restated 2007 Employee Stock Purchase Plan

Adopted by the Board of Directors on January 25, 2007

~~AND AMENDED THROUGH AUGUST 1, 2011~~AS PROPOSED TO BE AMENDED )

~~(ALL SHARE NUMBERS ADJUSTED TO REFLECT THE 1-FOR-3 REVERSE STOCK SPLIT~~

~~EFFECTED ON MARCH 2, 2007)~~

1.Establishment of Plan.  Glu Mobile Inc. (the “Company”) proposes to grant options for purchase of the Company’s Common Stock to eligible employees of the Company and its Participating Corporations (as hereinafter defined) pursuant to this Employee Stock Purchase Plan (this “Plan”).  For purposes of this Plan, “Parent” and “Subsidiary” shall have the same meanings as “parent corporation” and “subsidiary corporation” in Sections 424(e) and 424(f), respectively, of the Internal Revenue Code of 1986, as amended (the “Code”), and “Corporate Group” shall refer collectively to the Company and all its Parents and Subsidiaries.  “Participating Corporations” are the Company and any Parents or Subsidiaries that the Board of Directors of the Company (the “Board”) designates from time to time as corporations that shall participate in this Plan.  The Company intends this Plan to qualify as an “employee stock purchase plan” under Section 423 of the Code (including any amendments to or replacements of such Section), and this Plan shall be so construed.  Any term not expressly defined in this Plan but defined for purposes of Section 423 of the Code shall have the same definition herein.  A total of ~~2,002,1731~~9,333,333 shares of the Company’s Common Stock is reserved for issuance under this Plan. .   ~~In addition, on each January 1 for the first eight calendar years after the first Offering Date, the aggregate number of shares of the Company’s Common Stock reserved for issuance under the Plan shall be increased automatically by the number of shares equal to one percent (1%) of the total number of outstanding shares of the Company Common Stock on the immediately preceding December 31 (rounded down to the nearest whole share); provided, that the Board or the Committee may in its sole discretion reduce the amount of the increase in any particular year; and, provided further, that the aggregate number of shares issued over the term of this Plan shall not exceed 5,333,333 shares of Common Stock.~~  The number of shares reserved for issuance under this Plan and the maximum number of shares that may be issued under this Plan shall be subject to adjustments effected in accordance with Section 14 of this Plan.

2.Purpose.  The purpose of this Plan is to provide eligible employees of the Company and Participating Corporations with a means of acquiring an equity interest in the Company through payroll deductions, to enhance such employees’ sense of participation in the affairs of the Company and Participating Corporations, and to provide an incentive for continued employment.

3.Administration.  This Plan shall be administered by the Compensation Committee of the Board or by the Board (either referred to herein as the “Committee”).  Subject to the provisions of this Plan and the limitations of Section 423 of the Code or any successor provision in the Code, all questions of interpretation or application of this Plan shall be determined by the Committee and its decisions shall be final and binding upon all Participants.  Members of the Committee shall receive no compensation for their services in connection with the administration of this Plan, other than standard fees as established from time to time by the Board for services rendered by Board members serving on Board committees.  All expenses incurred in connection with the administration of this Plan shall be paid by the Company.

~~1Includes (a) an initial reserve of 666,666 shares of Common Stock and (b) 290,223, 295,841 303,599 and 445,844 shares of Common Stock automatically added on January 1, 2008, January 1, 2009, January 1, 2010 and January 1, 2011, respectively, pursuant to this Section 1.~~

4.Eligibility.  Any employee of the Company or the Participating Corporations is eligible to participate in an Offering Period (as hereinafter defined) under this Plan except the following:

(a) employees who are not employed by the Company or a Participating Corporation for at least two (2) weeks prior to the beginning of such Offering Period or prior to such other time period as specified by the Committee;

(b)  employees who are customarily employed for twenty (20) hours or less per week;

(c)  employees who are customarily employed for five (5) months or less in a calendar year;

(d) employees who, together with any other person whose stock would be attributed to such employee pursuant to Section 424(d) of the Code, own stock or hold options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any of its Participating Corporations or who, as a result of being granted an option under this Plan with respect to such Offering Period, would own stock or hold options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any of its Participating Corporations;

(e)  employees who do not meet any other eligibility requirements that the Committee may choose to impose (within the limits permitted by the Code); and

(f)  individuals who provide services to the Company or any of its Participating Corporations as independent contractors who are reclassified as common law employees for any reason except for federal income and employment tax purposes.

5.Offering Dates.

(a)  The offering periods of this Plan (each, an “Offering Period”) may be of up to twenty-four (24) months duration and shall commence and end at the times designated by the Committee.  Each Offering Period may consist of up to five (5) purchase periods (individually, a “Purchase Period”) during which payroll deductions of Participants are accumulated under this Plan.

(b)  The initial Offering Period shall commence on the date on which the Registration Statement covering the initial public offering of shares of the Company’s Common Stock is declared effective by the U.S. Securities and Exchange Commission (the “Effective Date”), and shall end with the Purchase Date that occurs on or prior to the February 14 or August 14 that first occurs six months or more after the Effective Date.  The initial Offering Period shall consist of a single Purchase Period.  Thereafter and through August 14, 2009, a six-month Offering Period shall commence on each February 15 and August 15, with each such Offering Period also consisting of a single six-month Purchase Period.  Thereafter, a six-month Offering Period shall commence on each February 22 and August 22, with each such Offering Period consisting of a single six-month Purchase Period.

(c)  The first business day of each Offering Period is referred to as the “Offering Date,” however, for the initial Offering Period this shall be the Effective Date.  The last business day of each Purchase Period is referred to as the “Purchase Date.”  The Committee shall have the power to change these terms as provided in Section 25 below.

6.Participation in this Plan.

(a)  Any employee who is an eligible employee determined in accordance with Section 4 immediately prior to the initial Offering Period will be automatically enrolled in the initial Offering Period under this Plan.  With respect to subsequent Offering Periods, any eligible employee determined in accordance with Section 4 will be eligible to participate in this Plan, subject to the requirement of Section 6(b) hereof and the other terms and provisions of this Plan.  Eligible employees who meet the eligibility requirements set forth in Section 4 and who are either automatically enrolled in the initial offering period or who elect to participate in the this Plan pursuant to Section 6(b) are referred to herein as a “Participant” or collectively as “Participants.”

(b)  Notwithstanding the foregoing, (i) an eligible employee may elect to decrease the number of shares of Common Stock that such employee would otherwise be permitted to purchase for the initial Offering Period under the Plan and/or purchase shares of Common Stock for the initial Offering Period through payroll deductions by delivering a subscription agreement to the Company within thirty (30) days after the filing of an effective registration statement pursuant to Form S-8 and (ii) the Committee may set a later time for filing the subscription agreement authorizing payroll deductions for all eligible employees with respect to a given Offering Period.  With respect to Offering Periods after the initial Offering Period, a Participant may elect to participate in this Plan by submitting a subscription agreement prior to the commencement of the Offering Period (or such earlier date as the Committee may determine) to which such agreement relates.

(c)    Once an employee becomes a Participant in an Offering Period, then such Participant will automatically participate in the Offering Period commencing immediately following the last day of such prior Offering Period unless the Participant withdraws or is deemed to withdraw from this Plan or terminates further participation in the Offering Period as set forth in Section 11 below.  Such Participant is not required to file any additional subscription agreement in order to continue participation in this Plan.

7.Grant of Option on Enrollment.  Becoming a Participant with respect to an Offering Period will constitute the grant (as of the Offering Date) by the Company to such Participant of an option to purchase on the Purchase Date up to that number of shares of Common Stock of the Company determined by a fraction, the numerator of which is the amount accumulated in such Participant’s payroll deduction account during such Purchase Period and the denominator of which is the lower of (i) eighty-five percent (85%) of the fair market value of a share of the Company’s Common Stock on the Offering Date (but in no event less than the par value of a share of the Company’s  Common Stock), or (ii) eighty-five percent (85%) of the fair market value of a share of the Company’s  Common Stock on the Purchase Date (but in no event less than the par value of a share of the Company’s  Common Stock) provided, however, that for the Purchase Period within the initial Offering Period the numerator shall be fifteen percent (15%) of the Participant’s compensation for such Purchase Period and provided,  further, that the number of shares of the Company’s Common Stock subject to any option granted pursuant to this Plan shall not exceed the lesser of (x) the maximum number of shares set by the Committee pursuant to Section 10(b) below with respect to the applicable Purchase Date, or (y) the maximum number of shares which may be purchased pursuant to Section 10(a) below with respect to the applicable Purchase Date.  The fair market value of a share of the Company’s Common Stock shall be determined as provided in Section 8 below.

8.Purchase Price.  The purchase price per share at which a share of Common Stock will be sold in any Offering Period shall be eighty-five percent (85%) of the lesser of:

(a)  The fair market value on the Offering Date; or

(b)  The fair market value on the Purchase Date.

The term “fair market value” means, as of any date, the value of a share of the Company’s Common Stock determined as follows:

(i)  if such Common Stock is then listed on a national securities exchange, its closing price on the date of determination on the principal national securities exchange on which the Common Stock is listed or admitted to trading as reported in The Wall Street Journal or such other source as the Committee deems reliable; or

(ii)  if such Common Stock is publicly traded but is not admitted to trading on a national securities exchange, the average of the closing bid and asked prices on the date of determination as reported in The Wall Street Journal or such other source as the Committee deems reliable; and

(iii) with respect to the initial Offering Period, “fair market value” on the Offering Date shall be the price at which shares of Common Stock are offered to the public pursuant to the Registration Statement covering the initial public offering of shares of the Company’s Common Stock.

9.Payment of Purchase Price; Payroll Deduction Changes; Share Issuances.

(a)  The purchase price of the shares is accumulated by regular payroll deductions made during each Offering Period.  The deductions are made as a percentage of the Participant’s compensation in one percent (1%) increments not less than one percent (1%), nor greater than fifteen percent (15%) or such lower limit set by the Committee.  Compensation shall mean all W-2 cash compensation categorized by the Company as base salary or regular hourly wages, and expressly excluding commissions, overtime, shift premiums, bonuses and incentive compensation, plus draws against commissions, provided,  however, that for purposes of determining a Participant’s compensation, any election by such Participant to reduce his or her regular cash remuneration under Sections 125 or 401(k) of the Code shall be treated as if the Participant did not make such election.  Payroll deductions shall commence on the first payday following the last Purchase Date (first payday following the effective date of filing with the U.S. Securities and Exchange Commission a securities registration statement for the Plan with respect to the initial Offering Period) and shall continue to the end of the Offering Period unless sooner altered or terminated as provided in this Plan.

(b)  A Participant may decrease the rate of payroll deductions during an Offering Period by filing with the Company a new authorization for payroll deductions, with the new rate to become effective for the next payroll period commencing after the Company’s receipt of the authorization and continuing for the remainder of the Offering Period unless changed as described below.  Such change in the rate of payroll deductions may be made at any time during an Offering Period, but not more than one (1) decrease may be made effective during any Purchase Period.  A Participant may increase or decrease the rate of payroll deductions for any subsequent Offering Period by filing with the Company a new authorization for payroll deductions prior to the beginning of such Offering Period, or such other time period as specified by the Committee.

(c)  A Participant may reduce his or her payroll deduction percentage to zero during an Offering Period by filing with the Company a request for cessation of payroll deductions.  Such reduction shall be effective beginning with the next payroll period after the Company’s receipt of the request and no further payroll deductions will be made for the duration of the Offering Period.  Payroll deductions credited to the Participant’s account prior to the effective date of the request shall be used to purchase shares of Common Stock of the Company in accordance with Section (e) below.  A reduction of the payroll deduction percentage to zero shall be treated as such Participant’s withdrawal from such Offering Period, and the Plan, effective as of the day after the next Purchase Date following the filing date of such request with the Company.

(d)  All payroll deductions made for a Participant are credited to his or her account under this Plan and are deposited with the general funds of the Company.  No interest accrues on the payroll deductions.  All payroll deductions received or held by the Company may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.

(e)  On each Purchase Date, so long as this Plan remains in effect and provided that the Participant has not submitted a signed and completed withdrawal form before that date which notifies the Company that the Participant wishes to withdraw from that Offering Period under this Plan and have all payroll deductions accumulated in the account maintained on behalf of the Participant as of that date returned to the Participant, the Company shall apply the funds then in the Participant’s account to the purchase of whole shares of Common Stock reserved under the option granted to such Participant with respect to the Offering Period to the extent that such option is exercisable on the Purchase Date.  The purchase price per share shall be as specified in Section 8 of this Plan.  Any amount remaining in a Participant’s account on a Purchase Date which is less than the amount necessary to purchase a full share of the Company’s Common Stock shall be carried forward, without interest, into the next Purchase Period or Offering Period, as the case may be.  In the event that this Plan has been oversubscribed, all funds not used to purchase shares on the Purchase Date shall be returned to the Participant, without interest.  No Common Stock shall be purchased on a Purchase Date on behalf of any employee whose participation in this Plan has terminated prior to such Purchase Date.

(f)  As promptly as practicable after the Purchase Date, the Company shall issue shares for the Participant’s benefit representing the shares purchased upon exercise of his or her option.

(g)  During a Participant’s lifetime, his or her option to purchase shares hereunder is exercisable only by him or her.  The Participant will have no interest or voting right in shares covered by his or her option until such option has been exercised.

10.Limitations on Shares to be Purchased.

(a)  No Participant shall be entitled to purchase stock under any Offering Period at a rate which, when aggregated with such Participant’s rights to purchase stock, that are also outstanding in the same calendar year(s) (whether under other Offering Periods or other employee stock purchase plans of the Corporate Group), exceeds $25,000 in fair market value, determined as of the Offering Date, (or such other limit as may be imposed by the Code) for each calendar year in which such Offering Period is in effect (hereinafter the “Maximum Share Amount”).  The Company shall automatically suspend the payroll deductions of any Participant as necessary to enforce such limit provided that when the Company automatically resumes such payroll deductions, the Company must apply the rate in effect immediately prior to such suspension.  In addition to the foregoing monetary limit, the Committee may, in its sole discretion, set a maximum number of shares which may be purchased by all Participants on an aggregate basis during any Offering Period (hereinafter, the “Maximum Offering Period Share Amount”), which shall then be the Maximum Offering Period Share Amount for subsequent Offering Periods.  If a new Maximum Offering Period Share Amount is set, then all Participants must be notified of such Maximum Offering Period Share Amount prior to the commencement of the next Offering Period for which it is to be effective.  The Maximum Offering Period Share Amount shall continue to apply with respect to all succeeding Offering Periods unless revised by the Committee as set forth above.  If the number of Shares to be purchased on a Purchase Date by all Participants exceeds the number of shares that comprise the Maximum Offering Period Share Amount, then the number of shares to be purchased shall be allocated on a pro-rata basis in as uniform a manner as shall be reasonably practicable and as the Committee shall determine to be equitable.  In such event, the Company shall give written notice of such allocation to affected Participants.

(b)  The Committee may, in its sole discretion, set a lower maximum number of shares which may be purchased by any Participant during any Offering Period than that determined under Section 10(a) above, which shall then be the Maximum Share Amount for subsequent Offering Periods.  If a new Maximum Share Amount is set, then all Participants must be notified of such Maximum Share Amount prior to the commencement of the next Offering Period for which it is to be effective.  The Maximum Share Amount shall continue to apply with respect to all succeeding Offering Periods unless revised by the Committee as set forth above.

(c)  If the number of shares to be purchased on a Purchase Date by all Participants exceeds the number of shares then available for issuance under this Plan, then the Company will make a pro rata allocation of the remaining shares in as uniform a manner as shall be reasonably practicable and as the Committee shall determine to be equitable.  In such event, the Company shall give written notice of such reduction of the number of shares to be purchased under a Participant’s option to each Participant affected.

(d)  Any payroll deductions accumulated in a Participant’s account which are not used to purchase stock due to the limitations in this Section 10, and not covered by Section 9(e), shall be returned to the Participant as soon as practicable after the end of the applicable Purchase Period, without interest.

11.Withdrawal.

(a)  Each Participant may withdraw from an Offering Period under this Plan by signing and delivering to the Company a written notice to that effect on a form provided for such purpose by the Company.  Such withdrawal may be elected at any time prior to the end of an Offering Period, or such other time period as specified by the Committee.

(b)  Upon withdrawal from this Plan, the accumulated payroll deductions shall be returned to the withdrawn Participant, without interest, and his or her interest in this Plan shall terminate.  In the event a Participant voluntarily elects to withdraw from this Plan, he or she may not resume his or her participation in this Plan during the same Offering Period, but he or she may participate in any Offering Period under this Plan which commences on a date subsequent to such withdrawal by filing a new authorization for payroll deductions in the same manner as set forth in Section 6 above for initial participation in this Plan.

12.Termination of Employment.  Termination of a Participant’s employment for any reason, including retirement, death, disability, or the failure of a Participant to remain an eligible employee of the Company or of a Participating Corporation, immediately terminates his or her participation in this Plan.  In such event, accumulated payroll deductions credited to the Participant’s account will be returned to him or her or, in the case of his or her death, to his or her legal representative, without interest.  For purposes of this Section 12, an employee will not be deemed to have terminated employment or failed to remain in the continuous employ of the Company or of a Participating Corporation in the case of sick leave, military leave, or any other leave of absence approved by the Company; provided that such leave is for a period of not more than ninety (90) days or reemployment upon the expiration of such leave is guaranteed by contract or statute.

13.Return of Payroll Deductions.  In the event a Participant’s interest in this Plan is terminated by withdrawal, termination of employment or otherwise, or in the event this Plan is terminated by the Board, the Company shall deliver to the Participant all accumulated payroll deductions credited to such Participant’s account.  No interest shall accrue on the payroll deductions of a Participant in this Plan.

14.Capital Changes.  In the event that any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Common Stock or other securities of the Company, or other change in the corporate structure of the Company affecting the Common Stock such that an adjustment is determined by the Committee (in its sole discretion) to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust the number and class of Common Stock which may be delivered under the Plan, the purchase price per share and the number of shares of Common Stock covered by each option under the Plan which has not yet been exercised, and the numerical limits of Sections 1 and 10 shall be proportionately adjusted.

15.Nonassignability.  Neither payroll deductions credited to a Participant’s account nor any rights with regard to the exercise of an option or to receive shares under this Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 22 below) by the Participant.  Any such attempt at assignment, transfer, pledge or other disposition shall be void and without effect.

16.Reports.  Individual accounts will be maintained for each Participant in this Plan.  Each Participant shall receive promptly after the end of each Purchase Period a report of his or her account setting forth the total payroll deductions accumulated, the number of shares purchased, the per share price thereof and the remaining cash balance, if any, carried forward to the next Purchase Period or Offering Period, as the case may be.

17.Notice of Disposition.  Each Participant shall notify the Company in writing if the Participant disposes of any of the shares purchased in any Offering Period pursuant to this Plan if such disposition occurs within two (2) years from the Offering Date or within one (1) year from the Purchase Date on which such shares were purchased (the “Notice Period”).  The Company may, at any time during the Notice Period, place a legend or legends on any certificate representing shares acquired pursuant to this Plan requesting the Company’s transfer agent to notify the Company of any transfer of the shares.  The obligation of the Participant to provide such notice shall continue notwithstanding the placement of any such legend on the certificates.

18.No Rights to Continued Employment.  Neither this Plan nor the grant of any option hereunder shall confer any right on any employee to remain in the employ of the Company or any Participating Corporation, or restrict the right of the Company or any Participating Corporation to terminate such employee’s employment.

19.Equal Rights And Privileges.  All eligible employees shall have equal rights and privileges with respect to this Plan so that this Plan qualifies as an “employee stock purchase plan” within the meaning of Section 423 or any successor provision of the Code and the related regulations.  Any provision of this Plan which is inconsistent with Section 423 or any successor provision of the Code shall, without further act or amendment by the Company, the

Committee or the Board, be reformed to comply with the requirements of Section 423.  This Section 19 shall take precedence over all other provisions in this Plan.

20.Notices.  All notices or other communications by a Participant to the Company under or in connection with this Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

21.Term; Stockholder Approval.  This Plan will become effective on the Effective Date.  This Plan shall be approved by the stockholders of the Company, in any manner permitted by applicable corporate law, within twelve (12) months before or after the date this Plan is adopted by the Board.  No purchase of shares that are subject to such stockholder approval before becoming available under this Plan shall occur prior to stockholder approval of such shares and the Board or Committee may delay any Purchase Date and postpone the commencement of any Offering Period subsequent to such Purchase Date as deemed necessary or desirable to obtain such approval (provided that if a Purchase Date would occur more than twenty-four (24) months after commencement of the Offering Period to which it relates, then such Purchase Date shall not occur and instead such Offering Period shall terminate without the purchase of such shares and Participants in such Offering Period shall be refunded their contributions without interest).  This Plan shall continue until the earlier to occur of (a) termination of this Plan by the Board (which termination may be effected by the Board at any time pursuant to Section 25 below), or (b) the issuance of all of the shares of Common Stock reserved for issuance under this Plan.~~, or (c) the tenth anniversary of the first Purchase Date under the Plan.~~

22.Designation of Beneficiary.

(a)  A Participant may file a written designation of a beneficiary who is to receive any shares and cash, if any, from the Participant’s account under this Plan in the event of such Participant’s death subsequent to the end of a Purchase Period but prior to delivery to him of such shares and cash.  In addition, a Participant may file a written designation of a beneficiary who is to receive any cash from the Participant’s account under this Plan in the event of such Participant’s death prior to a Purchase Date.

(b)  Such designation of beneficiary may be changed by the Participant at any time by written notice.  In the event of the death of a Participant and in the absence of a beneficiary validly designated under this Plan who is living at the time of such Participant’s death, the Company shall deliver such shares or cash to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares or cash to the spouse or to any one or more dependents or relatives of the Participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

23.Conditions Upon Issuance of Shares; Limitation on Sale of Shares.  Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange or automated quotation system upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

24.Applicable Law.  The Plan shall be governed by the substantive laws (excluding the conflict of laws rules) of the State of Delaware.

25.Amendment or Termination.  The Committee, in its sole discretion, may amend, suspend, or terminate the Plan, or any part thereof, at any time and for any reason. If the Plan is terminated, the Committee, in its discretion, may elect to terminate all outstanding Offering Periods either immediately or upon completion of the purchase of shares of Common Stock on the next Purchase Date (which may be sooner than originally scheduled, if determined by the Committee in its discretion), or may elect to permit Offering Periods to expire in accordance with their terms (and subject to any adjustment pursuant to Section 14). If an Offering Period is terminated prior to its previously-scheduled expiration, all amounts then credited to Participants’ accounts for such Offering Period, which have not been used to purchase shares of the Company’s Common Stock, shall be returned to those Participants (without interest thereon, except as otherwise required under local laws) as soon as administratively practicable. Further, the Committee will be entitled to change the Offering Periods, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the administration of the Plan, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of the Company’s Common Stock for each Participant properly correspond with amounts withheld from the Participant’s base salary or regular hourly wages, and establish such other limitations or procedures as the Committee determines in its sole discretion advisable which are consistent with the Plan. Such actions will not require stockholder approval or the consent of any Participants.  However, no amendment shall be made without approval of the stockholders of the Company (obtained in accordance with Section 21 above) within twelve (12) months of the adoption of such amendment (or earlier if required by Section 21) if such amendment would: (a) increase the number of shares that may be issued under this Plan; or (b) change the designation of the employees (or class of employees) eligible for participation in this Plan.

26.Corporate Transactions.

(a)  In the event of a Corporate Transaction (as defined below), each outstanding right to purchase Company Common Stock will be assumed or an equivalent option substituted by the successor corporation or a parent or a subsidiary of the successor corporation.  In the event that the successor corporation refuses to assume or substitute for the purchase right, the Offering Period with respect to which such purchase right relates will be shortened by setting a new Purchase Date (the “New Purchase Date” and will end on the New Purchase Date.  The New Purchase Date shall occur on or prior to the consummation of the Corporate Transaction.

(b)  “Corporate Transaction” means the occurrence of any of the following events: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; or  (ii) the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; or (iii) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

If you would like to reduce the costs incurred by our company in mailing proxy 1234567 VOTE BY MAIL 123,456,789,012.12345 TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. For All Withhold All For All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the The Board of Directors recommends you vote FOR the following: nominee(s) on the line below. 0 0 0 1. Election of Directors Nominees 01 Hany M. Nada 02 Benjamin T. Smith, IV 03 Ben Feder For 0 Against 0 Abstain 0 For 0 2 years 0 For 0 Against 0 3 years 0 Against 0 Abstain 0 Abstain 0 Abstain 0 The Board of Directors recommends you vote FOR proposals 2, 3 and 4. 2. Approval of the amended and restated 2007 Equity Incentive Plan, to among other things, increase the aggregate number of shares of common stock authorized for issuance under the plan by 8,000,000 shares, implement a limitation providing that no equity awards will vest prior to one-year from grant, limit the amount of shares that may be granted to any non-employee director in any calendar year, add a provision providing that any equity awards issued to our executive officers will be subject to any clawback or recoupment policies in effect or as may be amended or adopted from time to time and allow participants to specify the percentage of shares they would like withheld by Glu for tax withholding obligations associated with awards under the plan. 4. An advisory vote to approve the compensation paid to Glu's named executive officers. The Board of Directors recommends you vote FOR 1 YEAR for proposal 5. 1 year 0 5. To indicate, on an advisory basis, the preferred frequency of stockholder advisory votes on the compensation of Glu's named executive officers. The Board of Directors recommends you vote FOR proposal 6. 0 0 0 3. Approval of the amended and restated 2007 Employee Stock Purchase Plan, to among other things, increase the aggregate number of shares of common stock authorized for issuance under the plan by 4,000,000 shares. 6 Ratification of the appointment of PricewaterhouseCoopers LLP as Glu's independent registered public accounting firm for the fiscal year ending December 31, 2017. 0 For address change/comments, mark here. (see reverse for instructions) NOTE: To act upon such other business as may properly come before the meeting or any adjournment thereof. Yes 0 No 0 Please indicate if you plan to attend this meeting Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature

PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 02 0000000000 1 OF 1 1 2 0000335785_1 R1.0.1.15 SHARES CUSIP # JOB #SEQUENCE # VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 John Sample 234567P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. 1234567 Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. NAME THE COMPANY NAME INC. - COMMON THE COMPANY NAME INC. - CLASS A THE COMPANY NAME INC. - CLASS B THE COMPANY NAME INC. - CLASS C THE COMPANY NAME INC. - CLASS D THE COMPANY NAME INC. - CLASS E THE COMPANY NAME INC. - CLASS F THE COMPA N Y NAME INC. - 401 K CONTROL # → SHARES123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 x PAGE1 OF 2 GLU MOBILE INC. 500 HOWARD STREET, SUITE 300 SAN FRANCISCO, CA 94105 Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 8 8 8 1 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1 234567 234567 234567 234567

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report on Form 10-K, Form 10-K is/are available at www.proxyvote.com . GLU MOBILE INC. PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 8, 2017 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby (a) revokes all previous proxies, acknowledges receipt of the notice of annual meeting of stockholders to be held on June 8, 2017 and the proxy statement and annual report and (b) appoints each of Nick Earl and Eric R. Ludwig or either of them the proxy of the undersigned, with full power of substitution, to represent and vote as designated on the reverse side, all of the shares of Common Stock of Glu Mobile Inc. held of record by the undersigned on April 12, 2017, at the Annual Meeting of Stockholders to be held at 500 Howard Street, Suite 300, San Francisco, California 94105, on June 8, 2017, at 10:00 a.m. Pacific Time, and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO COMPLETE, DATE, SIGN AND PROMPTLY MAIL THIS PROXY IN THE ENCLOSED RETURN ENVELOPE SO THAT THE SHARES MAY BE REPRESENTED AT THE MEETING. THIS PROXY, WHEN PROPERLY EXECUTED AND TIMELY RETURNED, WILL BE VOTED AS SPECIFIED. IF NO CHOICE IS SPECIFIED, THEN THIS PROXY WILL BE VOTED FOR each director nominee listed on the proxy card FOR the approval of the amendment and restatement of our 2007 Equity Incentive Plan, FOR the approval of the amendment and restatement of our 2007 Employee Stock Purchase Plan, FOR the compensation of our named executive officers, FOR the annual frequency of future stockholder advisory voting on the compensation of our named executive officers and FOR the ratification of the appointment of PricewaterhouseCoopers LLP as Glu's independent registered public accounting firm for the fiscal year ending December 31, 2017. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting, and at any adjournment or postponement thereof. PLEASE MARK, SIGN, DATE AND PROMPLY RETURN THIS PROXY CARD USING THE ENCLOSED REPLY ENVELOPE. Address change/comments: (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side 0000335785_2 R1.0.1.15